UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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MB Financial, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

April 11, 2014

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of MB Financial, Inc. (the “Company”), I cordially invite you to attend the Company’s Annual Meeting of Stockholders.  The meeting will be held at 8:30 a.m., local time, on Wednesday, May 28, 2014 at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois.

At the meeting, stockholders will vote on (i) the election of nine directors of the Company, (ii) an advisory (non-binding) vote on executive compensation and (iii) the approval of the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan.  The Board of Directors recommends that you vote FOR the election of each of the director nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation and FOR the approval of the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan.

This year we are again using a Securities and Exchange Commission rule to furnish our proxy statement, 2013 Annual Report on Form 10-K and proxy card over the internet to stockholders.  This means that most stockholders will not receive paper copies of these documents.  Instead, these stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting.  If you received only the notice and would like to receive a copy of the printed materials, the notice contains instructions on how you can request copies of these documents.

I encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please read the enclosed proxy statement and then vote by submitting your proxy as promptly as possible.  Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Thank you for your attention to this important matter.

Very truly yours,
 Mitchell Feiger
President and Chief Executive Officer

800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 28, 2014

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of MB Financial, Inc. (the “Company”) will be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Wednesday, May 28, 2014.

The Meeting is for the purpose of considering and acting upon:

1.	the election of nine directors of the Company;

2.	an advisory (non-binding) vote on executive compensation;

3.	the approval of the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan; and

4.	such other matters as may properly come before the Meeting, or any adjournments or postponements of the Meeting.

The Board of Directors is not aware of any other business to properly come before the Meeting.  The Board of Directors recommends a vote FOR the election of each of the director nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation and FOR the approval of the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan.

Stockholders of record at the close of business on March 24, 2014 are the stockholders entitled to vote at the Meeting and any adjournments or postponements of the Meeting.  Stockholders may vote in person at the Meeting or by proxy.  Note, however, that if you hold your shares in street name through a bank, broker or other nominee and wish to vote your shares in person at the Meeting, then you must obtain a legal proxy from the holder of record authorizing you to do so by contacting your bank, broker or other nominee.  The Company reserves the right to limit admission to the Meeting to stockholders of record and persons holding shares in street name who provide appropriate documentation of beneficial ownership, such as a recent brokerage account statement.

By Order of the Board of Directors

Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
April 11, 2014

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.

PROXY STATEMENT

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
_____________________

ANNUAL MEETING OF STOCKHOLDERS
May 28, 2014

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of MB Financial, Inc., a Maryland corporation (the “Company,” “MB Financial,” “we,” “us,” “our”), of proxies to be used at our Annual Meeting of Stockholders (the “Meeting”), to be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Wednesday, May 28, 2014, and all adjournments and postponements of the Meeting.

The accompanying Notice of Annual Meeting and proxy and this Proxy Statement are first being made available to stockholders on or about April 11, 2014.

At the Meeting, our stockholders will be asked to consider and vote upon (i) the election of nine directors of the Company, each for a one-year term, (ii) an advisory (non-binding) vote on executive compensation and (iii) the approval of the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan.

Certain information in this Proxy Statement relates to our bank subsidiary, MB Financial Bank, National Association (the “Bank”).

We have decided again to use the Notice and Access rule adopted by the Securities and Exchange Commission to provide access to our proxy materials over the internet instead of mailing a printed copy of the proxy materials to each stockholder. As a result, on or about April 11, 2014, we will mail to most stockholders only a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet.  If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.

Vote Required and Proxy Information

All shares of the common stock, par value $0.01 per share (“Common Stock”) represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions on such proxies.  If no instructions are indicated, properly executed proxies will be voted for the election of the nominees named in this Proxy Statement, for the advisory vote on executive compensation and for the approval of the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan.  If any other matters properly come before the Meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.  We are not aware of any other matters to properly come before the Meeting.

The Company’s by-laws provide that in an uncontested election of directors, directors will be elected by a majority of the votes cast with respect to each director.  This means that the number of votes cast “FOR” the election of a nominee must exceed the number of votes cast “AGAINST” that nominee in order for that nominee to be elected.  Only “FOR” or “AGAINST” votes are counted as votes cast with respect to a director nominee.  Abstentions and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast.  In a contested election, which is one where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.  The election of directors at the Meeting will not be a contested election.  Therefore, directors will be elected at the Meeting under the majority voting standard described above.

Our corporate governance principles provide that in order for an incumbent director to be nominated for re-election at an annual meeting of stockholders, he or she must, prior to the filing with the Securities and Exchange Commission of the Company’s definitive proxy statement for that meeting, tender his or her irrevocable resignation to the Chairman of the Nominating and Corporate Governance Committee of the Company’s Board of Directors, which resignation will take effect only upon (i) his or her failure to receive the required vote in an uncontested election at the meeting and (ii) the Board’s acceptance of such resignation.  Our corporate governance principles further provide that if a nominee for re-election fails to receive the required vote, the Nominating and Corporate Governance Committee must consider the director’s previously submitted irrevocable resignation and make a recommendation to the Board of Directors on whether to accept or reject such resignation.  The Board of Directors must act on the resignation within 90 days following the date of the final certification of the stockholder vote pertaining to the election, and the Company will promptly thereafter disclose the Board’s decision on whether to accept or reject the resignation and the reasons for the Board’s decision.

The advisory vote on executive compensation and the approval of the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan each requires the affirmative vote of a majority of the votes cast on the matter.  Abstentions and broker non-votes will not be counted as votes cast on these matters.

The holders of a majority of the outstanding shares of the Common Stock, present in person or represented by proxy, will constitute a quorum for purposes of the Meeting.  Abstentions and broker non-votes will be treated as shares present for quorum purposes.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).  Any written notice revoking a proxy should be delivered to Doria Koros, Vice President and Corporate Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.  If your shares are held in “street name” through a bank, broker or other nominee, you must follow the instructions on the form you receive from your bank, broker or other nominee with respect to revoking your proxy.  Your bank, broker or other nominee is prohibited from voting your shares on any matter unless you provide instructions to the bank, broker or nominee on how to vote your shares.  You are encouraged to provide such instructions so that your shares will be voted on the other matters.

Voting Securities and Certain Holders Thereof

Only stockholders of record as of the close of business on March 24, 2014 will be entitled to notice of and to vote at the Meeting.  Each stockholder is entitled to one vote for each share of Common Stock held as of the record date, provided, however, that pursuant to Section F of Article 5 of the Company’s charter, no stockholder who beneficially owns more than 14.9% of the shares of Common Stock outstanding as of that date may vote shares in excess of this limit.  As of that date, 55,328,086 shares of Common Stock were issued and outstanding.  We have no other securities outstanding whose holders are entitled to vote at the Meeting.

The following table sets forth, as of March 24, 2014, certain information as to the beneficial ownership of Common Stock by:  (i) those persons or entities known by us to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for election as director; (iii) each named executive officer, as defined below under “Executive Compensation – Compensation Discussion and Analysis;” and (iv) all directors and executive officers as a group.  Except as indicated otherwise, the address for each person listed below is: c/o MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.  An asterisk denotes beneficial ownership of less than one percent.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
BlackRock, Inc.	5,003,934	(2)	9.04
40 East 52nd Street
New York, NY 10022

Columbia Wanger Asset Management, LLC	4,497,000	(3)	8.13
Columbia Acorn Fund
227 West Monroe Street Suite 3000
Chicago, IL 60606

Dimensional Fund Advisors LP	3,773,329	(4)	6.82
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

The Vanguard Group	3,320,139	(5)	6.00
100 Vanguard Blvd.
Malvem, PA 19355

Wellington Management Company, LLP	3,135,659	(6)	5.67
280 Congress Street
Boston, MA 02210

David P. Bolger	76,691		*
Director

Rosemarie Bouman	125,763		*
Vice President of the Company and Executive Vice President, Administration of the Bank

Robert S. Engelman, Jr.	72,428		*
Director

Mitchell Feiger	797,457		1.44
Director and President and Chief Executive Officer of the Company and the Bank

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Charles J. Gries	58,882		*
Director

James N. Hallene	51,190		*
Vice Chairman

Thomas H. Harvey	281,892	(7)	*
Chairman of the Board

Mark A. Heckler	68,029		*
Executive Vice President, Wealth Management and Commercial Services of the Bank

Richard J. Holmstrom	278,930		*
Director

Karen J. May	39,132		*
Director

Ronald D. Santo	82,019		*
Director of the Company; Chairman of the Bank

Renee Togher	9,178		*
Director

Brian J. Wildman	93,430		*
Executive Vice President, Risk Management of the Bank

Jill E. York	220,612		*
Vice President and Chief Financial Officer of the Company; Executive Vice President
and Chief Financial Officer of the Bank

Directors and executive officers as a group (18 persons)	2,635,097		4.69

________

(1)
With respect to the directors and executive officers, includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers.  Also reflects the holdings of shares by certain of the executive officers through their accounts under our 401(k) profit sharing plan and the holdings by directors and executive officers through our stock deferred compensation plan.  In addition, includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 24, 2014, as follows:  Mr. Bolger – 60,250 shares; Ms. Bouman – 44,147 shares; Mr. Feiger – 337,593 shares; Mr. Gries – 2,550 shares; Mr. Hallene – 33,497 shares; Mr. Heckler – 39,249 shares; Mr. Holmstrom – 56,129 shares; Ms. May – 17,174 shares; Mr. Wildman – 43,281 shares; Ms. York – 127,958 shares; and all directors and executive officers as a group – 890,783 shares.  Also includes 6,837 shares underlying director stock units held by Mr. Gries.

(2)
As reported by BlackRock, Inc. (“BlackRock”) in a Schedule 13G amendment filed with the SEC on January 30, 2014.  Black Rock reported having sole voting power over 4,816,350 shares and sole dispositive power over all 5,003,934 shares.

(3)
As reported by Columbia Wanger Asset Management, LLC (“Columbia Wanger”) and Columbia Acorn Fund in a Schedule 13G amendment filed with the SEC on February 6, 2014.  Columbia Wanger reported having sole voting power over 4,128,000 shares and sole dispositive power over all 4,497,000 shares.  Columbia Acorn Fund reported having sole voting and dispositive powers over 2,860,000 shares.  According to the Schedule 13G amendment, the shares reported by Columbia Wanger include the shares reported by Columbia Acorn Fund.

(4)
As reported by Dimensional Fund Advisors LP (“Dimensional”) in a Schedule 13G amendment filed with the SEC on February 10, 2014.  Dimensional reported having sole voting power over 3,699,096 shares and sole dispositive power over all 3,773,329 shares.

(5)
As reported by The Vanguard Group (“Vanguard”) in a Schedule 13G amendment filed with the SEC on February 11, 2014.  Vanguard reported having sole voting power over 82,644 shares, sole dispositive power over 3,241,960 shares and shared dispositive power over 78,179 shares.

(6)
As reported by Wellington Management Company, LLP (“Wellington”) in a Schedule 13G amendment filed with the SEC on February 14, 2014.  Wellington reported having shared voting power over 2,349,201 shares and shared dispositive power over all 3,135,659 shares.

(7)	Includes 176,119 shares held with the Bank’s trust department which are pledged to secure a line of credit.

PROPOSAL I.  ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of ten members, but will be reduced to nine members as of the time of the Meeting as a result of the retirement of Director Robert S. Engelman, Jr. Mr. Engelman’s term as a director will expire at the time of the Meeting, and he is not permitted to be re-nominated due to the mandatory director retirement provision of the Company’s by-laws.  All directors of the Company are elected annually.

The Board of Directors, acting on the recommendation of the Board's Nominating and Corporate Governance Committee, has approved the director nominees identified in the following table, each for a one-year term.  If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, may approve.  At this time, the Board of Directors knows of no reason why any nominee named in this Proxy Statement may be unable to serve, if elected.

Name	Age	Position(s) Held in the Company	Director Since (1)
David P. Bolger	57	Director	2004
Mitchell Feiger	55	Director and President and Chief Executive Officer of the Company and the Bank	1992
Charles J. Gries	68	Director	2006
James N. Hallene	53	Vice Chairman	2000
Thomas H. Harvey	53	Chairman of the Board	1995
Richard J. Holmstrom	56	Director	1998
Karen J. May	56	Director	2004
Ronald D. Santo	71	Director and Chairman of the Bank	1990
Renee Togher	51	Director	2011
__________

(1)
Includes service with the Company’s predecessors prior to the November 6, 2001 merger of equals (the “MB-MidCity Merger”) between MB Financial, Inc., a Delaware corporation and MidCity Financial Corporation, a Delaware corporation (“MidCity Financial”), which resulted in the Company in its present legal form.

The business experience for at least the past five years of each nominee and standing member of the Board of Directors is set forth below.

David P. Bolger. Mr. Bolger was most recently the Chief Operating Officer of Chicago 2016, the effort to bring the 2016 Olympic and Paralympic Games to Chicago.  Prior to assuming that role, he was Executive Vice President and Chief Financial Officer of Aon Corporation, the world’s largest insurance and reinsurance intermediary, a position held since early 2003.  Prior to joining Aon, Mr. Bolger worked for 21 years at Bank One Corporation and its predecessor companies, serving in various roles including President of American National Bank & Trust Company of Chicago.  Mr. Bolger served as a director of MF Global Holdings, Ltd. from January 2010 to November 2011.  Since January 2012, Mr. Bolger has served as a director and chairman of the audit committee of Chicago-based Ryan Specialty Group, LLC, a global organization which seeks to provide wholesale brokerage, underwriting managers and other specialty insurance services.  Mr. Bolger serves as a director of the Lincoln Park Zoo, the Chicago History Museum, World Sport Chicago, and Merit School of Music, all non-profit entities based in Chicago.  Mr. Bolger has extensive experience in commercial banking and financial reporting.  In addition, his experience as Chief Operating Officer of Chicago 2016 enhanced his organizational and leadership skills and strengthened his many ties to the Chicago community.  Mr. Bolger is Chair of the Board’s Enterprise Risk Committee.

Mitchell Feiger. Mr. Feiger is President and Chief Executive Officer of the Company, positions he held with MB Financial, Inc. from February 1999 until completion of the MB-MidCity Merger.  Mr. Feiger also serves as a director of the Bank and became President and Chief Executive Officer of the Bank in September 2010.  Mr. Feiger began his career with Touche Ross & Company in 1982, and then in 1984 joined Affiliated Banc Group, a bank holding company which was sold in 1987, where he worked in various capacities until eventually becoming Executive Vice President.  Mr. Feiger served as President and a director of Coal City Corporation from 1992 until the completion of the merger of Coal City Corporation into Avondale Financial Corp. (renamed MB Financial, Inc.) in February 1999.  He also served as Chief Executive Officer of Coal City Corporation from October 1998 until completion of that merger.  Mr. Feiger served as a director of Calamos Asset Management, Inc. from 2007 to 2012.  He also serves as a director of the Lurie Children’s Memorial Medical Center/Lurie Children’s Memorial Hospital Board and Community Investment Corporation Board.  Mr. Feiger has more than 25 years of experience in the banking industry, and has served as Chief Executive Officer of the Company or one of its predecessors for more than 15 years.  Mr. Feiger is a native of the Chicago area and earned a Masters of Business Administration from the University of Chicago.  Mr. Feiger brings to the Board extensive industry experience, invaluable knowledge of all aspects of the Company’s business and operations, strong leadership and organizational skills and deep ties to the Chicago area and its local business community.

Charles J. Gries.  Mr. Gries founded Charles J. Gries & Company, LLP, the predecessor firm to CJG Partners LLP, a public accounting firm, in 1983 and currently serves as the managing partner.  From 1968 to 1983, Mr. Gries has served in various capacities in a regional and national CPA firm through the partner level.  Prior to its acquisition by the Company on August 25, 2006, Mr. Gries served as a director of Oak Brook Bank since 1981, and as a director of First Oak Brook Bancshares, Inc. (“First Oak Brook”) since 2002.  With more than 40 years of experience in public accounting and 30 years of experience serving as a bank director, Mr. Gries has in-depth knowledge of accounting and auditing matters affecting financial institutions and is a particularly valuable resource to the Company’s financial management.  Mr. Gries is Chairman of the Board’s Compliance and Audit Committee.

James N. Hallene.  Mr. Hallene founded Capital Concepts, LLC, a Chicago-based private equity investment firm, in 1998 and currently serves as its principal.  He is also a founding partner with CapX Partners, an equipment leasing fund and a licensee of the Small Business Administration’s Small Business Investment Company Program.  Before Capital Concepts, Mr. Hallene co-founded and later sold the data-consolidation company, MaxMiles.  For 15 years Mr. Hallene was employed at American National Bank, a subsidiary of Bank One Corporation, where he oversaw credit, cash management and technology-business units during his tenure.  Mr. Hallene serves on the boards of KeHE Distributors, HallStar Company, VSA Partners, and Resource Land Fund.  Through his prior work in the banking industry and current investment firm positions, Mr. Hallene brings to the Board a diverse array of business experiences and extensive knowledge of corporate governance matters.  Mr. Hallene is Chairman of the Board’s Nominating and Corporate Governance Committee.

Thomas H. Harvey.  Mr. Harvey was appointed Chairman of the Board of Directors of the Company effective December 31, 2006.  Mr. Harvey is the Chief Executive Officer of Energy Innovation: Policy and Technology LLC, an energy and environmental policy firm located in San Francisco.  From 2007 through 2011, Mr. Harvey was the Founder and CEO of the ClimateWorks Foundation, the world’s largest philanthropic program dedicated to achieving low-carbon economic prosperity.  From January 2002 to April 2008, Mr. Harvey served as the Environment Program Director of the William and Flora Hewlett Foundation.  From January 1991 to January 2002, Mr. Harvey served as President of Energy Foundation.  Mr. Harvey’s executive positions with multiple foundations and other organizations provide him with strong organizational and leadership skills, which make him particularly well-suited to serve as Chairman of the Board and as Chairman of the Board’s Executive Committee.  Mr. Harvey also has gained extensive investment experience through his management of the investment portfolio for a foundation and as the manager of multiple financial trusts.  Mr. Harvey holds undergraduate and graduate degrees in engineering from Stanford University, with a focus on large systems management.

Richard J. Holmstrom.  Mr. Holmstrom is Co-Founder and Vice Chairman of Menlo Equities LLC, a real estate investment and development company headquartered in Palo Alto, California.  Prior to co-founding Menlo Equities, Mr. Holmstrom was a partner at the Shidler Group, a private real estate investment company with offices across the United States.  Mr. Holmstrom is a member and past president of the Silicon Valley Chapter of the National Association of Industrial and Office Properties.  He is a co-founder of New Resource Bank based in San Francisco, California.  Mr. Holmstrom is a Trustee of the UC Berkeley Foundation, and a member of the Advisory Board of the UC Berkeley Haas School of Business.  Other outside board experience includes serving as a director of the Stanford Alumni Association.  Mr. Holmstrom brings to the Board extensive knowledge and experience in commercial real estate matters, which is one of the Company’s primary lending areas.  The diversity of his other board experiences provides him with a unique perspective in addressing matters before the Board.

Karen J. May.  Ms. May is Executive Vice President, Global Human Resources of Mondelez International, Inc. (formerly part of Kraft Foods, Inc.).  She joined Kraft Foods in October 2005.  Prior to that, Ms. May was Corporate Vice President, Human Resources, of Baxter International, Inc. and served in that capacity beginning in February 2001.  Ms. May joined Baxter in 1990 as Director, Corporate Audit.  Ms. May held various positions including Vice President/Controller of the U.S. Distribution Business and Vice President of International Finance.  In 1998, Ms. May was named Vice President of Global Planning and Staffing.  In 2000, Ms. May’s responsibilities expanded to include all global human resource functions including compensation, benefits, employee relations, development and employee services.  Prior to joining Baxter, Ms. May worked at PriceWaterhouseCoopers in the Atlanta, Chicago and New York offices.  With her initial career background in financial and accounting-related matters and more recent positions as a senior executive in charge of human resources for two large, publicly held companies, Ms. May brings a wealth of knowledge and experience in multiple areas of critical importance to the Board, especially with regard to compensation matters.  Ms. May is Chair of the Board’s Organization and Compensation Committee.

Ronald D. Santo.  Mr. Santo is Chairman of the Bank, and, prior to his retirement in September 2008, also served as Group President of the Bank and Vice President of the Company.  Prior to the MB-MidCity Merger, Mr. Santo served as Executive Vice President and Secretary of MidCity Financial since 1998 and 1981, respectively, and as President and a director of The Mid-City National Bank of Chicago, a subsidiary of MidCity Financial, since 1998 and 1988, respectively.  In addition, prior to the MB-MidCity Merger, Mr. Santo served as Chief Executive Officer and a director of First National Bank of Elmhurst, a subsidiary of MidCity Financial, since 1986, and Vice Chairman of the Board of First National Bank of Elmhurst since 1993.  Mr. Santo’s career in the banking industry and his prior executive positions with the Company and its predecessors give him a thorough understanding of the Company’s business and invaluable institutional knowledge.

Renee Togher.  Ms. Togher was appointed as a director of the Company in August 2011.  Ms. Togher is President and a director of Chicago-based Azteca Foods, Inc., a family-owned, leading manufacturer of tortilla products.  Ms. Togher also serves on the boards of Illinois Manufacturer’s Association, National Museum of Mexican Art, ADL, Inc. and Mercy Hospital.  She is a past director of Greater Chicago Food Depository and Access Living, Chicago.  Ms. Togher earned her Bachelor’s degree in Business Administration from the University of Illinois, Urbana-Champaign. She completed the Loyola University Family Business Next Generation Leadership Institute Program.  As President of a middle market company in the Chicago area and her strong ties to the Chicago community, Ms. Togher brings to the board business operating experience and first-hand knowledge of local market conditions, which make her a valuable member of the Company’s board.

Executive Officers Who Are Not Also Directors

Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company.

Rosemarie Bouman.  Ms. Bouman, age 57, is Vice President of the Company and Executive Vice President, Administration and a director of the Bank.  Ms. Bouman served in a variety of capacities for First Oak Brook and its subsidiary bank, Oak Brook Bank, from 1983 until our acquisition of First Oak Brook and Oak Brook Bank on August 25, 2006.  Her most recent positions were as Executive Vice President, Chief Operating Officer and Chief Financial Officer of First Oak Brook and as Senior Executive Vice President of Oak Brook Bank. Ms. Bouman previously served as an auditor with Arthur Andersen & Co. from 1979 to 1983.

Burton J. Field.  Mr. Field, age 78, is Vice President of the Company and President of Lease Banking of the Bank.  Mr. Field also is a director of the Bank.  Prior to becoming President of Lease Banking in December 2005, Mr. Field was President of the Bank.  Mr. Field retired as a director of the Company effective December 31, 2005.  Prior to the MB-MidCity Merger, Mr. Field served as President and Chief Executive Officer of Manufacturers Bank since 1983 and as a director of Manufacturers Bank since 1977.  Mr. Field has over 40 years of banking and finance experience, mainly in the areas of commercial lending and leasing.  Mr. Field joined Manufacturers Bank in 1970.

Mark A. Heckler.  Mr. Heckler, age 50, is Executive Vice President, Wealth Management and Commercial Services of the Bank since April 2013. Mr. Heckler is also a director of the Bank. Prior to April 2013, Mr. Heckler was responsible for the Risk Management area of the Bank.  Prior to joining the Company in 2002, he was First Vice President of Bank One and served in various management positions with its predecessor organization, American National Bank and Trust Company of Chicago, since 1985.  Mr. Heckler also served as Chairman of the Board of Norwood Life Care, a not-for-profit senior living facility in Chicago, and is currently a Board member of Norwood Life Services, and Norwood Life Care Foundation, affiliate organizations of Norwood Life Care. He is also a Board member of Delta Dental of Illinois Foundation (DDILF), DDILF is the 501(c)(3) charitable arm of Delta Dental of Illinois and works to support and improve the oral health of people in Illinois, with a specific focus on children.

Larry J. Kallembach.  Mr. Kallembach, age 57, is Executive Vice President, Operations and Technology of the Bank.  Prior to the MB-Mid City merger, Mr. Kallembach served as Senior Vice President of MidCity Financial and Chief Executive Officer of MidCity Information Services since 1998.  Prior to coming to MidCity Financial, he was Executive Vice President of Bank Illinois and served in various management positions with its predecessor organization, Champaign National Bank, since 1978.  Mr. Kallembach is a board member of the Illinois Bankers’ Association.

Edward F. Milefchik.  Mr. Milefchik, age 49, is Executive Vice President, Commercial Banking and a director of the Bank.  Prior to joining the Company in 2008, Mr. Milefchik served as Senior Vice President at Fifth Third Bank’s Chicago affiliate and oversaw the company’s commercial banking operations in the western suburbs of Chicago.  Mr. Milefchik has 26 years of banking experience and previously served 16 years in various capacities for Bank One and its predecessor organization, American National Bank of Chicago.

Susan G. Peterson.  Ms. Peterson, age 64, is Executive Vice President and Chief Retail Banking Officer of the Bank.  Prior to our acquisition of First Oak Brook and Oak Brook Bank, Ms. Peterson served as Executive Vice President and Chief Retail Banking Officer of Oak Brook Bank since 2001, and prior to that served as Vice President and Head of Retail Banking of Oak Brook Bank since joining Oak Brook Bank in 1999.  Ms. Peterson previously served in various retail management positions with First Midwest Bank and Heritage Bank.

Brian J. Wildman.  Mr. Wildman, age 51, is Executive Vice President, Risk Management of the Bank, a position he has held since April 2013. Mr. Wildman is also a director of the Bank. Prior to April 2013, Mr. Wildman was responsible for the Bank's Wealth Management and Commercial Services groups.  Prior to joining the Company in 2003, he was First Vice President of Bank One and served in various management positions with its predecessor organization, American National Bank and Trust Company of Chicago, since 1988.  Mr. Wildman is a member of the Board of Trustees of Missionary Furlough Homes, Inc.

Jill E. York.  Ms. York, age 50, is Vice President and Chief Financial Officer of the Company and Executive Vice President, Chief Financial Officer and a director of the Bank.  Prior to the MB-MidCity Merger, she served as Vice President and Chief Financial Officer of MB Financial, Inc. since joining the Company in August 2000 and also served as Senior Vice President, Chief Financial Officer and a director of Manufacturers Bank.  Ms. York previously served as a partner with the public accounting firm of McGladrey LLP.  She was in public accounting for 15 years and is a member of the Illinois CPA Society.

Director Independence

Our Board of Directors has determined that Directors Bolger, Gries, Hallene, Harvey, Holmstrom, May, Santo and Togher are “independent directors,” as that term is defined in Rule 5605 of the Listing Rules of the NASDAQ Stock Market.

In making its determination that Directors Hallene and May are independent directors, the Board considered the fact that the Bank and LaSalle Systems Leasing, Inc., a subsidiary of the Bank, entered into various ordinary course equipment lease transactions with KeHE Food Distributors, Inc. and KeHE Distributors, LLC (“KeHE”) and Mondelez International, Inc. (“Mondelez”).  Mr. Hallene is a director of KeHE, and Ms. May is an executive officer of Mondelez. Neither Mr. Hallene nor Ms. May had any direct or indirect involvement in these transactions and none of them has received any direct or indirect compensation or other benefits from these transactions.

Board Leadership Structure and Board’s Role in Risk Oversight

Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer of the Company are currently held by two persons, with Mr. Harvey serving as Chairman and Mr. Feiger serving as Chief Executive Officer.  The Board has determined that the separation of these two positions enhances Board independence and oversight.  Moreover, the separation of these positions allows Mr. Feiger to better focus on his primary responsibilities of overseeing the implementation of the Company’s strategic plans and daily consolidated operations, while allowing Mr. Harvey, who is an independent director, to lead the Board in its fundamental role of oversight of management.

Role in Risk Oversight.  Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success.  We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of the risks the Company faces, while the Board has ultimate responsibility for the oversight of risk management.  The Board believes that risk management, including setting appropriate risk appetites, risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of the Company.  Consequently, the Board reviews and monitors risks while overseeing and assessing the Company’s various business units.  Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board integrated the oversight of certain risk areas with the Board’s Enterprise Risk, Compliance and Audit, and Organization and Compensation Committees.  The Board’s Enterprise Risk Committee works with management in connection with its efforts to manage the Company’s overall risk profile, including credit, interest rate, liquidity, operational and reputation/strategic risks.  This Committee also advises management on optimizing the risk/return profile of the Company’s consolidated loan portfolio (including other real estate owned).  In addition, the Compliance and Audit Committee oversees the Company’s internal control, financial reporting and compliance, and the Organization and Compensation Committee oversees the compensation and incentive programs.  These committees regularly provide reports of their activities and recommendations to the full Board.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors has standing Executive, Compliance and Audit, Organization and Compensation, Enterprise Risk, and Nominating and Corporate Governance Committees.  During the year ended December 31, 2013, the Company’s Board of Directors met twelve times.  During 2013, no director of the Company attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she was a member held during the period in which he or she served.

The table below shows current membership for each of the standing Board committees:

Executive Committee	Compliance and Audit Committee	Organization and Compensation Committee	Enterprise Risk Committee	Nominating and Corporate Governance Committee

Thomas H. Harvey(1)	Charles J. Gries(1)	Karen J. May(1)	David P. Bolger(1)	James N. Hallene(1)
Robert S. Engelman, Jr. (2)	David P. Bolger	James N. Hallene	James N. Hallene	Thomas H. Harvey
Mitchell Feiger	Richard J. Holmstrom	Richard J. Holmstrom	Ronald D. Santo	David P. Bolger
James N. Hallene	Renee Togher	Renee Togher	Charles J. Gries
Richard J. Holmstrom

(1) Committee Chair
(2) Director retiring as of May 28, 2014.

Executive Committee

The Company’s Executive Committee generally may exercise the powers of the full Board of Directors between Board meetings.  During 2013, the Executive Committee held one meeting.

Compliance and Audit Committee

The Compliance and Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to:

•	the integrity of our consolidated financial statements and the financial reporting processes,

•	the systems of internal accounting and financial controls,

•	compliance with legal and regulatory requirements and our policies,

•	the annual independent audits of our financial statements and internal control over financial reporting;

•	the independent auditor’s qualifications and independence,

•	the performance of our internal audit function and independent auditors, and

•	any other areas of potential risk to us as may be specified by the Board.

The Compliance and Audit Committee also is responsible for:

•	hiring, retaining and terminating our independent auditors and

•	monitoring our compliance program, loan review process, and senior officer expense reimbursement policies.

The Compliance and Audit Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”  The current members of the Compliance and Audit Committee are “independent” as independence for audit committee members is defined in the NASDAQ Listing Rules.  Our Board of Directors has designated Directors Gries and Bolger as “audit committee financial experts,” as defined in the rules of the Securities and Exchange Commission.  The Compliance and Audit Committee held eleven meetings during fiscal 2013.

Organization and Compensation Committee

In accordance with its charter, the Organization and Compensation Committee is responsible for discharge of certain of the responsibilities of the Board of Directors relating to the compensation of our executive officers. The Committee:

•	Reviews the goals and objectives of our compensation plans and, when deemed appropriate, recommends that the Board amend these plans or adopt new plans;

•
Oversees the evaluation of our senior management, including our Chief Executive Officer and other executive officers, determines the base salary and the target level and actual awards under the annual incentive and long-term incentive programs for our executive officers other than our Chief Executive Officer and recommends to the Board the base salary, target level and actual incentive compensation awards for our Chief Executive Officer;

•	Periodically reviews and recommends to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;

•	Administers our Omnibus Incentive Plan and any other plans which the Board has determined should be administered by the Committee;

•
Approves individual plan awards for our executive officers other than the Chief Executive Officer (after considering the Chief Executive Officer’s recommendations for awards to our other executive officers) and recommends to the Board individual awards for our Chief Executive Officer;

•	Approves the amounts of our contributions under the 401(k) profit sharing plan and non-qualified deferred compensation plans;

•	Reviews the Company’s management succession plan;

•
Conducts such reviews of our incentive and other compensation programs, provides such reports, certifications and disclosures and discharges any other obligations that the Committee may have as a result of our participation in any government program or as may be required by applicable rules or regulations; and

•	Reviews and discusses with management and approves the Compensation Discussion and Analysis and issues the Committee’s report which appears in this Proxy Statement.

The charter authorizes the Organization and Compensation Committee to select and retain a compensation consultant and other advisors to assist the Committee in carrying out its responsibilities. In recent years and continuing through the first part of 2013, the Organization and Compensation Committee retained McLagan, an Aon Hewitt Company (“McLagan”) as its consultant. During the second half of 2013, in anticipation of the Company becoming a significantly larger financial institution following the closing of our pending acquisition of Taylor Capital Group, Inc. (“Taylor Capital”), the Organization and Compensation Committee retained Meridian Compensation Partners LLC (“Meridian”) to serve as its independent compensation consultant, replacing McLagan. The Organization and Compensation Committee chose Meridian based upon the firm’s strong experience and reputation in working with larger banking organizations. Under their respective engagement letters, McLagan and Meridian each acknowledged that the firm was retained by and performs its services for the Organization and Compensation Committee. The Organization and Compensation Committee reviews and pre-approves all fees for services related to executive and director compensation performed by its consultants. The Chairman of the Organization and Compensation Committee reviews and approves of any other compensation-related services which may be provided.
The Organization and Compensation Committee reviewed information provided by McLagan and by Meridian addressing factors relevant under NASDAQ-listing rules in assessing whether McLagan’s work or Meridian’s work for the Committee raised any conflicts of interest. The factors addressed included the extent of business or personal relationships with any member of the Organization and Compensation Committee or any of our executive officers; the level of fees received from the Company relative to the consulting firm’s total revenues; the policies and procedures employed by the firm to address conflicts of interest; and any Company stock owned by the individuals employed by the firm to advise the Company. No conflicts of interest with respect to McLagan’s or Meridian’s advice were identified by the Organization and Compensation Committee.

In performing their work for the Organization and Compensation Committee, both consultants interacted with Company management as part of the process for developing information and data required by the Committee.
McLagan advised and assisted the Organization and Compensation Committee with its review of executive compensation practices, including competitiveness of pay levels, design issues, market trends and technical considerations. In its bi-annual review conducted mid-2012, McLagan developed a peer group, accepted by the Organization and Compensation Committee, for the purpose of executive pay and performance benchmarking in 2013.
Following its engagement, Meridian conducted a complete review of our executive compensation and board compensation programs. At the Organization and Compensation Committee’s request, Meridian developed an updated peer group based on the fact that following the completion of our pending acquisition of Taylor Capital, we are expected to grow to almost $15 billion in total consolidated assets from just below $10 billion in total consolidated assets. Meridian also assisted the Committee with respect to its 2013 year-end decision-making.
Pursuant to our Omnibus Incentive Plan, the Organization and Compensation Committee has delegated authority, within prescribed limits, to grant equity awards to individuals below the executive officer level who are being recruited from other employers or who are existing employees as a means of encouraging them to remain with the Company and/or rewarding them for exceptional performance. See “Executive Compensation-Compensation Discussion and Analysis-Long-Term Incentive.”
The Organization and Compensation Committee meets as necessary. During 2013, the Organization and Compensation Committee met eight times. Meetings are held in the first quarter to determine the extent to which annual incentive bonuses have been earned for the prior year, to review executive base salaries and short-term variable incentive award targets, to consider the amount of the annual 401(k) employer match, the amount of the annual profit sharing contribution and the amount of Company contribution to the non-qualified deferred compensation plan. In 2013, meetings were held in July and August to consider and approve annual long-term equity incentive grants. At its August 2013 meeting, the Committee determined that it would move consideration and approval of annual long-term incentive awards to the first quarter, starting in the first quarter of 2014. The Committee believes that moving the grants to the first quarter will enable the Committee to better coordinate the elements of each executive officer’s total compensation in relation to benchmarking and performance.
At least once per year, the Organization and Compensation Committee reviews a tally sheet for each executive officer, which provides a breakdown of each component of compensation being paid to the executive (i.e., base salary, annual bonus incentive, long-term equity incentives, retirement benefits, perquisites, etc.) and reviews other historical data relating to the compensation of our executive officers. The Committee also meets to review our incentive compensation plans at least annually to determine if such plans encourage excessive risk taking or manipulation of reported earnings and to take steps to mitigate or eliminate such risks. In setting the compensation of executive officers other than the Chief Executive Officer, the Organization and Compensation Committee considers the recommendations of the Chief Executive Officer. For additional information, see “Executive Compensation-Compensation Discussion and Analysis.”
The Organization and Compensation Committee operates under a formal written charter, a copy of which is available on our website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.” The members of the Organization and Compensation Committee are “independent,” as independence for compensation committee members is defined in the NASDAQ Listing Rules.

Enterprise Risk Committee

The Enterprise Risk Committee addresses the challenges and risks the Company faces.  The Enterprise Risk Committee is appointed by the Company’s Board of Directors for the purpose of assisting and advising management in connection with its efforts to manage the overall risk profile of the Company and its subsidiaries, including capital, compliance/legal, credit, interest rate, liquidity, operational and reputation/strategic risk.  The responsibilities of the Enterprise Risk Committee include the following:

•	Provide advice and counsel to management specific to enterprise wide risks;

•	Provide the Board’s view to management on risk matters during the periods between Board meetings;

•
Ensure that the Company has in place an appropriate enterprise-wide process to identify, prioritize, measure and monitor capital, compliance/legal, credit, interest rate, liquidity, operational and reputation/strategic risk;

•	Review, approve and oversee the operation of the Company’s enterprise wide risk management framework, including processes, documentation, reporting and mitigation efforts, as relevant;

•
Provide oversight and strategic direction to management for developing and maintaining risk appetite guidelines by risk type and business line, and approve such guidelines, and receive reports from management personnel on the Company’s adherence to risk appetite guidelines;

•	Assist management in communicating proposed loan portfolio actions and approaches to the Board; and

•	Advise management on optimizing the risk/return profile of the Company’s consolidated loan portfolio (including other real estate owned).

The Enterprise Risk Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”   The Enterprise Risk Committee held four meetings during 2013.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Company’s Board of Directors nominees for election to the Board.  The Nominating and Corporate Governance Committee is also responsible for:

•	Recommending to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
Recommending candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in our charter and by-laws relating to the nomination or appointment of directors, based on the following criteria: business and occupational experience, education, integrity and reputation, independence, conflicts of interest, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to our communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  Although the Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board seeks candidates who further its objective of having a Board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints;

•
Reviewing nominations submitted by stockholders that have been addressed to the Corporate Secretary and that comply with the requirements of our charter and by-laws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	Review proposals submitted by stockholders for business to be conducted at annual meetings of stockholders;

•	Annually recommending to the Board committee assignments and committee chairs on all committees of the Board, and recommending committee members to fill vacancies on committees as necessary;

•	Considering and making recommendations to the Board regarding matters related to our director retirement policy;

•	Periodically evaluating emerging best practices, including the Board’s leadership structure, with respect to corporate governance matters and making recommendations for Board approval;

•	Conducting, at least annually, a performance assessment of the Board and report its findings to the Board;

•
Reviewing, at least annually, our Code of Business Conduct and, if appropriate, recommending modifications to the code for Board approval and considering any requested waivers of code provisions for directors and executive officers;

•
Establishing procedures for the regular ongoing reporting by Board members of any developments that may affect his or her qualifications or independence as a director and making recommendations as deemed appropriate;

•	Reviewing and approving related party transactions pursuant to the policy for such transactions set forth in our Code of Business Conduct (described under “Certain Transactions”);

•
Recommending to the Board a set of corporate governance principles, and review those principles at least annually.  A copy of our Corporate Governance Principles adopted by the Board is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents,” and

•	Performing any other duties or responsibilities delegated to the Committee by the Board.

Pursuant to Article I, Section 6 of our by-laws, nominations for election as directors by stockholders must be made in writing and delivered to the Corporate Secretary of the Company not less than 90 days or more than 120 days prior to the date of the stockholders’ meeting.  If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by us no later than the close of business on the tenth day after the day on which notice of the date of the meeting is mailed or the day on which public announcement of the date of the meeting is first made, whichever occurs first.  In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in our by-laws.

The Nominating and Corporate Governance Committee operates under a formal written charter, a copy of which is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”  The members of the Nominating and Corporate Governance Committee are “independent directors,” as that term is defined in the NASDAQ Listing Rules.  During 2013, the Nominating and Corporate Governance Committee met one time.

Stockholder Communications with Directors

It is our policy that stockholders have the opportunity to communicate directly with members of the Company’s Board of Directors on appropriate matters.  The Board will respond, or cause us to respond, in writing to communications from stockholders concerning appropriate matters addressed to one or more members of the Board.  Stockholders may communicate with our Board of Directors by writing to:  MB Financial, Inc., Attn: (Name of Director), c/o Corporate Secretary, 6111 North River Road, Rosemont, Illinois 60018.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are requested to attend these meetings absent extenuating circumstances.  Last year’s annual meeting of stockholders was attended by all of our ten directors then serving on the Company’s Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about the compensation earned or paid for 2013 to the following individuals, whom we refer to as our “named executive officers:”

•	Mitchell Feiger, President and Chief Executive Officer (“CEO”) of the Company and President and CEO of the Bank;

•	Jill E. York, Vice President and Chief Financial Officer (“CFO”) of the Company and Executive Vice President and Chief Financial Officer of the Bank;

•	Mark A. Heckler, Executive Vice President, Wealth Management and Commercial Services of the Bank (Executive Vice President, Risk Management of the Bank, until April 22, 2013);

•	Rosemarie Bouman, Vice President of the Company and Executive Vice President, Administration of the Bank; and

•	Brian J. Wildman, Executive Vice President, Risk Management of the Bank (Executive Vice President, Wealth Management and Commercial Services of the Bank, until April 22, 2013).

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

Strong Financial Results

Throughout 2013, we executed on our strategy to build a financial institution with lower risk and consistently better returns than peers over the long term. We achieved:

Continued earnings growth and a healthy return on average assets:

•	Increased net income 8.94%;

•	Grew net income available to common stockholders 13.03%;

•	Increased fully diluted earnings per share 11.88%; and

•	Improved return on average assets 0.10%.

Increased fee income:

•	Increased core non-interest income 18.95%; and

•	Expanded core non-interest income to revenues 5.00%.

Improved non-performing loans and non-performing assets:

•	Decreased non-performing loans to total loans 0.16%; and

•	Lowered non-performing assets to total assets 0.26%.

Stronger performance than local peers:

•	Exceeded median peer performance on return on average assets, net interest margin, cost of funds and total stockholder return.

	MBFI 2013	Competitor Median 2013^
Return on average assets	1.05%	0.68%
Net interest margin*	3.59	3.40
Cost of funds	0.32	0.50
Net non-interest expense to average assets**	1.46	1.52
Total stockholder return	64.56	42.50
___________________
*    Fully tax equivalent basis.

**
For a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, please see our Current Report on Form 8-K furnished to the Securities and Exchange Commission on February 27, 2014.

^
Competitors include Chicago MSA-headquartered bank holding companies with assets in the range of $2.0 billion and $18.1 billion at December 31, 2013 and include:  First Midwest Bancorp, Inc., Old Second Bancorp, Inc., PrivateBancorp, Inc., Taylor Capital and Wintrust Financial Corporation.

Substantial returns for our stockholders:

•	Increased closing stock price from $19.75 at the beginning of the year to $32.06 at the end of the year;

•	Provided total stockholder return of 64.56% during 2013; and

•	Paid 2013 dividends of $0.44 per share, a dividend yield of 2.23% from the beginning of the year.

Strategic Growth:

•
Negotiated July 2013 agreement for the pending acquisition of Taylor Capital, which has received the required stockholder approvals and is currently expected to close prior to July 1, 2014, subject to regulatory approvals and the satisfaction of customary closing conditions;

•	Continued integration planning and execution since July 2013; and

•	Expected to grow to approximately $15 billion in total consolidated assets following the closing of the transaction.

Pay-for-Performance
We rewarded performance.

•	We measure our performance against financial goals and metrics that support our strategic objectives and create value for our stockholders;

•	A substantial portion of the pay realized by our CEO and other executive officers rises and falls with our performance;

•	Our strong, above plan results merited a Company-wide score of 107% under the balanced scorecard we use to measure our annual performance; and

•	Above target annual incentives were earned by our CEO and executive officers.

We aligned our executive officers and stockholders.

▪	Half of our CEO and executive officer long-term incentive ties directly to our total stockholder return (“TSR”) relative to the market, and

▪	Strong TSR performance places our long-term incentives on trajectory for significant above target payout.

Best Practices
To encourage long-term value creation, we align our executive officers' interests with the interests of our stockholders and follow good governance practices. Our executive compensation program continues to feature many “best practices:”

•
Pay-for-performance. A substantial percentage of each of our named executive officer’s total target direct compensation is variable, performance-based compensation. For example, the percentage is approximately 70% for our CEO.

•
Performance measures support strategic objectives. The performance measures we use for our annual (short-term) incentive plan reflect strategic and operating objectives we believe will create long-term value for our stockholders.

•
Appropriate risk-taking. We set achievable performance goals that are centered around our internal financial plan, which we believe will not encourage risk taking outside the range of risk inherent in our business plan.

•	Clawback provisions. Incentive compensation is subject to clawback.

•	No new golden parachute excise tax gross-ups. Since 2009, we have not entered into any agreements which provide a golden parachute excise tax gross-up in the event of a change in control.

•
“Double-trigger” benefits in the event of a change in control. In the event of a change in control, the payment of the severance benefits and the acceleration of vesting of time-based long-term incentive awards are “double trigger,” that is, the severance payments and accelerated vesting of continuing incentive awards will not occur unless there is also a qualifying termination of employment upon or after the change in control.

•	No repricing or exchanges of underwater stock options. Our long-term incentive plan prohibits repricing or exchange of underwater stock options without stockholder approval.

•
Significant stock ownership requirement. Our executive officers and directors are required to accumulate and hold stock equal to a multiple of base salary or cash directors’ fees. A director or executive officer who fails to comply with the guidelines may receive fewer equity awards in the future or be required to retain shares received upon vesting of long-term incentive awards.

•
Protective covenants. For the protection of the Company, we require our executive and other senior officers to enter into a protective covenants agreement obligating the officer to comply with confidentiality and restrictive covenants as a condition of receipt of long-term incentive awards. Failure to comply with the agreement may subject the executive to cancellation of awards and a requirement to repay amounts received from awards.

Support for Our Say-on-Pay Vote
At last year’s annual meeting, our stockholders overwhelmingly supported our “say-on-pay” resolution with more than 95% of the votes cast voting to approve the executive compensation disclosed in last year’s proxy statement. We believe the vote reflects strong stockholder acceptance of our executive compensation program, and we made no major changes to our compensation program in 2013.
Compensation Philosophy and Objectives
The Committee establishes, implements and monitors adherence to our compensation philosophy. Our compensation program is designed to attract and retain high caliber people and to motivate and reward key employees for outstanding performance that should result in building and maintaining stockholder value. The Committee has adopted and continues to apply the following executive compensation program policy and underlying philosophy. Specifically, our executive compensation program:

•	Allows us to attract, retain and motivate talented individuals critical to our success;

•	Provides opportunities to coordinate pay with achievement of our annual and long-term performance goals;

•	Encourages achievement of strategic objectives, creation of stockholder value, and alignment of employee and stockholder interests;

•	Recognizes and rewards individual initiative and achievement;

•	Maintains an appropriate balance between base compensation and short-and long-term incentive opportunities; and

•	Properly aligns risk-taking and compensation.

We use base salary and target annual cash bonus to establish an executive’s level of total cash compensation. Base salary is reviewed during the first quarter of each year. Merit increases and market adjustments, if warranted, are considered at that time. These adjustments help insure that we recognize performance and remain competitive for talent.
Bonus opportunities are established at levels intended to provide competitive total cash compensation at target, with the potential to earn total cash compensation below, at or above target. Actual bonus awards are based on business unit, company-wide and individual performance assessments. Bonuses earned in excess of target amounts are generally paid in the form of restricted stock.
A long-term incentive (“LTI”) component, consisting of stock-based awards with multi-year vesting periods, is also a significant part of the overall compensation paid to our executive officers. The LTI component and total cash compensation make up an executive’s total direct compensation. Amounts of target LTI awards are determined based on competitive levels and individual performance and provide the opportunity to realize increased levels of pay as greater levels of stockholder value are created.
The independent consultant retained by the Committee conducts a review of the total direct compensation of our executive officers. McLagan conducted a review in mid-2012 for use in 2013. This review included comparing (benchmarking) the levels of base salary, total cash compensation and total direct compensation which we provide to our executive officers against the levels provided by a peer group. The peer group recommended by McLagan and approved by the Committee included the following financial institution holding companies:

Cullen/Frost Bankers, Inc.	CVB Financial Corp.
First Financial Bancorp.	FirstMerit Corporation
First Midwest Bancorp, Inc.	F.N.B. Corp.
Fulton Financial Corp.	IBERIABANK Corp.
National Penn Bancshares, Inc.	PrivateBancorp, Inc.
Prosperity Bancshares, Inc.	Signature Bank
Taylor Capital Group, Inc.	Texas Capital Bancshares, Inc.
Trustmark Corporation	UMB Financial Corporation
Umpqua Holdings Corp.	United Bancshares, Inc.
Valley National Bancorp	Wintrust Financial Corp.

In recommending and approving these peers, McLagan and the Committee believe these companies represent a good cross-section of financial institutions which, like us, operate in large metropolitan areas and are comparable to our asset size and loan portfolio composition. These institutions ranged in asset size from $4.7 billion to $20.4 billion and maintained a concentration of commercial related loans greater than 50% of total loans as of March 31 2012, as compared to our assets of $9.7 billion and commercial related concentration of approximately 73% of total loans as of that date. We sometimes refer to this peer group as our “benchmarking peer group.”

In keeping with our compensation philosophy, the Committee has adopted the following market benchmark and competitive positioning of the elements of our executive compensation program (“Target” refers to pay that would be provided for on-plan, budgeted performance levels and “Max” refers to pay that would be provided at outstanding performance levels relative to plan):

Base Salary	Total Cash Compensation		Total Direct Compensation
	(Salary and Bonus)		(Salary, Bonus and Long-Term)
	Target	Max	Target	Max
50th percentile	50th percentile	75th - 90th percentile	50th - 60th percentile	75th - 90th percentile

The amount of pay ultimately received by our executive officers will depend upon performance. If performance is strong relative to our goals and our stock price appreciates, executive officers may earn significant rewards from annual and long-term incentives. If performance falls below our goals, annual incentives will be lower or not earned at all. If our stock price performance lags our peers, amounts received under our long-term incentives may be reduced or eliminated.

Base Salary

Over time, an executive officer’s base salary will reflect a combination of factors, including: competitive pay levels relative to the benchmarking peer group; the position’s level of authority, complexity and impact on the achievement of both short-term and long-term corporate goals and objectives; the expertise, experience and skill level of the individual under consideration; the degree to which the officer has achieved his or her management objectives for the previous year; his/her ability to attract highly skilled individuals to the Company and the officer’s overall performance in managing his/her area of responsibility. Although no quantifiable formula or weighting of the above-mentioned factors is used in the decision-making process, as noted above we generally seek to maintain an executive officer’s base salary level competitive around the 50th percentile of our benchmarking peer group (that is, within a range of 15% above or below the benchmark).
In February 2013, the Committee reviewed the base salaries of the named executive officers. Because the Committee and Board had adjusted Mr. Feiger’s base salary in mid-2012 following our exit from the U.S. Treasury's TARP Capital Purchase Program, the Committee determined, and the Board agreed, to leave Mr. Feiger’s base salary unchanged at $775,000. Based upon Mr. Feiger’s recommendation, the Committee increased the base salary of Mr. Heckler by 3.5% to bring his base salary closer to competitive levels and increase the base salaries of Ms. York, Ms. Bouman and Mr. Wildman by 2.0%, in line with 2013 overall company merit increases.

Short-Term Variable Incentive (Annual Bonus)

The short-term variable incentive (annual bonus) opportunity for named executive officers is targeted at a specified percentage of base salary. Bonuses, if any, are paid during the first quarter following assessment of the prior calendar year’s performance. Bonus amounts earned in excess of the target level are generally paid in the form of restricted stock ratably vesting over two years granted under our Omnibus Incentive Plan, with shares valued on the date the bonus is awarded. This plan component has been used for further retention of high performing employees and to introduce a long term component to the program. Target bonuses for 2013, as a percentage of base salary were: Mr. Feiger - 75% and 50% for each of the other named executive officers.
The amount of bonus earned for Mr. Feiger is determined by taking the Company-wide score and multiplying it by his target bonus and individual performance score. For executive officers other than Mr. Feiger, the amount of bonus earned is determined by first combining Company-wide and business unit performance scores (with a 60% weighting assigned to Company-wide performance and a 40% weighting assigned to business unit performance) and multiplying the combined score by the target bonus and the executive officer’s individual performance scores. For example, if an officer other than Mr. Feiger has a target bonus amount of $150,000, and Company-wide performance scores at 110%, business unit performance scores at 85% and his or her individual performance was scored at 95%, the officer would earn a bonus of $142,500 ($150,000 x ((60% x 110%) + (40% x 85%)) x 95%). The final bonus amount is determined by the Committee and may reflect an adjustment from the formula result. The threshold, target and maximum amounts that could have been payable as annual bonuses for 2013 are set forth in the Grants of Plan-Based Awards table under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards.”
Following the close of the year, the Committee determines the Company-wide score based upon the Company scorecard and input from Mr. Feiger, subject to approval by the Board. Mr. Feiger provides the Committee a recommended business unit score and individual performance assessment. For the individual performance assessment, Mr. Feiger provides the Committee with an evaluation of each executive officer and a recommended individual score ranging from 0% to 200%. The Committee itself assigns a score to Mr. Feiger’s individual performance, also generally ranging from 0% to 200%, based on their subjective assessment of his contribution to the Company’s performance. The Committee considers management's assessments, Mr. Feiger's recommendations and its own assessment in determining the final performance scores. Final bonus payments are determined by the Committee, with Mr. Feiger’s bonus amount subject to approval by the Board.

Company-Wide Performance Assessment - 2013. As the Company scorecard set forth in the table below indicates, the performance metrics and goals selected for assessing 2013 Company-wide performance centered on:

•	Revenue growth drivers: core fee income, loans and low cost deposits measured against our 2013 financial plan;

•	Bottom line performance: net income measured against our financial plan and core return on assets relative to scorecard peers;

•	Balance sheet quality: non-performing loans to total loans relative to plan and relative to scorecard peers; and

•	Execution of key strategic initiatives: growth in relationships, success of key fee initiatives and technology gains.

2013 Company Scorecard

(Dollars in millions)
Financial Measures	Target Weight	Target Performance	2013 Performance	Score	Weighted Score
Core Fee Income	15.0%	$150 to $163	$153 (97.9% of plan)	90%	13.5
Loans	10.0	$5,410 to $5,629	$5,354 (97.0% of plan)	68	6.8
Low Cost Deposits	5.0	$5,880 to $6,119	$5,932 (98.9% of plan)	90	4.5
Net Income (1)	20.0	$87 to $100	$100 (107.0% of plan)	120	24.0
Core Return on Assets (peer ranking)	10.0	40th to 69.9th percentile	85.7th percentile	162	16.2
Non-Performing Loans/Total Loans	5.0	1.96% to 1.67%	1.87%	93	4.7
Non-Performing Loans/Total Loans (Peer Ranking)	10.0	40th to 69.9th percentile	64.3rd percentile	113	11.3
Total Financial Measures	75.0				81.0
Key Strategic Initiatives:
Grow Relationships	10.0			95	9.5
New Fee Initiatives	7.5			100	7.5
Technology Gains	7.5			120	9.0
Total Key Strategic Initiatives	25.0				26.0
Total Company-Wide Score	100.0%				107.0%

(1) Excludes the after-tax impact of $2.5 million of expenses, primarily legal and consulting expenses, related to the pending acquisition of Taylor Capital.

The Company scorecard provided management with a balanced set of incentives to continue the growth we experienced in 2012, while maintaining the appropriate emphasis on net income and risk management. The Committee included relative performance for scoring two of the measures to have the ability to gauge performance within the context of the local market operating environment. The peer group for purposes of the scorecard included the five local peers noted above (First Midwest Bancorp, Inc., Old Second Bancorp, Inc., PrivateBancorp, Inc., Taylor Capital and Wintrust Financial Corporation), along with ten other Chicago-area banking institutions with which we compete for business.

The Company’s key strategic initiatives were aligned with our continuing goal to be a higher profit-lower risk company. For 2013, this involved targeted efforts to expand the number of relationships in each of our business units, increased fee income through existing and new products and gains from leveraging technology. We effectively met our goals in the areas of new relationships across several business lines, and in growth in fee revenues as a result of the new relationships. Our gains in technology exceeded our plans, as projects scheduled for completion in 2014 were accelerated in anticipation of the 2014 closing of our pending acquisition of Taylor Capital. However, the pace of new commercial relationships and loan growth fell short of our expectations. As a result, Mr. Feiger recommended and the Committee agreed to assign an overall score of 26.0% with respect to key strategic initiatives, reflecting an above target score in technology gains and offset by the below target score with regard to relationship growth. Based upon the 25% weighting, the key strategic initiatives contributed 26% to the overall Company-wide performance score. The final Company-wide performance score determined by the Committee and recommended to and approved by the Board was 107%. The Committee believes that the final score of 107% appropriately reflects our above-target financial performance and strong execution of key strategic initiatives.

Business Unit Performance Assessment - 2013. The assessment of business unit or department performance applies to each of our named executive officers, except Mr. Feiger.

The performance of the finance department headed by Ms. York was strong in 2013 as it had been in 2012. The area was important to the Company’s ability to achieve improved performance in 2013 through strong balance sheet, capital and financial management and investment portfolio performance and successful integration of Celtic Leasing, an acquisition we closed late in 2012. The department accomplished this while also providing critical assistance with respect to our pending acquisition of Taylor Capital. These efforts merited a department score of 105%.

Our enterprise risk management function, headed initially by Mr. Heckler and then Mr. Wildman, also contributed to our successful 2013. We experienced improving credit quality during the year and continued our efforts to manage and reduce the overall risk in the Company. These results earned a department score of 110%.

The performance of the administrative business function, headed by Ms. Bouman, contributed substantially to our ability to execute on our strategic and operational priorities. Our corporate culture, employee engagement and talent development continued to provide support for successful execution of our strategic initiatives. This performance merited a department score of 110%.

Wealth and Treasury Management led by Mr. Wildman and Mr. Heckler had a strong year in 2013. Growth in fee income, new business relationships and profitability merited a department score of 110%.

Individual Performance Assessments - 2013. In addition to Company-wide and business unit performance, the Committee also considers individual performance. For each individual performance factor, the Committee is provided with a qualitative assessment by Mr. Feiger of the individual contribution of each executive officer (other than himself) to the Company’s performance, with Mr. Feiger scoring each officer’s performance on a scale generally ranging from 0% to 200%. As with the Company-wide and business unit or department performance, the Committee, after considering Mr. Feiger’s assessment, either accepts or modifies the scoring of each executive officer’s individual performance. The Committee itself assigns a score to Mr. Feiger’s individual performance, also generally ranging from 0% to 200%, based on its subjective assessment of his contribution to the Company’s performance.

For Mr. Feiger, the Committee’s evaluation centered on his leadership, recognizing that he is ultimately responsible for the Company’s financial performance and execution of its business plan and strategic initiatives. The Committee noted Mr. Feiger’s contributions to the execution of our business plan and key strategic initiatives and strong financial performance which exceeded our goals for the year. As a result, the Committee recommended, and the Board assigned, a 100% individual performance score to Mr. Feiger.

For the other named executive officers, the Committee considered and accepted Mr. Feiger’s recommendations for individual performance scoring reflecting the effort, leadership, contribution and value delivered to the Company as evidenced by the strong performance of the Company and their departments. Ms. York was awarded an individual performance score of 125% reflecting her contributions in managing the successful integration of Celtic Leasing following our acquisition of the California-based leasing firm in the fourth quarter of 2012. Mr. Heckler received an individual performance score of 115%, reflecting his contributions to our development of a strong enterprise risk governance structure and successful move to head our wealth management and treasury management functions. Ms. Bouman was awarded an individual score of 115%, reflecting her leadership of our talent management and strategic projects. Mr. Wildman was awarded an individual performance score of 115%, recognizing his leadership of the wealth management and treasury management business units and successful transition to lead enterprise risk management.

Final Bonus Amounts - 2013

The resulting cash bonus amounts earned by the named executive officers are set forth in the table below. These amounts were based upon the combination of the Company-wide score (weighted 100% for Mr. Feiger and 60% for the other named executive officers), business unit score (weighted 40%), individual performance, and target bonus percentage. The amounts set forth below reflect the total amount determined pursuant to the formula; the final cash bonus amounts paid are shown in the Non-Equity Incentive Plan column in the Summary Compensation Table and do not include the restricted stock issued for bonus amounts above target.

Name	Target Bonus	Company and Business Unit Score	Individual Performance Score	Combined Score	2013 Annual Incentive
Mitchell Feiger	$581,250	107.0%	100.0%	107.0%	$621,938
Jill E. York	216,000	106.2	125.0	132.8	286,740
Mark A. Heckler	147,500	108.2	115.0	124.4	183,534
Rosemarie Bouman	144,500	108.2	115.0	124.4	179,801
Brian J. Wildman	147,000	108.2	115.0	124.4	182,912
Long-Term Incentive

Long-term incentives in the form of stock-based awards are granted to retain key employees and reward them for sustained appreciation in the market value of our Common Stock, thereby directly aligning their interests with the long-term interest of stockholders. Awards are granted under our Omnibus Incentive Plan. Historically, grants generally had been made annually late in the second quarter or early in the third quarter, based on recommendations of the Committee, on the date of approval by the Board of Directors. At its August 2013 meeting, the Committee determined that it would move consideration and approval of annual long-term incentive awards to the first quarter, starting in the first quarter of 2014. The Committee believes that moving the grants to the first quarter will enable the Committee to better coordinate the elements of each executive officer’s total compensation in relation to benchmarking and performance. In addition, grants may be awarded during the year as appropriate for promotions and new hires. Any such recruitment grants made to individuals below the executive officer level are generally made on the date of hire and are approved by the Chief Executive Officer. A recruitment grant to an individual at the executive officer level would need to be approved by the Committee, and the grant date of such award would be the date of Committee approval. Our Chief Executive Officer also has the authority to grant awards to existing employees below the executive officer level for recognition and retention purposes. As with recruitment grants, these grants must be within prescribed limits and reported to the Committee at its next scheduled meeting after the grant.

In keeping with our overall goal of maintaining an executive officer’s total compensation package (base salary, bonus opportunity and long-term incentive) at a level of the 50th to 65th percentile of our benchmarking peer group, we have established the following target value of long-term incentives for the named executive officers at the following percentages of base salary: 140% for Mr. Feiger, 80% for Ms. York, 75% for Mr. Heckler, Ms. Bouman and Mr. Wildman. Based upon our improved performance and momentum which began in 2012, the Committee established 105% of the target amount as the starting point when making the 2013 LTI awards. Mr. Feiger received LTI awards at 105% of the target amount. Based upon strong individual performance, Mr. Feiger recommended, and the Committee agreed, that Ms. York and Mr. Heckler should receive awards at 115% of the target amount and Ms Bouman and Mr. Wildman should receive awards at 110% of the target amount.

The Committee used a mix of performance share units (“PSUs”), restricted stock and stock options for the annual LTI awards. In keeping with the pay-for-performance philosophy, PSUs represented 50% of the aggregate value of the LTI awards, restricted stock was targeted at 40% of the aggregate value and stock options were 10% of the aggregate value. PSUs and stock options reward future performance. Payouts under PSUs are based on how our three-year total stockholder return compares to the industry. Stock options provide a longer perspective and reward sustained stock price appreciations. Restricted stock has a strong retention feature, aligns our executive officers with stockholder interests and supports stock ownership objectives.

Vesting and payment of the PSU awards is based on the Company’s relative TSR during a three-year performance period ending in August 2016, as compared to the TSR of members of a peer group consisting of 52 financial institutions in the SNL Midcap Bank Index over the same period. Subject to continued employment, the recipients will earn 25% of the target number of PSUs if the Company’s TSR is at the 25th percentile of the group, the target number if the Company’s TSR is at the 50th percentile, and 175% of the target number if the Company’s TSR is at or above the 75th percentile. No PSUs will be earned if TSR is below the 25th percentile. The restricted stock and stock option awards vest in 25% increments on each of the first four anniversaries of the date of grant, subject to continued employment.

Each of the 2013 LTI awards will continue to vest or, in some circumstances, vest in full in the event of a qualifying termination of employment. The awards will not automatically vest upon a change in control, but contain provisions for vesting in the event the awards are not continued or upon certain qualifying terminations of employment after the change in control (so-called “double-trigger” vesting).

The LTI awards made to the named executive officers in August 2013 are set forth in the Grants of Plan-Based Awards table under the “Estimated Future Payouts Under Equity Incentive Plan Awards” and “All Other Stock Awards” columns. In addition, the aggregate grant date fair value of these awards is set forth in the Stock Awards column in the Summary Compensation Table.

Retirement and Other Benefits

Each named executive officer participates in our 401(k) profit sharing plan, a tax-qualified plan in which all employees of the Company and its subsidiaries who work at least 20 hours per week are eligible to participate following three months of service. Participants are able to contribute up to the lesser of 75% of their eligible earnings or the limit prescribed by the Internal Revenue Service on a before tax basis. We make annual matching contributions to the plan in such amount as is determined by our Board of Directors and may also make profit sharing contributions. For the 2013 plan year, all employee contributions are fully vested and employer matching contributions vest over two years. Profit sharing contributions made by the Company vest over six years.

The named executive officers, and certain other executives, are entitled to defer compensation under one of our two deferred compensation plans: the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan. For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in Company Common Stock purchased by the plan trustee on the open market, except for such amounts of cash as the trustee deems necessary for the proper operation of the plan trust. For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds selected by the executive, which in turn are based on certain mutual funds selected from time to time by our trustee to act as investment measurement devices. We may make discretionary contributions to the deferred compensation plans.

In addition, pursuant to his employment agreement, Mr. Feiger is entitled to a supplemental retirement benefit in the form of an annual credit to his Non-Stock Deferred Compensation Plan account equal to 20% of his base salary. For additional information, see “Non-qualified Deferred Compensation.”

The named executive officers participate in other employee benefit plans generally available to all employees, including, group medical, dental, life and disability plans, in addition to any benefits to which they may be entitled by contract.

Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. The incremental costs to us of providing these perquisites and other personal benefits for 2013 to the named executive officers for the fiscal year ended December 31, 2013 are included in the Summary Compensation Table under the “All Other Compensation” column. Perquisites are generally limited to cars and country club memberships for select officers primarily for use with customers.

Employment Agreements and Change in Control Severance Agreements

We have entered into employment or change in control severance agreements with our named and other executive officers. Mr. Feiger has been party to an employment agreement with us (or our predecessors) since 1999. We entered into these agreements to be consistent with competitive practice, as the use of agreements such as these is commonplace among financial institutions generally, in light of industry consolidations. In addition, we believe these agreements are consistent with our goal of attracting and retaining talented executives, as they help minimize uncertainty that may affect the executive’s performance in circumstances associated with changes in strategic direction and the possibility of change in control of the Company. See “Employment and Other Agreements with Named Executive Officers.”

In the event of a change in control, our executive officers may become subject to the excise tax on golden parachute payments. The applicability and effect of the excise tax can vary significantly from executive officer to executive officer based on the executive’s personal compensation history. To provide an equal level of benefit across individuals without regard to the effects of the excise tax, and keeping with historical competitive practice in the banking industry, each of the named executive officers, except Mr. Heckler, is a party to a pre-2010 tax gross up agreement that provides generally, he or she generally will be paid an additional amount (referred to as a “gross up payment”) that will offset, on an after tax basis, the effect of any excise tax. See “Employment and Other Agreements with Named Executive Officers-Tax Gross Up Agreements.” The Company’s obligation to pay a tax gross-up payment will only arise if the compensation and benefits giving rise to the excise tax exceed the amount at which the excise tax is triggered by more than ten percent. If the excise tax is triggered, but the amount is not greater than the threshold for a gross-up payment, then the compensation and benefits otherwise owed to the executive officer are reduced to a level below which the excise tax is triggered. This approach avoids obligating the Company to pay a large gross-up payment in circumstances where the adverse impact of the excise tax is not significant.

As noted above, the only employment and change in control agreements which may obligate us to pay an excise tax gross up have been in place since prior to 2010. We do not intend to enter into any new agreements which could obligate us to pay an excise tax gross-up.

Mr. Heckler first became party to a change in control agreement after 2009. His agreement provides that he will not be entitled to a gross-up payment. His change in control payments will be reduced in circumstances where doing so will provide him with a greater amount on an after-tax basis than receiving all of his payments and paying the golden parachute excise tax.

For information on the potential payments due to the named executive officers in the event of a termination of employment or a change in control, see “Employment and Other Agreements with Named Executive Officers” and “Potential Payments on Termination of Employment and Change in Control.”

Protective Covenants Agreements

We have made and continue to make significant financial commitments and investments in our business units and people to support growth. To protect these investments, we have, since the first quarter of 2010, required officers (including Ms. York, Ms. Bouman, Mr. Wildman and Mr. Heckler) to enter into Protective Covenants Agreements with us in return for eligibility to receive incentive compensation. Under the agreement, the individual is obligated to safeguard and not disclose or misuse our confidential information and, for a period of one year after termination of employment, to not solicit our customers or employees or disparage the Company, its officers, directors or employees. Because our existing employment agreement with Mr. Feiger already contained these protections for the Company, as well as a non-competition covenant, he was not required to enter into a separate Protective Covenants Agreement.

Other Tax Considerations and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally eliminates the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation. While stock options and stock appreciation rights as a general matter automatically constitute qualified performance-based compensation (provided that certain plan content and grant procedure requirements are met), cash and other stock-based awards must be subject to stockholder-approved performance criteria in order to so qualify. In this regard, our stockholder-approved Omnibus Incentive Plan enables the Committee to structure our annual incentive plan as a cash award and our stock-based performance awards as performance-based compensation intended to be exempt from the $1 million deductibility limit of Section 162(m).

Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, Mr. Feiger, recommends to the Committee base salary, target bonus levels, actual bonus payments and long-term incentive grants for our executive officers (other than himself). Mr. Feiger makes these recommendations to the Committee based on the data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Mr. Feiger is not involved with any aspect of determining his own compensation.

Compensation Clawback Provisions

Bonus, stock-based or other incentive compensation paid to our executive and other officers is subject to clawback to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as any related rules and regulations which may be issued from time to time. In general, incentive compensation based on financial statements or performance metrics which are restated or proven to have been materially inaccurate will be subject to forfeiture or repayment.

Stock Ownership Guidelines

Since March 2011, we have had Board-approved stock ownership guidelines applicable to our executive officers, including our named executive officers, as well as our non-employee directors. These guidelines were established to further reinforce the alignment of the financial interests of these executives and non-employee directors with those of our long-term stockholders.

Under the guidelines, our CEO, Mr. Feiger, is required to own shares having a value of at least five (six, effective March 2014) times his base salary; Ms. York, three times her base salary and Mr. Heckler, Ms. Bouman, Mr. Wildman and our other executive officers, two times their respective base salaries. Each non-employee director is required to own shares having a value of at least $150,000, which is approximately four times our current annual cash retainer (exclusive of retainers related to serving as board or committee chair and per meeting fees). The applicable ownership level must be attained by the later of (a) March 2016, or (b) the fifth anniversary of the date of the appointment as an executive officer or a non-employee director.

The executive officer’s salary and the resulting dollar value of his or her ownership requirement are fixed as of the date the guidelines were adopted or, if later, when the officer first becomes subject to the guidelines. As of any date, the share value for shares owned will be the greater of the fair market value of the shares as of that date or the executive officer’s or non-employee director’s cost basis in those shares (as determined by the purchase price paid for the shares if purchased other than through awards under the Company’s incentive plans or fair market at the time of vesting or exercise for shares issued under the incentive plans).

The ownership requirement is based on actual ownership, which includes share held directly, through trusts or through our 401(k) plan or non-qualified deferred compensation plan. Unvested share-based awards and all stock options or stock appreciation rights are not considered owned for this purpose.

The Committee and Board will review compliance with the guidelines annually. If a director or executive officer fails to comply with the guidelines, the Committee and Board may (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts or board retainers in stock.

As of March 2014, Mr. Feiger, Ms. York, Ms. Bouman and Mr. Wildman met their stock ownership requirements, and Mr. Heckler is expected to meet the stock ownership requirement by the March 2016 compliance date. Each of our directors has also met the stock ownership requirement.

Summary Compensation Table
(2013)

The following table and explanatory footnotes provide certain information concerning the compensation paid to or earned by the named executive officers for 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total Compensation ($)
Mitchell Feiger	2013	$775,000		$—	$1,106,389	$119,624	$581,250	$—	$324,640	(4)	$2,906,903
President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank	2012	962,500		—	1,264,535	99,201	515,000	—	295,758		3,136,994
	2011	1,100,000		—	374,631	—	—	—	285,873		1,760,504

Jill E. York	2013	$430,461	(5)	$—	$426,975	$41,731	$216,000	$—	$84,711	(6)	$1,199,878
Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank	2012	439,000		—	317,175	31,012	209,527	—	66,269		1,062,983
	2011	450,000		—	247,987	—	136,000	—	80,653		914,640

Mark A. Heckler	2013	$293,077	(8)	$—	$281,738	$26,718	$147,500	$—	$57,199	(9)	$806,232
Executive Vice President, Wealth Management and Commercial Services of the Bank (7)	2012	280,769		—	190,537	18,631	142,500	—	54,647		687,084

Rosemarie Bouman	2013	$287,846	(10)	$—	$265,968	$25,036	$144,500	$—	$50,523	(11)	$773,873
Vice President of the Company and Executive Vice President, Administration of the Bank	2012	280,693		—	218,302	21,347	141,500	—	50,664		712,506
	2011	269,654		—	138,195	—	137,126	—	44,405		589,380

Brian J. Wildman	2013	$292,846	(12)	$—	$235,554	$25,471	$147,000	$—	$54,348	(13)	$755,219
Executive Vice President, Risk Management of the Bank	2012	285,692		—	201,962	19,751	145,008	—	48,306		700,719
	2011	273,692		—	193,523	—	100,000	—	47,589		614,804

(1)
The amounts in this column are calculated using the grant date fair value of the award under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), based, in the case of restricted shares, on the number of restricted shares awarded and the fair market value of the Company’s common stock on the date the award was made and, in the case of market based performance share units (“PSUs”), on the assumptions set forth in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2014.  The number and grant date fair value of the restricted shares and PSUs awarded to each named executive officer during 2013 are shown in the Grants of Plan-Based Awards table.  The PSUs entitle recipients to shares of common stock and accrued dividends at the end of a three year vesting period.  Recipients will earn shares, totaling between 0% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period. The PSUs are included in the preceding table as if the recipient earned shares equal to 100% of the units issued, based on grant date fair value.  The value of each of the PSU awards at grant date for each of the named executive officers assuming target (100%) and the highest level of performance (175%) would be as follows:

Name	Target Value at Grant Date	Maximum Value at Grant Date
Mitchell Feiger	$627,898	$1,046,676
Jill E. York	219,045	365,146
Mark A. Heckler	140,238	233,760
Rosemarie Bouman	131,421	219,077
Brian J. Wildman	133,696	222,869

(2)
The amounts in this column present the grant date fair value of stock options awarded to the named executive officers in 2013 and does not reflect the value of shares received or which may be received in the future with respect to such stock options. The assumptions used to determine the value of these awards are set forth in Note 19 of the Notes to Consolidated

Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2014. The number and grant date fair value of stock options awarded to each named executive officer during 2013 are shown in the Grants of Plan-Based Awards table.

(3)
Represents cash incentive bonus awards earned.  Not included in the 2013 amounts in the table are the portions of their incentive awarded in the form of restricted stock granted under our Omnibus Incentive Plan.  The amounts of these awards for Mr. Feiger, Ms. York, Mr. Heckler, Ms. Bouman and Mr. Wildman were $40,688, $70,740, $36,034, $35,301 and $35,912, respectively, resulting in grants of 1,365, 2,374, 1,209, 1,185 and 1,205 shares of restricted stock, respectively, on February 26, 2014, which are scheduled to vest ratably over two years (50% per year) from the grant date.

(4)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $258,500, supplemental disability insurance premiums paid on Mr. Feiger’s behalf of $4,153 and 401(k) matching and profit sharing contributions of $21,805.  Also includes the value of a leased automobile provided to Mr. Feiger of $15,634 and club dues paid on behalf of Mr. Feiger of $24,548.

(5)
Includes $4,615 of salary paid in the form of 206 shares of Salary Stock (shares of Common Stock issued to certain executives under the Omnibus Plan classified as other stock-based awards).  The Salary Stock was paid bi-weekly. The shares of Salary Stock were fully vested on issuance.  Ms. York has agreed that such shares cannot be sold or otherwise transferred until the earlier of two years from the date of issuance and the date on which Ms. York’s employment terminates due to death or disability.

(6)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $38,499 and 401(k) matching and profit sharing contributions of $21,805.  Also includes the value of a leased automobile provided to Ms. York of $13,232 and club dues paid on behalf of Ms. York of $11,175.

(7)	No compensation information is provided for Mr. Heckler for 2011 because he was not a named executive officer for such year.

(8)
Includes $2,308 of salary paid in the form of 103 shares of Salary Stock.  The Salary Stock was paid bi-weekly.  The shares of Salary Stock were fully vested on issuance. Mr. Heckler has agreed that such shares cannot be sold or otherwise transferred until the earlier of two years from the date of issuance and the date on which Mr. Heckler’s employment terminates due to death or disability.

(9)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $18,058 and 401(k) matching and profit sharing contributions of $21,805.  Also includes the value of a leased automobile provided to Mr. Heckler of $6,268 and club dues paid on behalf of Mr. Heckler of $11,068.

(10)
Includes $2,308 of salary paid in the form of 103 shares of Salary Stock.  The Salary Stock was paid bi-weekly. The shares of Salary Stock were fully vested on issuance. Ms. Bouman has agreed that such shares cannot be sold or otherwise transferred until the earlier of two years from the date of issuance and the date on which Ms. Bouman’s employment terminates due to death or disability.

(11)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $17,435 and 401(k) matching and profit sharing contributions of $21,805.  Also includes the value of a leased automobile provided to Ms. Bouman of $11,283.

(12)
Includes $3,462 of salary paid in the form of 155 shares of Salary Stock.  The Salary Stock was paid bi-weekly. The shares of Salary Stock were fully vested on issuance. Mr. Wildman has agreed that such shares cannot be sold or otherwise transferred until the earlier of two years from the date of issuance and the date on which Mr. Wildman’s employment terminates due to death or disability.

(13)
Includes non-qualified supplemental retirement contributions under our stock deferred compensation plan of $18,285 and 401(k) matching and profit sharing contributions of $21,805.  Also includes the value of a leased automobile provided to Mr. Wildman of $14,258.

Mr. Feiger has an employment agreement with the Company.  Each of Mmes. York and Bouman and Messrs. Heckler and Wildman has a change-in-control severance agreement with the Bank.  For descriptions of these agreements, see “Employment and Other Agreements with Named Executive Officers.”  Explanations of the amounts of salary and bonus in proportion to total compensation are provided under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards
(2013)

The following table and explanatory footnotes provide certain information with respect to grants of plan-based awards to the named executive officers during 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other: Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mitchell Feiger	2/27/2013	$—	$581,250	$2,325,000	—	—	—	—		—	—	$—
	8/28/2013	—	—	—	—	—	—	17,663	(5)	—	—	478,491
	8/28/2013	—	—	—	5,520	22,078	38,637	—		—	—	627,898
	8/28/2013	—	—	—	—	—	—	—		18,988	$27.09	119,624

Jill E. York	2/27/2013	$—	$216,000	$777,600	—	—	—	—		—	—	$—
	2/27/2013	—	—	—	—	—	—	1,744	(6)	—	—	41,001
	8/28/2013	—	—	—	—	—	—	6,162	(5)	—	—	166,929
	8/28/2013	—	—	—	1,926	7,702	13,479	—		—	—	219,045
	8/28/2013	—	—	—	—	—	—	—		6,624	$27.09	41,731
	Various	—	—	—	—	—	—	206	(7)	—	—	4,615

Mark A. Heckler	2/27/2013	$—	$147,500	$531,000	—	—	—	—		—	—	$—
	2/27/2013	—	—	—	—	—	—	1,473	(6)	—	—	34,630
	8/28/2013	—	—	—	—	—	—	3,945	(5)	—	—	106,870
	8/28/2013	—	—	—	1,233	4,931	8,629	—		—	—	140,238
	8/28/2013	—	—	—	—	—	—	—		4,241	$27.09	26,718
	Various	—	—	—	—	—	—	103	(7)	—	—	2,308

Rosemarie Bouman	2/27/2013	$—	$144,500	$520,200	—	—	—	—		—	—	$—
	2/27/2013	—	—	—	—	—	—	1,463	(6)	—	—	34,395
	8/28/2013	—	—	—	—	—	—	3,697	(5)	—	—	100,152
	8/28/2013	—	—	—	1,155	4,621	8,087	—		—	—	131,421
	8/28/2013	—	—	—	—	—	—	—		3,974	$27.09	25,036
	Various	—	—	—	—	—	—	103	(7)	—	—	2,308

Brian J. Wildman	2/27/2013	$—	$147,000	$529,200	—	—	—	—		—	—	$—
	8/28/2013	—	—	—	—	—	—	3,760	(5)	—	—	101,858
	8/28/2013	—	—	—	1,175	4,701	8,227	—		—	—	133,696
	8/28/2013	—	—	—	—	—	—	—		4,043	$27.09	25,471
	Various	—	—	—	—	—	—	155	(7)	—	—	3,462

(1)
Represents threshold, target and maximum amount potentially payable under 2013 annual incentive awards.  The threshold amount is the amount that would have been payable if the minimum scores had been achieved. Target is the amount payable if Company-wide, business or department and individual scores had been 100%. The maximum amount reflects the highest amount payable for maximum scoring on all metrics.  The actual amounts earned for 2013 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and footnote (4) to that column.  For additional information, see “Compensation Discussion and Analysis-Short-Term Variable Incentive (Annual Bonus).”

(2)
Represents PSUs granted under our Omnibus Incentive Plan. Each PSU represents the right to receive one share of our Common Stock and accumulated dividends.  Recipients will earn performance shares, totaling between 0% and 175% of the number of PSUs granted, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period. The threshold number of the PSUs is the number of shares payable for achievement at the 25th percentile, the target number of 100% of the PSUs is payable for achievement at the 50th percentile and the maximum number of 175% of the PSUs is payable for achievement at or above the 75th percentile. More information regarding the PSUs and 2013 awards can be found in the Compensation Discussion and Analysis and Outstanding Equity Awards table.

(3)
Represents a stock option under our Omnibus Incentive Plan that is scheduled to vest ratably over four years (25% per year), subject to continued employment. For additional information regarding the terms of this award, see “Compensation Discussion and Analysis—Long-Term Incentives.”

(4)
Represents the grant date fair value of the award determined in accordance with ASC Topic 718.  The assumptions used in calculating the grant date fair value of these awards are included in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2014.

(5)
Represents restricted stock and stock unit award (and accumulated dividends) under our Omnibus Incentive Plan that is scheduled to vest ratably over four years (25% per year), subject to continued employment. For additional information regarding the terms of this award, see “Compensation Discussion and Analysis—Long-Term Incentive.”

(6)
Represents restricted stock and stock unit award (and accumulated dividends) under our Omnibus Incentive Plan that is scheduled to vest ratably over two years (50% per year) from the grant date. For additional information regarding the terms of this award, see “Compensation Discussion and Analysis—Long-Term Incentives.”

(7)
Represents shares of Salary Stock paid during 2013.  The 206 shares issued to Ms. York had a value on the date of issuance of $4,615, with individual grants of shares at per share grant date values of $21.09 to $23.86. The 103 shares issued to Mr. Heckler had a value on the date of issuance of $2,308, with individual grants of shares at per share grant date values of $21.09 to $23.86.  The 103 shares issued to Ms. Bouman had a value on the date of issuance of $2,308, with individual grants of shares at per share grant date values of $21.09 to $23.86.  The 155 shares issued to Mr. Wildman had a value on the date of issuance of $3,462, with individual grants of shares at per share grant date values of $21.09 to $23.86.  The Salary Stock was fully vested upon issuance and by agreement must be held by the recipient until the earlier of the second anniversary of the date of issuance and the termination of the recipient’s employment with the Company due to death or disability.

Outstanding Equity Awards at Fiscal Year-End
(2013)

The following table and explanatory footnotes provide information with respect to all stock options and unvested stock awards held at December 31, 2013 by the named executive officers.  Vesting and other information relating to these awards set forth in the footnotes below assumes continued employment through the vesting date and is subject to acceleration of vesting in certain circumstances.  See “Potential Payments on Termination of Employment or Change in Control.”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mitchell Feiger	38,441	—	—	$37.06	8/24/2014	—		$—	—		$—
	39,210	—	—	42.70	7/20/2015	—		—	—		—
	33,522	—	—	35.77	7/26/2016	—		—	—		—
	24,451	—	—	40.00	7/26/2016	—		—	—		—
	41,714	—	—	32.89	7/25/2017	—		—	—		—
	34,091	—	—	40.00	7/25/2017	—		—	—		—
	54,108	—	—	29.00	6/25/2018	—		—	—		—
	66,275	—	—	24.65	6/25/2018	—		—	—		—
	5,781	17,343	—	20.40	8/29/2022	—		—	—		—
	—	18,988	—	27.09	8/28/2023	—		—	—		—
	—	—	—	—	—	12,671	(3)	406,232	—		—
	—	—	—	—	—	22,541	(4)	722,664	—		—
	—	—	—	—	—	15,956	(5)	511,549	—		—
	—	—	—	—	—	—		—	42,283	(6)	1,355,593
	—	—	—	—	—	17,663	(7)	566,276	—		—
	—	—	—	—	—	—		—	32,234	(8)	1,033,422

Jill E. York	7,029	—	—	$37.06	8/24/2014	—		$—	—		$—
	13,688	—	—	42.70	7/20/2015	—		—	—		—
	12,037	—	—	35.77	7/26/2016	—		—	—		—
	8,780	—	—	40.00	7/26/2016	—		—	—		—
	14,309	—	—	32.89	7/25/2017	—		—	—		—
	11,695	—	—	40.00	7/25/2017	—		—	—		—
	26,344	—	—	29.00	6/25/2018	—		—	—		—
	32,268	—	—	24.65	6/25/2018	—		—	—		—
	1,808	5,421	—	20.40	8/29/2022	—		—	—		—
	—	6,624	—	27.09	8/28/2023	—		—	—		—
	—	—	—	—	—	14,921	(4)	478,367	—		—
	—	—	—	—	—	4,988	(5)	159,915	—		—
	—	—	—	—	—	—		—	13,219	(6)	423,801
	—	—	—	—	—	1,744	(9)	55,913	—		—
	—	—	—	—	—	6,162	(7)	197,554	—		—
	—	—	—	—	—	—		—	11,245	(8)	360,515

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mark A. Heckler	3,700	—	—	$36.05	7/28/2014	—		$—	—		$—
	3,962	—	—	42.70	7/20/2015	—		—	—		—
	5,301	—	—	35.77	7/26/2016	—		—	—		—
	7,571	—	—	32.89	7/25/2017	—		—	—		—
	13,804	—	—	24.65	6/25/2018	—		—	—		—
	3,825	—	—	12.09	7/22/2019	—		—	—		—
	—	4,100	—	17.20	7/28/2020	—		—	—		—
	1,086	3,257	—	20.40	8/29/2022	—		—	—		—
	—	4,241	—	27.09	8/28/2023	—		—	—		—
	—	—	—	—	—	7,397	(4)	237,148	—		—
	—	—	—	—	—	2,997	(5)	96,084	—		—
	—	—	—	—	—	—		—	7,940	(6)	254,556
	—	—	—	—	—	1,473	(9)	47,224	—		—
	—	—	—	—	—	3,945	(7)	126,477	—		—
	—	—	—	—	—	—		—	7,199	(8)	230,800

Rosemarie Bouman	7,752	—	—	$32.60	1/27/2014	—		$—	—		$—
	5,942	—	—	32.89	7/25/2017	—		—	—		—
	4,856	—	—	40.00	7/25/2017	—		—	—		—
	14,430	—	—	29.00	6/25/2018	—		—	—		—
	17,675	—	—	24.65	6/25/2018	—		—	—		—
	1,244	3,732	—	20.40	8/29/2022	—		—	—		—
	—	3,974	—	27.09	8/28/2023	—		—	—		—
	—	—	—	—	—	8,315	(4)	266,579	—		—
	—	—	—	—	—	3,433	(5)	110,062	—		—
	—	—	—	—	—	—		—	9,098	(6)	291,682
	—	—	—	—	—	1,463	(9)	46,904	—		—
	—	—	—	—	—	3,697	(7)	118,526	—		—
	—	—	—	—	—	—		—	6,747	(8)	216,309

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Brian J. Wildman	3,300	—	—	$36.05	7/18/2014	—		$—	—		$—
	2,886	—	—	42.70	7/20/2015	—		—	—		—
	4,606	—	—	35.77	7/26/2016	—		—	—		—
	5,199	—	—	32.89	7/25/2017	—		—	—		—
	4,249	—	—	40.00	7/25/2017	—		—	—		—
	9,839	—	—	29.00	6/25/2018	—		—	—		—
	12,051	—	—	24.65	6/25/2018	—		—	—		—
	1,151	3,453	—	20.40	8/29/2022	—		—	—		—
	—	4,043	—	27.09	8/28/2023	—		—	—		—
	—	—	—	—	—	11,644	(4)	373,307	—		—
	—	—	—	—	—	3,176	(5)	101,823	—		—
	—	—	—	—	—	—		—	8,417	(6)	269,849
	—	—	—	—	—	3,760	(7)	120,546	—		—
	—	—	—	—	—	—		—	6,863	(8)	220,028

(1)
Option expires on tenth anniversary of grant date and vests 100% on fourth anniversary of grant date, except for the options that expire on August 29, 2022 and August 28, 2023 which vest ratably over four years (25% per year) from the August 29, 2012 and August 28, 2013 grant date, respectively.

(2)	Reflects the value as calculated based on the number of unvested shares or units as of December 31, 2013 and the closing price of our Common Stock on December 31, 2013 of $32.06.

(3)	Restricted stock award that vested on February 22, 2014 (second anniversary of grant date).

(4)
Market-based restricted stock scheduled to vest on the later of July 27, 2014 (third anniversary of grant date) if the market component of the award is met or the day after the market component of the award is met before July 27, 2016.  The market component requires that, for ten consecutive trading days, the closing price of the Company’s stock be at least $27.00. The market component for this award has been satisfied as of December 31, 2013.

(5)	Restricted stock and stock unit award granted on August 29, 2012 and scheduled to vest ratably over four years (25% per year).

(6)
PSUs granted on August 29, 2012, which entitle recipients to shares of common stock at the end of a three year vesting period.  Recipients will earn shares, totaling between 0% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period. The PSUs are included in the preceding table as if the recipient earned 159% of the units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions from grant date to year end.

(7)	Restricted stock and stock unit award granted on August 28, 2013 and scheduled to vest ratably over four years (25% per year).

(8)
PSUs granted on August 28, 2013, which entitle recipients to shares of common stock at the end of a three year vesting period.  Recipients will earn shares, totaling between 0% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over the three year period. The PSUs are included in the preceding table as if the recipient earned 146% of the units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions from grant date to year end.

(9)	Restricted stock and stock unit award granted on February 27, 2013 and scheduled to vest ratably over two years (50% per year).

Option Exercises and Stock Vested
(2013)

The following table and explanatory footnotes provide information about stock options exercised and shares of stock vested during the year ended December 31, 2013 for each named executive officer:

	Option Awards		Stock Awards and Salary Stock
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
Mitchell Feiger	75,300	$169,930	5,319		$145,900
Jill E. York	11,700	20,319	18,088	(3)	523,826	(3)
Mark A. Heckler	7,050	9,001	2,685	(4)	75,934	(4)
Rosemarie Bouman	—	—	13,911	(5)	403,475	(5)
Brian J. Wildman	—	—	15,028	(6)	435,879	(6)

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.

(2)	Represents the value realized upon vesting of restricted stock award and salary stock, based on the market value of the shares on the vesting date.

(3)	Includes 206 shares of Salary Stock which vested in full upon issuance, paid as salary in lieu of $4,615 in cash.

(4)	Includes 103 shares of Salary Stock which vested in full upon issuance, paid as salary in lieu of $2,308 in cash.

(5)	Includes 103 shares of Salary Stock which vested in full upon issuance, paid as salary in lieu of $2,308 in cash.

(6)	Includes 155 shares of Salary Stock which vested in full upon issuance, paid as salary in lieu of $3,462 in cash.

Non-Qualified Deferred Compensation
(2013)

The following table, explanatory footnotes and narrative provide information about non-qualified deferred compensation payable to each named executive officer:

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Mitchell Feiger	$61,900	$258,500	$572,838	$—	$3,024,514
Jill E. York	34,095	38,499	61,506	—	369,791
Mark A. Heckler	10,056	18,058	23,932	—	138,100
Rosemarie Bouman	42,935	17,435	168,578	—	858,241
Brian J. Wildman	8,700	18,285	40,350	—	130,220

(1)	All amounts are reported as compensation for 2013 in the Summary Compensation Table under the “Salary” column.

(2)
Amount represents contributions accrued by the Company for 2013 and paid into the non-qualified deferred compensation plan in 2014.  All of the amounts shown are reported as compensation for 2013 in the Summary Compensation Table under the “All Other Compensation” column.

(3)
None of the amounts shown are reported as compensation in the Summary Compensation Table, as these amounts do not constitute above-market or preferential earnings as defined in the rules of the Securities and Exchange Commission.

(4)
Of the aggregate balances shown, the following amounts were reported as compensation earned by the named executive officers in the Company’s Summary Compensation Table for the last year and for prior years: Mr. Feiger - $2,025,021; Ms. York - $324,764; Mr. Heckler - $45,853; Ms. Bouman - $476,653; and Mr. Wildman - $81,606.

Certain of our officers, including each of the named executive officers, are permitted to defer up to 100% of their base annual salary, annual bonus and/or compensation for service as a director, under one of our two non-qualified deferred compensation plans: the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan.  For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in our Common Stock purchased on the open market, except for such amounts of cash as the plan trustee deems necessary for the proper operation of the plan trust.  For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds, which in turn are based on certain mutual funds selected from time to time by the our Board of Directors to act as investment measurement devices.  The executive selects the particular measurement funds for his or her account.

An executive is always 100% vested in his or her account balance, including any employer contributions which may be made by us in our discretion.  With certain exceptions, our deferred compensation obligations to an executive generally will be paid after the earlier of (1) a fixed payment date, if any, as may be selected by the executive in accordance with the plan’s short-term payout provisions, or (2) the termination of the executive’s employment or service or a qualifying change in control of the Company.  Payments made pursuant to the executive’s election to be paid in connection with the short-term payout provisions of the plan generally will be made in a lump sum.  A payout triggered by the termination of the executive’s employment or a change in control generally will be made in a lump sum unless the executive has made a proper election under the plan to be paid in installments.  Elections and payments are subject to compliance with tax code section 409A, including a six-month delay in payments triggered on termination of employment.  The plans provide for early withdrawal, with the approval of the Organization and Compensation Committee, of a participant’s account balance in the event of an unforeseeable financial emergency.  All distributions under the stock plan are made in shares of our Common Stock, except for fractional shares, which are paid in cash.  All distributions under the non-stock plan are made in cash.

Employment and Other Agreements with Named Executive Officers

Employment Agreement with Mr. Feiger.  In December 2007, we entered into an employment agreement with Mr. Feiger, the Company’s President and Chief Executive Officer, which replaced his prior employment agreement with the Company from March 2003.  We entered into an amended and restated employment agreement with Mr. Feiger in December 2008 at the time of our participation in TARP.

Mr. Feiger’s employment agreement provides for a three-year term that is extended by one day on a daily basis (so that the term of the agreement is always three years) unless the Company gives notice that the extensions will cease.  The employment agreement entitles Mr. Feiger to an annual base salary of not less than $600,000 and an annual target bonus opportunity of not less than 60% of his base salary.

The employment agreement entitles Mr. Feiger to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, including but not limited to, payment by the Company of certain club dues and the use of a company car, and to long-term disability coverage and benefits as in effect on the date of the employment agreement, to the extent available at reasonable cost.  Mr. Feiger is entitled to a post-employment health benefit (the “Post-Employment Health Benefit”) which provides Company-paid health coverage for Mr. Feiger and his eligible dependents until Mr. Feiger becomes eligible for Medicare benefits.  The employment agreement also provides that on each December 31st during the term of the agreement (starting December 31, 2007), provided that he is then employed by the Company, Mr. Feiger will receive a fully-vested employer contribution to his account under the Company’s non-stock non-qualified deferred compensation plan in an amount equal to 20% of his base salary then in effect (the “Deferred Compensation Contribution”).  In the event of a change in control, Mr. Feiger is entitled to an acceleration of the deferred compensation contributions that would be made through the year he would reach age 60.

The employment agreement provides that Mr. Feiger is to be considered for annual awards of stock options and/or other stock-based awards under the Company’s Omnibus Incentive Plan, with the expectation, but not a requirement, that his awards will have a value on the date of grant, at target, equal to 100% of his salary earned for the preceding calendar year.  The mix and terms and conditions of Mr. Feiger’s awards generally will be the same as the awards made at the same time to the other senior officers of the Company, provided, that any stock option granted to Mr. Feiger will have a term of ten years (or such other period as applies under the terms of stock options granted at the same time to other senior officers), may be subject to a vesting schedule, provided that any such vesting will continue following an “involuntary termination” (as defined below) of Mr. Feiger’s employment and will accelerate in the event of Mr. Feiger’s death or disability or in the event of a “change in control” (as defined below) if the unvested portion of the stock option would otherwise terminate, in whole or in part, by reason of the change in control, and have post-employment exercise periods.

The term “involuntary termination” is defined to include termination of Mr. Feiger’s employment by the Company (other than for cause or due to death, disability or specified misconduct on his part under the federal banking laws) without his consent, or by Mr. Feiger following a material reduction of or interference with his duties, responsibilities or benefits without his consent or within 90 days after he receives written notice from the Company that the term of the agreement will not be extended (referred to below as a “Non-Extension Termination”), provided that Mr. Feiger has given timely and proper notice to the Company and the Company does not timely cure the circumstances giving Mr. Feiger the right to terminate.

The term “change in control” is defined to mean the occurrence of any of the following:  (i) any person becomes the beneficial owner of 35% or more of the voting stock of the Company or the Bank; (ii) individuals who were directors of the Company on the date of the employment agreement (referred to as the “incumbent board”) cease to represent a majority of the Board of Directors, except to the extent new directors are supported by the incumbent board; (iii) consummation of a reorganization, merger or consolidation of the Company or the Bank, other than, in the case of the Company, a transaction where the Company’s stockholders prior to the transaction hold more than 60% of the outstanding shares of the resulting entity following the transaction, or, in the case of the Bank, a transaction where the Company owns more than 50% of the outstanding securities of the resulting institution; or (iv) consummation of a sale of all or substantially all of the assets of the Company or the Bank or approval by the stockholders of the Company or the Bank of a plan of complete liquidation of the Company or the Bank.

If Mr. Feiger is involuntarily terminated prior to and not in connection with a change in control, he will receive monthly payments equal to the sum of one-twelfth of his then-current base salary, one-twelfth of the average annual cash incentive bonuses for the two full calendar years preceding the date of termination, and one-twelfth of the amount of the Deferred Compensation Contribution that he otherwise would have received on the next December 31st, based on his then-current base salary.  These payments will continue until the end of the agreement’s term unless the involuntary termination is a Non-Extension Termination, in which case the payments will continue for 18 months after the date of termination.  Mr. Feiger will also receive the Post-Employment Health Benefit and all other accrued but unpaid amounts to which he is entitled under the agreement, including any unpaid salary, bonus, expense reimbursements and vested employee benefits.  These other amounts are referred to below as “Accrued Compensation.”

The employment agreement provides that if Mr. Feiger is involuntarily terminated in connection with or within 18 months following a change in control, then he will receive a lump sum amount in cash equal to three times the sum of his then current base salary and target annual bonus (currently 75% of his base salary), instead of the monthly payments described above.  He will also receive any Accrued Compensation and the Post-Termination Health Benefit.

If Mr. Feiger voluntarily terminates his employment for a reason that does not constitute “involuntary termination,” if the Company terminates Mr. Feiger’s employment after he has been disabled for one year, or if Mr. Feiger’s employment terminates due to death, then in any such case the Company’s only obligations under the agreement will be the payment of any Accrued Compensation and provision of the Post-Employment Health Benefit (to Mr. Feiger’s surviving spouse and eligible dependents, if the termination is due to Mr. Feiger’s death).  If Mr. Feiger’s employment is terminated for cause or for specified misconduct on his part under the federal banking laws, the Company’s only post-termination obligation under the agreement will be the payment of any Accrued Compensation.

The employment agreement imposes non-competition and non-solicitation covenants that will apply for one year following the termination of Mr. Feiger’s employment for any reason.  If Mr. Feiger breaches these covenants following an involuntary termination of his employment, the Company will be entitled to recover any amounts paid to him as a result of that termination.

Change in Control Severance Agreements.  The Bank has entered into Change in Control Severance Agreements with its named executive officers (other than Mr. Feiger).  The Change in Control Agreements with Ms. York, Ms. Bouman and Mr. Wildman have been in effect since December 2008 (with predecessor agreements in place prior to that time).  Mr. Heckler entered into a Change in Control Agreement in 2011.  Each agreement is for a three-year term, which is automatically extended for one year on each anniversary of the agreement (so that the agreement has a three-year term following the extension).

Each agreement provides that if a change in control of the Company or the Bank occurs, and within 24 months thereafter the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates his or her employment for good reason, he or she will be entitled to receive the following severance benefits:

•	a lump sum amount in cash equal to the executive’s annual base salary multiplied by two;

•	a lump sum amount in cash equal to the executive’s average annual bonus over the last two complete fiscal years multiplied by two;

•	immediate vesting of all of the executive’s benefits under all non-qualified retirement plans of the Bank and its affiliates in which the executive participates; and

•
continuation of health, dental, long-term disability and group term life insurance coverage at the same premium cost to the executive until the second anniversary of the executive’s termination date, subject to earlier discontinuation if the executive receives substantially similar benefits from a subsequent employer.

In addition, the executive will be entitled to the severance benefits described above if:  (1) within 24 months after a change in control of the Company or the Bank, a successor to the Bank fails to assume the Bank’s obligations under the agreement; (2) within 24 months after a change in control of the Company or the Bank, the Bank or any successor to the Bank breaches any provision of the agreement; or (3) the executive’s employment is involuntary terminated without just cause within six months prior to a change in control that occurs during the term of the agreement and either (a) the termination was at the request or direction of the person which has entered into an agreement with the Bank for a transaction that will result in a change in control or (b ) the executive reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

The term “good reason” is defined to include a specified reduction in the executive’s annual base salary and bonus opportunity or duties, significant diminution in position, authority or responsibilities or a required relocation. The definition of the term “change in control” contained in their change in control severance agreements is the same as the definition of that term in Mr. Feiger’s employment agreement as described above, except that, consistent with the original terms of this change in control severance agreement for Ms. York, a reorganization, merger or consolidation involving the Company will constitute a change in control if the Company’s stockholders following the transaction own less than 70% (compared to 60% in Mr. Feiger’s employment agreement) of the outstanding shares of the resulting entity following the transaction.  The definition of “change in control” in Ms. Bouman’s, Mr. Wildman’s and Mr. Heckler’s change in control severance agreement is identical to the definition of that term in Mr. Feiger’s employment agreement.

Tax Gross Up Agreements.  Prior to 2008, the Company had entered into tax gross up agreements with each of its executive officers.  The tax gross up agreements with Mr. Feiger, Ms.  York, Ms. Bouman and Mr. Wildman have been in effect since December 2008 (with predecessor agreements in place prior to that time).  Each tax gross up agreement provides that if the executive becomes entitled to receive payments or benefits in connection with a change in control, whether under his or her employment or change in control severance agreement, as applicable, or otherwise, then to the extent such payments or benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, the executive generally will be paid an additional amount (referred to as a “gross up payment”) that will offset on an after tax basis, the effect of any excise tax consequently imposed upon him or her under Section 4999 of the Internal Revenue Code, provided the payments subject to the excise tax exceed a certain threshold amount.  See “Compensation Discussion and Analysis-Employment Agreements; Change in Control Severance Agreements.”  The term “change in control” is defined generally as a change in ownership of the Company or a significant financial institution subsidiary of the Company triggers the applicability of Section 280G and 4999.

As noted above, since 2009 the Company has not entered into any agreements obligating the Company to pay an excise tax gross-up.  As a result, Mr. Heckler is not a party to a tax gross-up agreement.

Potential Payments Upon Termination of Employment or Change in Control

The following table and explanatory footnotes describe the amounts that each of named executive officers would be entitled to receive following certain types of terminations of employment or in connection with a change in control. The amounts shown in the following table are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2013 (the last day of the Company’s 2013 fiscal year), and that the value of a share of the Company’s stock on that day was $32.06, the closing price on December 31, 2013. In addition, in keeping with the SEC’s rules, the table does not include payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include: benefits accrued under the qualified 401(k) plan in which all employees participate; accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally; amounts accumulated under the deferred compensation plans; and options that have vested and become exercisable prior to the termination of employment in the circumstances indicated or change in control.

The table below illustrates the incremental amounts that what would have been paid on December 31, 2013, in the event of termination of employment in the circumstances indicated or change in control.

Termination and Change in Control Scenarios

Executive Benefits and Payments upon Termination	Voluntary	Involuntary Not for Cause		For Cause	Involuntary in Connection With or After a Change of Control		Upon a Change of Control but No Termination of Employment Occurs	Death	Disability
Mitchell Feiger
Compensation Continuation or Lump Sum Amount	$—	$3,562,500	(1)	$—	$7,741,991	(2)	$696,909	$—	$317,900	(3)
Acceleration of Long-Term Incentives (4)	—	4,892,325		—	4,892,325		4,892,325	4,892,325	4,892,325
Post-Employment Healthcare Benefits (5)	257,924	257,924		—	257,924		—	171,949	257,924
Total Benefits to be Received	$257,924	$8,712,749		$—	$12,892,240		$5,589,234	$5,064,274	$5,468,149

Jill E. York
Compensation Continuation or Lump Sum Amount	$—	$—		$—	$2,064,225	(2)	$—	$—	$—
Acceleration of Long-Term Incentives (4)	—	1,772,195		—	1,772,195		1,772,195	1,772,195	1,772,195
Post-Employment Healthcare Benefits (5)	—	—		—	46,235		—	—	—
Total Benefits to be Received	$—	$1,772,195		$—	$3,882,655		$1,772,195	$1,772,195	$1,772,195

Mark A. Heckler
Compensation Continuation or Lump Sum Amount	$—	$—		$—	$915,331	(2)	$—	$—	$—
Acceleration of Long-Term Incentives (4)	—	1,112,270		—	1,112,270		1,112,270	1,112,270	1,112,270
Post-Employment Healthcare Benefits (5)	—	—		—	53,790		—	—	—
Total Benefits to be Received	$—	$1,112,270		$—	$2,081,391		$1,112,270	$1,112,270	$1,112,270

Rosemarie Bouman
Compensation Continuation or Lump Sum Amount	$—	$—		$—	$1,464,545	(2)	$—	$—	$—
Acceleration of Long-Term Incentives (4)	—	1,113,328		—	1,113,328		1,113,328	1,113,328	1,113,328
Post-Employment Healthcare Benefits (5)	—	—		—	31,951		—	—	—
Total Benefits to be Received	$—	$1,113,328		$—	$2,609,824		$1,113,328	$1,113,328	$1,113,328

Brian J. Wildman
Compensation Continuation or Lump Sum Amount	$—	$—		$—	$711,745	(2)	$—	$—	$—
Acceleration of Long-Term Incentives (4)	—	1,145,909		—	1,145,909		1,145,909	1,145,909	1,145,909
Post-Employment Healthcare Benefits (5)	—	—		—	53,090		—	—	—
Total Benefits to be Received	$—	$1,145,909		$—	$1,910,744		$1,145,909	$1,145,909	$1,145,909

(1)
Represents 36 monthly compensation continuation (severance) payments of $98,958 each which would be paid to Mr. Feiger under his employment agreement for an involuntary termination, as described under “Employment and Other Agreements with Named Executive Officers-Employment Agreement with Mitchell Feiger.”  If the involuntary termination were a “Non-Extension Termination,” (as defined in Mr. Feiger’s employment agreement – see “Employment and Other Agreements with Named Executive Officers–Employment Agreement with Mr. Feiger”), payments would continue for only 18 months and would total $1,781,244.

(2)
Represents the lump sum severance amount which would be paid in the event the officer’s employment is “involuntarily terminated” in connection with or following a change in control of the Company.  For Mr. Feiger, the lump sum amount is equal to three times the sum of his base salary and target annual bonus, plus an amount equal to the present value of accelerated deferred compensation contributions which are payable upon a change in control under Mr. Feiger’s Employment Agreement (see “Employment and Other Agreements with Named Executive Officers – Employment Agreement with Mr. Feiger”).  Also includes a tax gross up payment in the amount of $2,976,332, $813,697 and $573,523 for Mr. Feiger, Ms.

York and Ms. Bouman, respectively. Although Mr. Heckler’s severance amount is subject to the excise tax, no tax gross up payment is payable. Mr. Wildman’s lump sum severance amount reflects a reduction to avoid the excise tax, as his total payments did not exceed the threshold amount for receipt of a tax gross up payment.

(3)
Represents the total salary continuation payments payable to Mr. Feiger pursuant to his employment agreement, assuming that the Board of Directors exercises its right to discontinue these payments six months after it has determined that Mr. Feiger has become entitled to benefits under a disability plan or is otherwise unable to fulfill his duties under the employment agreement.

(4)
The market-based restricted stock awards and unvested stock options are assumed to vest in full and the PSUs are assumed to pay out at the performance level as of December 31, 2013; all of the restricted stock is assumed to pay out, in each case valued at the December 31, 2013 closing price of $32.06 per share.  The value of the stock options is based on the excess, if any, of the $32.06 closing market price and the option exercise price.

(5)
Represents the approximate cost of providing the continued health, dental, group life and disability benefit coverage.  Amount shown represents the present value of the portion of premium payments made by the Company (in the case of Mr. Feiger) or the Bank (in the case of each other named executive officer), assuming a 5% annual increase in premiums and a discount rate of 3.04%.

Organization and Compensation Committee Report

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Organization and Compensation Committee of the Company’s Board of Directors:

Karen J. May, Chairperson
James N. Hallene
Richard J. Holmstrom
Renee Togher

Organization and Compensation Committee Interlocks and Insider Participation

No member of the Organization and Compensation Committee is a current or former officer or employee of the Company or any of the Company’s subsidiaries. None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on the Organization and Compensation Committee of our Board of Directors.

DIRECTOR COMPENSATION

For 2013, the fees paid to our directors for meeting attendance were as follows:

•	a fee for each Board meeting attended of $3,000;

•	a fee for each committee meeting attended of $1,000; and

•	a fee for each Executive Loan Committee meeting attended of $1,000.

For 2013, the annual retainers paid were as follows (the increase noted was approved in July 2013):

•	Board members (other than the Chairman), $56,000, increased from $36,000;

•	the Chairman of the Board, $86,000, increased from $55,000;

•	the Compliance and Audit Committee chairperson, $15,000;

•	the Organization and Compensation Committee chairperson, $10,000;

•	the Nominating and Corporate Governance Committee chairperson, $10,000; and

•	the Enterprise Risk Committee chairperson, $10,000.

All fees earned for 2013 by the Company's directors could be deferred into our Stock Deferred Compensation Plan or Non-Stock Deferred Compensation Plan, described under “Non-Qualified Deferred Compensation.”  Up to 70% of fees not deferred could, in lieu of cash, be paid in five-year, immediately exercisable options to purchase Common Stock granted under our Omnibus Incentive Plan and up to 100% of fees not deferred could be paid in shares of restricted stock granted under the Omnibus Plan that vest on the first anniversary of the grant date.  Grants of stock options and restricted stock in lieu of director fees are made on the last business day of each calendar quarter.

Since March 2011, we have had Board-approved stock ownership guidelines applicable to the Company’s non-employee directors and the Company’s executive officers to further reinforce the alignment of the financial interests of these individuals with those of our long-term stockholders.   See “Compensation Discussion and Analysis—Stock Ownership Guidelines.” As of March 2014, each of our directors has met the stock ownership requirement.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer, who served on our Board of Directors in 2013.  During 2013, Mr. Feiger did not receive any compensation for service on our Board of Directors while employed by the Company.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David P. Bolger	$—	$35,100	$81,900	$—	$—	$—	$117,000
Robert S. Engelman, Jr. (1)	86,000	—	—	—	—	—	86,000
Charles J. Gries	132,000	—	—	—	—	—	132,000
James N. Hallene	93,600	—	50,400	—	—	—	144,000
Thomas H. Harvey	111,500	—	—	—	—	—	111,500
Richard J. Holmstrom	30,000	—	70,000	—	—	—	100,000
Karen J. May	72,750	—	24,250	—	—	—	97,000
Ronald D. Santo	150,250	—	—	—	—	—	150,250
Renee Togher	102,000	—	—	—	—	—	102,000

(1)
Mr. Engelman, a former Chief Executive Officer of one of the Company’s predecessors, receives a fixed annual lifetime retirement benefit of $225,000 pursuant to his supplemental executive retirement plan with the Bank.  Pursuant to his employment agreement entered into in October 1998, Mr. Engelman also receives lifetime health benefits for himself and his dependents, provided that Mr. Engelman reimburses the Company for the COBRA premium, and lifetime coverage under a Medicare Supplemental Insurance Plan.  See “Certain Transactions.”

(2)
Includes amounts deferred under our stock and non-stock deferred compensation plan, as follows: Mr. Gries - $132,000 in stock deferred compensation plan; Ms. May - $72,750 in stock deferred compensation plan; Mr. Santo - $125,000 in a non-stock deferred compensation plan; and Ms. Togher - $102,000 in stock deferred compensation plan.  Included in the fees paid to Mr. Santo is $25,250 for his service as chairman of the Bank.

(3)
The amount in this column is calculated using the grant date fair value of the awards under ASC Topic 718, based on the number of restricted shares awarded and the fair market value of the Company’s common stock on the dates the awards were made.  The awards reflected in the table represent grants of restricted stock in 2013 for director fees in lieu of cash to Mr. Bolger for 1,252 shares.

(4)
The amounts in this column are calculated using the grant date fair value of the awards under ASC Topic 718, based on the fair value of the stock option awards as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2014.  The option grants reflected in the table include grants in 2013 for director fees in lieu of cash to Messrs. Bolger, Hallene, and Holmstrom and Ms. May for 18,438, 11,317, 15,794 and 5,466 shares, respectively, which option awards vested immediately upon grant.  As of December 31, 2013, total shares underlying stock options held by the directors were as follows: Mr. Bolger – 63,928 shares; Mr. Gries – 2,550 shares; Mr. Hallene – 35,552 shares; Mr. Holmstrom – 60,438 shares; Ms. May – 18,703 shares; and Mr. Santo – 17,473 shares.

CERTAIN TRANSACTIONS

Related Party Transactions Policy

Our Code of Ethics and Conduct, which is applicable to all of our directors, officers and employees, contains a specific policy concerning the review, approval and monitoring of transactions directly or indirectly involving “related parties” (directors, executive officers, beneficial owners of more than 5% of the outstanding shares of our Common Stock and any immediate family members of these persons) and the Company.  The policy covers any transaction or series of similar transactions where the amount involved is expected to exceed $10,000 in any calendar year, excluding transactions of the type which would not require disclosure in our proxy statement under SEC rules (without regard to the amount involved) as well as any loan to a related party made in compliance with our policy on loans to affiliates or any deposit or other customer relationship in the ordinary course of our business that is at arms-length and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Under the policy, related party transactions must be approved or ratified by the Nominating and Corporate Governance Committee of our Board of Directors.  The policy provides that the Nominating and Corporate Governance Committee should consider the following factors, among any others it deems appropriate, in making a decision whether to approve or ratify a transaction: (1) the extent of the related party’s interest in the transaction, (2) if applicable, the availability of other sources of comparable products or services, (3) whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the fairness and expected benefits of the transaction to the Company, (5) the aggregate value of the transaction and (6) in the case of a transaction involving a director of the Company, whether the transaction would impair the independence of the director.

A copy of our Code of Conduct and Ethics is available on our website, www.mbfinancial.com, by clicking “Investor Relations,” “Corporate Governance” and then “Governance Documents.”

Transactions

Our directors and executive officers and their affiliates were customers of and have had transactions with the Bank.  Additional transactions may be expected to take place in the future.  All outstanding loans, commitments to make loans, transactions in repurchase agreements and certificates of deposit and other depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features.

Loans outstanding to our executive officers and directors, including companies in which they have management or ownership control were approximately $1.7 million at December 31, 2013.

The largest relationship to a single director or executive officer at December 31, 2013 totaled $952 thousand.  The longest maturity date on a loan to a director or executive officer was 30 years.  Interest rates on director or executive officer loans ranged from 3.25% to 15.90%.

James Field, the son of the Company’s Vice President and President of Lease Banking for the Bank, Burton J. Field, is a member of the law firm of Field & Goldberg, LLC, which the Company utilizes for certain legal services.  Fees paid by the Company to this law firm during 2013 totaled $450,577.

Company Director Robert S. Engelman, Jr., who served as Chairman of the Board of Directors of MB Financial, Inc. prior to the MB-MidCity Merger and as President and Chief Executive Officer of Avondale Financial Corp. from January 1993 until February 1999, receives a fixed annual lifetime retirement benefit of $225,000 pursuant to his supplemental executive retirement plan with the Bank.  Pursuant to his employment agreement entered into in 1998, Mr. Engelman also receives lifetime health benefits for himself and his dependents, provided that Mr. Engelman reimburses the Company for the COBRA premium.  Mr. Engelman’s son, Christopher Engelman, is a director of wealth management for the Bank and a managing director of Cedar Hill Associates, LLC, an asset management firm in which the Bank purchased an 80% interest in 2008.  Compensation (including salary and bonus) paid to Christopher Engelman for 2013 totaled $331,697.  During 2013, Christopher Engelman was also awarded 1,274 shares of restricted stock and options to purchase 1,825 shares of common stock and participated in the 401(k) profit sharing plan and deferred compensation plan for which he received contributions of $24,816.

Company Director Ronald D. Santo, who retired as Group President of MB Financial Bank in September 2008, receives lifetime coverage of continued premium payments by the Bank on long-term care insurance policies maintained for him and his spouse and coverage under a Medicare Supplemental Insurance Plan pursuant to the employment agreement he had with the Bank provided that the annual costs to the Bank are not to exceed $25,000.

PROPOSAL II.  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Act and the SEC’s implementing rules, we are including in this proxy statement and will present at the Meeting an advisory (non-binding) proposal on executive compensation, commonly known as a “say on pay” proposal. This proposal gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. The proposal will be presented at the Meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. Nor will it affect any compensation paid or awarded to any executive. The Organization and Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

As discussed in “Executive Compensation - Compensation Discussion and Analysis,” the objective of our executive compensation philosophy and programs is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value using a market competitive, pay-for-performance approach. The say-on-pay vote at our annual meeting of stockholders held in 2013, which related to our 2012 executive compensation, was approved by our stockholders by 95% of the votes cast. You are encouraged to read the “Executive Compensation - Compensation Discussion and Analysis” including the tables and narrative disclosure describing the 2012 compensation of our named executive officers.

In keeping with the preference expressed by our stockholders at our 2012 Annual Meeting, the Company is currently holding “say-on-pay” votes annually. According, we will hold our next “say-on-pay” vote at the 2015 Annual Meeting of Stockholders. Our stockholders will next have an opportunity to indicate their preference for the frequency of our say-on-pay vote at our 2018 Annual Meeting.

Our Board of Directors believes that our executive compensation in 2013 continued to achieve the objective of our executive compensation philosophy and programs, and therefore recommends that stockholders vote FOR this proposal.

PROPOSAL III.  APPROVAL OF THE MB FINANCIAL, INC. THIRD AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

Background

On July 14, 2013, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Taylor Capital Group, Inc. (“Taylor Capital”) providing for the acquisition of Taylor Capital through the merger of Taylor Capital with and into the Company. The Merger Agreement was approved by our stockholders and the stockholders of Taylor Capital at respective special meetings held February 26, 2014. The completion of the transaction remains subject to regulatory approvals and the satisfaction of customary closing conditions. It is currently anticipated that the acquisition will close prior to July 1, 2014.

Completion of the acquisition of Taylor Capital will significantly increase the size of our Company and the number of our employees. We will also issue approximately 19.7 million shares of Common Stock to the stockholders of Taylor Capital. All stock-based compensation programs at Taylor Capital will be cashed out at the time of the acquisition and, as a result, we will not be assuming any obligation to issue shares of Common Stock with respect to Taylor Capital stock options or other stock awards. The effect of the Taylor Capital acquisition on our total assets, shares of Common Stock and full-time equivalent employees is set forth in the table below.

	MB Financial	Taylor Capital	Combined
Total assets (in thousands) (1)	$9,641,427	$5,685,818	$15,327,245
Common stock outstanding (2)	54,964,236	19,689,157	74,653,393
Full-time equivalent employees (1)	1,775	1,292	3,067

(1)
Total assets and employees as of December 31, 2013 as reported in Form 10-K. The combined total assets and full-time equivalent employees do not include the impact of acquisition accounting and other merger-related adjustments.

(2)
Common shares outstanding for MB Financial represents shares outstanding as of December 31, 2013 as reported in Form 10-K, and for Taylor Capital represents the number of shares of common stock estimated to be issued by MB Financial to the Taylor Capital stockholders based on the number of Taylor Capital common and nonvoting convertible preferred shares outstanding as of December 31, 2013 as reported in Form 10-K multiplied by 0.64318, which is the exchange ratio for the stock portion of the merger consideration.

Proposed Third Amended and Restated Omnibus Incentive Plan; Purpose

We currently maintain the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan (which we refer to as the “Omnibus Incentive Plan” or “Plan”), which provides for awards to employees and directors of the Company and its subsidiaries of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash awards. We believe that the Omnibus Incentive Plan provides a valuable means for attracting, retaining and motivating key employees and directors to produce continued growth in stockholder value. Participation in the Omnibus Incentive Plan rewards these persons for superior performance by giving them an opportunity to participate in this growth. Our stockholders have previously authorized a total of 8,300,000 shares of Common Stock for awards under the Omnibus Incentive Plan. As of December 31, 2013, 3,129,471 shares were subject to outstanding awards under the Omnibus Incentive Plan and 1,615,377 shares remained available for future awards. Following our annual long-term incentive awards in February 2014, 3,451,802 shares were subject to outstanding awards and 943,653 shares remained available for future awards.

On March 31, 2014, based upon the recommendation of the Organization and Compensation Committee, our Board of Directors approved the Third Amended and Restated Omnibus Incentive Plan (we refer to the Omnibus Incentive Plan as proposed to be amended and restated as the “Amended Omnibus Incentive Plan”), subject to approval by the stockholders at the 2014 Annual Meeting. The Amended Omnibus Incentive Plan provides an increase to the total number of shares authorized for awards under the Plan and updates certain provisions of the Plan to reflect current corporate governance and other practices. The Committee and Board believe amending and restating the Omnibus Incentive Plan at this time is needed to ensure that a sufficient number of shares will be available for future awards, even if the proposed acquisition of Taylor Capital is not completed. Without the additional shares, the Committee and Board believe that in as early as 2015, we will be impaired in our ability to use stock-based long-term incentives to continue to grow and to attract, motivate and retain the most qualified officers, key employees and directors.

In determining the number of additional shares of Common Stock to be authorized under the Amended Omnibus Incentive Plan, the Committee and Board considered two alternatives, "stand-alone" and "post-acquisition."

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In the “standalone” alternative, the effects of the proposed acquisition of Taylor Capital on our size, number of outstanding shares of Common Stock or employee headcount are not taken into account. The Committee and Board assessed the standalone alternative and determined that an increase of 3,100,000 additional shares at this time would be appropriate and is likely to fund the stock-based incentive programs for three to four years.

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In the "post-acquisition" alternative, the effects of the proposed acquisition of Taylor Capital on our size, number of outstanding shares of Common Stock or employee headcount are take into account. Because completion of the acquisition of Taylor Capital is expected to occur in the second quarter of 2014, the proposed Amended Omnibus Incentive Plan provides for an increase of 5,500,000 shares to the number of shares authorized for issuance under the Plan. The Committee and Board believe 5,500,000 shares are appropriate given the impact of acquiring Taylor Capital will have on the Company's size, number of outstanding shares of Common Stock and employee headcount, and that this number of shares is likely to be sufficient to fund the stock-based incentive program of the combined companies for three to four years.

Accordingly, the Amended Omnibus Incentive Plan provides for a 3,100,000 increase in the number of shares authorized for issuance unless and until the Taylor Capital acquisition is completed, at which time the increase will be 5,500,000 shares.

The following description sets forth the material terms of the Omnibus Incentive Plan, as it is proposed to be amended.  It does not purport to be complete and is qualified in its entirety by reference to the full text of the proposed amended plan document, a copy of which is attached to this proxy statement as Appendix A.

Important Considerations

We have adopted and are recommending that our stockholders approve the Amended Omnibus Incentive Plan because we believe the design of the Plan and the number of shares to be authorized for issuance are consistent with the interests of stockholders and good corporate governance practices. In approving the Amended Omnibus Incentive Plan, the Committee and Board were aware of investor considerations relating to the Plan, including the following:

Burn Rate; Longevity of Authorized Shares. Burn rate, which is a measure of the rate at which companies use (or burn) shares available for grant in their equity compensation plans, is an important factor for investors concerned about stockholder dilution. The burn rate is defined in terms of the gross number of equity awards granted during a calendar year divided by the weighted average of number of shares of common stock outstanding during the year. We believe our current three-year average burn rate of 1.8% should be viewed favorably by our stockholders as it is below Institutional Shareholder Services’ (“ISS”) recommended burn rate cap for our industry of 3.13%.

We do not anticipate a significant increase in our average burn rate going forward, and estimate that the additional shares to be authorized for issuance under the Amended Omnibus Incentive Plan (5,500,000 in the post-acquisition alternative; 3,100,000 in the standalone alternative) will be sufficient for three to four years in the post-acquisition or standalone alternatives.

Plan Cost. Another metric often used by investors to assess the appropriateness of the number of shares to be authorized for issuance under an equity plan is the cost of the additional shares relative to the current outstanding shares of the Company. The additional 5,500,000 shares being requested will represent 7.37% of the approximately 74.7 million shares that will be outstanding immediately following the closing of the proposed Taylor Capital acquisition. In the standalone alternative, the 3,100,000 additional shares represent 5.64% of the approximately 55.0 million shares currently outstanding. Based upon our current practice of granting a substantial portion of the awards as full value awards (performance shares and restricted stock units), the number of the additional shares which will actually be issued will be substantially less because each share issued under full value awards counts on a 2-for-1 basis against the number of shares authorized for issuance according to the plan. We believe these facts should be viewed favorably by investors as they demonstrate that, in either alternative, the cost of our equity plan is reasonable.

Overhang. Overhang is another measure that is sometimes used to assess the dilutive impact of equity programs such as the Omnibus Incentive Plan. Overhang indicates the amount by which existing stockholder ownership would be diluted if the shares authorized for issuance under the Plan, coupled with the shares subject to outstanding awards were issued. As of December 31, 2013, the overhang represented by the number of outstanding awards plus shares available for issuance stood at 8.63% (taking into account that each share issued under a full value award depletes the shares available for issuance on a 2-for-1 basis). The additional 5,500,000 shares to be authorized in the post-acquisition alternative will result in an overhang of 13.72% relative to the approximately 74.7 million shares that will be outstanding immediately following the closing of the acquisition. The 3,100,000 million additional shares in the standalone alternative will increase the overhang to approximately 14.27% of the approximately 55.0 million shares currently outstanding. We believe these levels of overhang should not be viewed as excessive by investors.

Corporate Governance Practices

The Amended Omnibus Incentive Plan incorporates the following provisions that enable us to maintain sound corporate governance practices in granting equity-based awards to officer, key employees and directors that we believe are consistent with the interests of stockholders, including:

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Limit on Shares Authorized: The Amended Omnibus Incentive Plan would increase by 5,500,000 the number of shares which may be issued under the Plan only if we complete the Taylor Capital acquisition. Unless and until the acquisition is completed, the additional shares are 3,100,000.  In either alternative, we believe these shares will be sufficient to make awards for three to four years beginning in 2015.

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Limit on Shares Issued for Full Value Awards: The Amended Omnibus Incentive Plan continues to limit the number of shares which may be issued under full value awards (awards other than stock appreciation rights and stock options). Under the Plan, utilizing shares for full value awards has the effect of reducing the aggregate shares available for issuance on a 2-to-1 basis. Based on our current grant practices under which a substantial majority of awards are full value awards (performance shares and restricted stock units), it is expected that the actual number of shares that will be issued will be substantially less than the number of shares authorized for issuance.

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Annual Limit on Director Awards: The Amended Omnibus Incentive Plan sets a limitation on the number of shares of Common Stock that may be subject to awards made under the Plan to members of the Board of Directors who are not also employees. Not more that 30,000 shares may be issuable under awards made to a non-employee director in any one calendar year.

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No Liberal Share Recycling Provisions: The Amended Omnibus Incentive Plan continues to provide that the following shares may not be added back (recycled) to the aggregate Omnibus Incentive Plan limit: (1) shares tendered in payment of the option exercise price; (2) shares withheld by the Company to satisfy tax withholding obligations; and (3) shares that are repurchased by the Company with proceeds from option exercises. The Omnibus Incentive Plan expressly provides that the gross number of stock appreciation rights exercised or settled, and not just the net shares issued upon exercise or settlement, count against the aggregate limit on the number of shares which may be issued under the Omnibus Incentive Plan.

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Minimum Vesting and Restricted Period. Not more than 10% of the shares authorized for issuance under the Plan may be issued under full value awards with time-vested award schedules that fully vest in less than three years from the grant date.

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No Discount Stock Appreciation Rights or Stock Options: The Amended Omnibus Incentive Plan continues to prohibit the grant of stock appreciation rights or stock options with an exercise or grant price less than the fair market value of the Company common stock on the date of grant. Fair market value is the closing price of the Company common stock on the date of grant.

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No Repricing of Stock Options or Stock Appreciation Rights: The Amended Omnibus Incentive Plan continues to prohibit the repricing of stock options and stock appreciation rights without stockholder approval. In addition, the Amended Omnibus Incentive Plan prohibits the exchange of an underwater stock options or stock appreciation rights for cash or a different award without stockholder approval.

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“Double-Trigger” Vesting on Change in Control: A change in control does not, by itself, trigger full vesting of awards under the Amended Omnibus Plan. The continuing awards or replacement awards will continue under their pre-change in control vesting and other terms, except that full vesting will occur in the event the participant’s employment is involuntarily terminated (the occurrence of the “double trigger”).

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Protective Provisions: The Amended Omnibus Incentive Plan continues to authorize the Committee (as defined below under “-Administration of the Omnibus Incentive Plan”) to include clawback, holding period or other protective provisions in the terms of any award. Clawback provisions enable the Company to recover amounts which were paid or earned based upon financial statements or other metrics which subsequently prove to be erroneous. Holding period requirements mandate that participants retain earned shares in order to further link their interests to the long-term interests of the stockholders. Other protective provisions, such as conditioning an award upon the participant’s consent to restrictive covenants, are additional ways through which participants’ interests and those of the Company can be aligned.

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No Dividend Equivalents Paid on Unvested Performance Awards or on Options and SARs. The Amended Omnibus Incentive Plan continues to prohibit payment of dividends or dividend equivalents on performance share awards until those awards are earned and vested. The Amended Omnibus Incentive Plan also continues the prohibition on the granting of dividends or dividend equivalents on Options and SARs.

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Material Amendments to the Plan Require Stockholder Approval: The Amended Omnibus Incentive Plan continues to provide that a material amendment to the Plan will not be effective unless approved by the Company’s stockholders.

•	Independent Committee Administration: The Amended Omnibus Incentive Plan continues to be administered by a committee of the Company’s board of directors comprised entirely of independent directors.

Awards, Shares Authorized and Limitations

The Omnibus Incentive Plan provides for the grant to employees and directors of the Company and its subsidiaries (whom we refer to collectively as “participants”) of the following types of awards:

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options to purchase shares of Common Stock, which may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (which we refer to as “incentive stock options”) or non-statutory options which do not satisfy the provisions of Section 422 of the Internal Revenue Code (which we refer to as “non-qualified stock options”) (incentive stock options and non-qualified stock options are together referred to as “stock options” or “options”);

•	stock appreciation rights;

•	restricted stock and restricted stock units;

•	performance shares and performance units;

•	other stock-based awards; and

•	cash awards, which may include awards under our annual variable incentive (annual bonus) program.

Subject to adjustment as described under “-Changes in Capitalization,” the total number of shares available for awards under the Amended Omnibus Incentive Plan will be 13,800,000, assuming the Taylor Capital acquisition is completed, or 11,400,000 prior to completion of the acquisition. The 13,800,000 shares would be an increase of 5,500,000 shares and the 11,400,000 shares an increase of 3,100,000 shares. After taking into account previously-issued shares, as of December 31, 2013, there were 3,129,471 shares subject to outstanding awards and 1,615,377 shares eligible for issuance but not subject to awards. Following our annual long-term incentive awards in February 2014, 3,451,802 shares were subject to outstanding awards and 943,653 shares remained available for future awards.  Shares issued under the Amended Omnibus Incentive Plan may be either authorized but unissued shares, or shares that have been reacquired by the Company.  Shares subject to awards which terminate, expire or lapse are again available for awards under the Omnibus Incentive Plan.  Awards that are not settled in shares will not be counted against the limit described above.

The Omnibus Incentive Plan set forth annual limits with respect to awards which may be granted to a participant. A participant may receive different types of awards during a calendar year. Under the Amended Omnibus Incentive Plan, subject to adjustment as described in “Changes in Capitalization,” awards granted during a calendar year to a participant are subject to the following limitations: (1) aggregate grants of stock options or stock appreciation rights are subject to an annual limit of 400,000 shares; (2) aggregate grants of restricted stock or restricted stock units are subject to an annual limit of 200,000 shares; (3) aggregate grants of performance shares or performance units are subject to an annual limit of 200,000 shares; (4) other stock-based awards are subject to an annual limit of 200,000 shares; and (5) cash awards are subject to an annual limit of $4,000,000. In addition, the aggregate number of shares that may be credited as director compensation and/or covered by Awards to a non-employee director with respect to a calendar year is subject to an annual limit of 30,000 shares. The Amended Omnibus Incentive Plan provides that up to 5,000,000 shares may be issued under incentive stock options.

Changes in Capitalization

The Amended Omnibus Incentive Plan provides that in the event of any corporate event or transaction, including, but not limited to, a change in the shares of Common Stock or the capitalization of the Company, such as may result from a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution, other than normal cash dividends, in order to prevent dilution or enlargement of participant rights under the Plan, the number of shares of Common Stock authorized for issuance, available for issuance or covered by any outstanding award and the exercise price or other per share amounts applicable to any such award, and the various limitations described above, will be adjusted. Fractional shares will not be issued under the Plan.

Eligibility

Any officer, employee or director of the Company or any of its subsidiaries is eligible to receive an award under the Omnibus Incentive Plan. As of December 31, 2013 there were approximately 1,775 full-time equivalent employees and nine non-employee directors of the Company and its subsidiaries.

Administration of the Omnibus Incentive Plan

The Omnibus Incentive Plan is administered by a committee (which we refer to as the “Committee”) of two or more members of the Company’s board of directors, each of whom qualifies as (i) an “outside director,” as defined in Section 162(m) of the Internal Revenue Code, and (ii) a “Non-Employee Director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.  Committee members serve at the discretion of the Company's board of directors and may be removed by the board at any time. The Organization and Compensation Committee of the Company's board of directors presently serves as the Committee.

The Committee generally has full power to:

•	determine the size and types of awards;

•	determine the terms and conditions of awards in a manner consistent with the Omnibus Incentive Plan;

•	interpret the Omnibus Incentive Plan and any agreement or instrument entered into under the Omnibus Incentive Plan;

•	establish, amend or waive rules and regulations for the administration of the Omnibus Incentive Plan;

•	amend or otherwise modify the Omnibus Incentive Plan or the terms and conditions of any outstanding award under the Omnibus Incentive Plan;

•	make all other determinations which are necessary or advisable for the administration of the Omnibus Incentive Plan; and

•	delegate its authority under the Omnibus Incentive Plan to the extent permitted by law, rule or regulation.

Duration and Modification

The Amended Omnibus Incentive Plan will remain in effect until terminated in accordance with its terms; however, no award may be made under the Omnibus Incentive Plan after May 28, 2024.  The Company’s board of directors or the Committee generally may, at any time, terminate, amend or modify the Amended Omnibus Incentive Plan without approval of participants or the Company’s stockholders. Stockholder approval must be obtained if it is required by law, rule or regulation.  As a result, stockholder approval will generally be required for material amendments to the Amended Omnibus Incentive Plan, such as amendments to increase the number of shares which may be issued under awards.  Additionally, the Company’s board of directors, in its discretion, may voluntarily seek stockholder approval if it so desires.

No Repricing Without Stockholder Approval

In addition, stock options and stock appreciation rights may not be repriced, replaced or regranted through cancellation or by lowering the exercise or grant price of a previously granted stock option or stock appreciation right (other than as described under “-Changes in Capitalization”), except with the approval of the Company’s stockholders.

Stock Options

General. Stock options may be granted to employees and directors at any time and from time to time by the Committee. Except with respect to grants of stock options to directors of the Company who elect to take all or a portion of their annual retainer and fees in the form of stock options (see “-Director Compensation Elections”), the Committee has broad discretion in determining the number of shares subject to options granted to each participant. Each option grant is evidenced by an option agreement that specifies the exercise price, the duration of the option, the number of shares to which the option pertains, the vesting schedule, and such other provisions as the Committee determines. In addition, the option agreement specifies whether the option was intended to be an incentive stock option or a non-qualified stock option. The exercise price must not be less than the fair market value of a share of Common Stock on the date of grant, provided that the exercise price of an incentive stock option granted to a holder of more than ten percent of the Common Stock must not be less than 110% on the date of grant. The duration of a stock option may not exceed ten years, provided that the duration of an incentive stock option granted to a holder of more than ten percent of the Common Stock may not exceed five years.

Stock Option Exercises. A participant may pay the exercise price of his or her option in cash, by delivering shares of Common Stock that he or she already owns having a total market value equal to the total exercise price, through a broker-assisted (cashless) exercise, by net settlement, or by a combination of cash and shares.

Exercising Options After Termination of Employment or Service. The termination of a participant’s employment or service as a director affects his or her ability to exercise options granted under the Omnibus Incentive Plan.

Termination of Service or Employment-General. Unless otherwise set forth in the participant’s option agreement or as described below, if a participant's employment or service terminates, any portion of the participant’s option which has not yet vested will be forfeited, unless the Committee decides to waive this forfeiture and allow the participant to exercise that portion (in addition to the already vested portion) of the option.  Thereafter, unless otherwise provided in the participant's option agreement, the exercisable portion of the participant's option may be exercised for one year after the date of termination or until the expiration date of the option, whichever period is shorter.  Unless otherwise set forth in the participant’s option agreement, should the participant die during the shorter of these two periods, the participant’s option may be exercised by the participant’s designated beneficiary (or, if no beneficiary has been designated, by such person or persons who have acquired the participant’s rights under the option by will or the laws of descent and distribution) for one year after the participant’s death.

For most recipients of stock options granted to date under the Omnibus Incentive Plan, their option agreement provides that if their employment or service is terminated under these circumstances, the exercisable portion of their option may be exercised for only three months after the date of termination or until the expiration date of the option, whichever period is shorter.  For certain members of the Company’s senior management group, some of their option agreements also provide that if  (1) their employment is involuntarily terminated without cause, or voluntarily terminated for “good reason” (defined generally as a material reduction in their duties, responsibilities or benefits), or (2) their employment is voluntarily or involuntarily terminated prior to age 65 other than for cause or death, and their age plus years of service is equal to or greater than 90, then their option will continue to vest and remain exercisable until the later of one year after the applicable vesting date or the date of termination of employment, but in no event beyond the expiration date.

Termination Due to Death. Unless otherwise set forth in the participant’s option agreement, if a participant’s employment or service is terminated due to death, any unvested portion of the participant's option will immediately become exercisable and the option may be exercised  by the participant’s designated beneficiary (or, if no beneficiary has been designated, by such person or persons who have acquired the participant’s rights under the option by will or the laws of descent and distribution) for one year after the participant’s death.

Termination Due to Disability. Unless otherwise set forth in the participant’s option agreement, if a participant's employment or service is terminated due to permanent and total disability, any unvested portion of the participant's option will immediately become exercisable and the option may be exercised for one year after the date of termination or until the expiration date of the option, whichever period is shorter.  Unless otherwise set forth in the participant’s option agreement, should the participant die during the shorter of these two periods, the participant’s option may be exercised by the participant’s designated beneficiary (or, if no beneficiary has been designated, by such person or persons who have acquired the participant’s rights under the options by will or the laws of descent and distribution) for one year after the participant’s death.

Termination Due to Retirement. Unless otherwise set forth in the participant’s option agreement, if a participant retires as an employee or director after reaching age 65, any unvested portion of the participant's option will immediately become exercisable and the option may be exercised for one year after the date of termination or until the expiration date of the option, whichever period is shorter.  Unless otherwise set forth in the participant’s option agreement, should the participant die during the shorter of these two periods, the participant’s option may be exercised by the participant’s designated beneficiary (or, if no beneficiary has been designated, by such person or persons who have acquired the participant’s rights under the option by will or the laws of descent and distribution) for one year after the participant’s death, or if shorter, until expiration of the option.  For certain members of the Company’s senior management group, some of their existing option agreements also provide that if their employment is voluntarily or involuntarily terminated after reaching age 65 and their age plus years of service is equal to or greater than 90, then the unvested portion of the option will vest immediately and the option will remain exercisable until the later of one year after the date of termination or one year after the option would have become exercisable (had vesting not been accelerated), but in no event after the expiration date of the option.

Termination Due to Cause. If a participant's employment or service is terminated for cause, all of his or her outstanding options under the Omnibus Incentive Plan (regardless of vesting status) will immediately be forfeited.

Transferability. Except as otherwise permitted by the Internal Revenue Code or the regulations under the Internal Revenue Code, no incentive stock option may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than, upon the participant’s death, to the participant’s designated beneficiary or, if no beneficiary has been properly designated by the participant, by will or by the laws of descent and distribution. An incentive stock option may be transferred incident to a divorce (within the meaning of Section 1041 of the Internal Revenue Code) or pursuant to a qualified domestic relations order, but such a transfer will cause the incentive stock option to become non-qualified stock option as of the day of the transfer.  An incentive stock option may be transferred to a grantor trust under which the participant is considered the sole beneficial owner of the incentive stock option while it held by the trust.  No non-qualified stock option may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than (1) upon the participant’s death, to the participant’s designated beneficiary or, if no beneficiary has been properly designated by the participant, by will or by the laws of descent and distribution, (2) pursuant to a qualified domestic relations order, (3) to a grantor trust, or (4) if specified by the Committee in the participant’s option agreement, by gift to any member of the participant’s immediate family or to a trust for the benefit of the participant or one or more of the participant’s immediate family members.  For these purposes, a participant’s “immediate family” means the participant, participant’s spouse, children and grandchildren.  Unless transferred as permitted under the Omnibus Incentive Plan, a stock option may be exercised during the participant’s lifetime only by the participant.

Stock Appreciation Rights

The exercise of a stock appreciation right entitles its holder to receive in cash, shares of Common Stock or a combination of both (as determined by the Committee), an amount equal to (1) the difference between the fair market value of a share of Common Stock on the date of exercise over the grant (exercise) price, multiplied by (2) the number of shares with respect to which the stock appreciation right is exercised.

Stock appreciation rights may be granted to employees and directors at any time and from time to time as determined by the Committee. The Committee has broad discretion in establishing the terms of stock appreciation rights, including the number of shares subject to a particular award, conditions to exercising, grant price (which must be equal to at least 100% of the fair market value of a share of Common Stock on the date of grant) and duration of the award (which may not exceed ten years). A stock appreciation right may be related to a stock option or be granted independently of any option. In the case of a stock appreciation right that is related to a stock option, the exercise of one award will reduce, on a one-to-one basis, the number of shares covered by the other award.  The plan provisions on exercising stock appreciation rights after termination of employment or service and transferability of stock appreciation rights are essentially the same as those applicable to stock options.

To date, no stock appreciation rights have been granted under the Omnibus Incentive Plan.

Restricted Stock and Restricted Stock Units

General. Shares of restricted stock and restricted stock units may be granted to employees and directors at any time and from time to time by the Committee.  Each restricted stock or restricted stock unit grant is evidenced by a restricted stock or restricted stock unit agreement that specifies the period of restriction (that is, the period during which the entitlement of the participant under the award is limited in some way or subject to forfeiture) and any other vesting terms, the number of shares of restricted stock or restricted stock units granted, and such other provisions as the Committee may determine, including whether the award is subject to vesting upon the achievement of performance goals (which may, but need not, include performance goals intended to qualify the award as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (see “-Qualified Performance-Based Compensation”)).  Each restricted stock unit agreement will also specify the time at which, after vesting, the award will be settled (i.e., paid out to the participant) and the form in which settlement will be made (i.e., in shares of Common Stock, in cash or a combination of both).  In addition, the Committee may require that a participant pay a stipulated purchase price for each share of restricted stock or restricted stock unit, or impose holding requirements or sale restrictions upon vesting of restricted stock or settlement of restricted stock units in shares.

The Omnibus Incentive Plan does not prescribe a specific period over which shares of restricted stock and restricted stock units generally must vest.  During the period of restriction, a participant holding shares of restricted stock may exercise full voting rights with respect to those shares, and also is entitled to receive all dividends and distributions paid with respect to those shares while they are held.  The Committee may provide that payment of such dividends shall not be made until the underlying restricted stock vests.  If any dividends or distributions are paid in shares of Common Stock, those shares will be subject to the same restrictions as the shares of restricted stock with respect to which they were paid.  A participant has no voting or dividend rights with respect to shares underlying restricted stock units unless and until the shares are issued to the participant in settlement of the restricted stock units.  The Committee may, however, provide in the participant’s restricted stock unit agreement for the crediting of dividend equivalent units.

Termination of Service or Employment. Unless otherwise set forth in the participant’s restricted stock or restricted stock unit agreement, if a participant's employment or service is terminated due to death, permanent and total disability or retirement after reaching age 65, the period of restriction will lapse as of the date of termination.  Unless otherwise set forth in the participant’s restricted stock or restricted stock unit agreement, if a participant's employment or service is terminated for any other reason, all unvested shares awarded as restricted stock and restricted stock units will immediately be forfeited unless the termination is not for cause and the Committee, in its sole discretion, determines to provide for the lapsing of all or a portion of the unvested shares or restricted stock units.  For certain members of our senior management group, some of their restricted stock agreements provide that, in addition to the termination events described above, the period of restriction will lapse if their employment is (1) involuntarily terminated without cause, (2) voluntarily or involuntarily terminated without cause or due to death prior to age 65 and their age plus years of service is equal to or greater than 90 or (3) voluntarily terminated for “good reason” (defined generally as a material reduction in their duties, responsibilities or benefits) in connection with or following a change in control of the Company.

Transferability. Shares of restricted stock and restricted stock units generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction (and in the case of restricted stock units, until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the restricted stock or restricted stock unit agreement.

Performance Shares and Performance Units

General. Performance shares and performance units may be granted to employees and directors at any time and from time to time by the Committee, entitling the participant to future cash payments, shares of Common Stock or a combination of both, based upon the level of achievement with respect to one or more pre-established performance goals (which may, but need not, include performance goals intended to qualify the award as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (see “-Qualified Performance-Based Compensation”)) over a specified performance period.

The Committee will establish a maximum amount of a participant’s award, denominated in shares of Common Stock, in the case of performance shares, or units, in the case of performance units. Each award of performance shares or performance units will be evidenced by a performance share or performance unit agreement, which will set forth (1) the target and maximum amount payable to the participant, (2) the performance goals and level of achievement versus these goals that will determine the amount of payment, (3) the performance period as to which performance will be measured, (4) the timing of any payment earned by virtue of performance, (5) whether and the extent to which participants holding performance shares or performance units will receive dividends or dividend equivalents, (6) restrictions on the alienation or transfer of the award prior to actual payment and restrictions on the sale or transfer of shares following actual payment of an award paid in shares, (7) forfeiture provisions and (8) such other terms as may be determined by the Committee.

After the end of each performance period, the Committee will determine the extent to which performance goals have been attained, and the satisfaction of any other terms and conditions. The Committee will determine what, if any, payment is due with respect to an award and, in the case of performance units, whether the payment will be made in cash, shares of Common Stock or a combination of both. Payment will be made in a lump sum within 60 days after the Committee determines that a payment is due.  Notwithstanding satisfaction of any performance goals, the amount paid under an award of performance shares or performance units on account of either financial performance or personal performance evaluations may be reduced by the Committee in its discretion, if the terms of the award so provide.

Termination of Employment or Service. Unless provided otherwise in the participant’s agreement evidencing his or her award of performance shares or performance units, if the employment or service of a participant terminates before the end of a performance period due to death, permanent and total disability or retirement after reaching age 65, then to the extent it is determined by the Committee following the end of the performance period that the performance goals have been attained, the participant will be entitled to a pro rata payment based on the number of months’ service during the performance period but based on the achievement of performance goals during the entire performance period; payment under these circumstances will be made at the same time payments are made to participants who did not terminate service during the performance period.  Unless provided otherwise in the participant’s agreement evidencing his or her award of performance shares or performance units, if the employment or service of a participant terminates before the end of a performance period for any other reason, all outstanding performance shares or performance units awarded to the participant will be cancelled; however, if the participant’s employment or service is terminated by the Company other than for cause, the Committee in its sole discretion may waive the automatic cancellation provision and pay out on a pro rata basis as described in the immediately preceding sentence. The agreements for the performance unit awards granted to date provide for a full payment, and not a pro rata payment, of the earned performance shares determined at the end of the performance period in the event of termination of employment before the end of the performance period due to death, permanent and total disability or retirement, or due to involuntary termination (without cause) or voluntary termination for “good reason.”

Transferability. Except as otherwise provided in the participant's agreement evidencing his or her award of performance shares or performance units, performance shares and performance units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the participant’s death, to the participant’s designated beneficiary or, if no beneficiary has been designated by the participant, by will or by the laws of descent and distribution.

Other Stock-Based Awards and Cash Awards

Other Stock-Based Awards. The Committee may grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or any subsidiary, affiliate or business unit of the Company, or any other factors designated by the Committee, and awards valued by reference to the book value of Common Stock or the value of securities of, or the performance of specified subsidiaries, affiliates or other business units of the Company.  This broad-based award category is referred to in the Omnibus Incentive Plan as “other stock-based awards.”  The Committee will determine the terms and conditions of other stock-based awards, including, among other things, the number of underlying shares, the purchase price, if any, vesting (which may, but need not, be subject to achievement of performance goals intended to qualify the award as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as discussed under “-Qualified Performance-Based Compensation”), if any, forfeiture and transferability.

Cash Awards. The Committee may also grant cash awards to any participant, which may include awards under our short term variable incentive (annual bonus) program.  The Committee will determine the terms and conditions of cash awards, including, without limitation, performance criteria which must be satisfied (which may, but need not, include performance goals intended to qualify the award as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as discussed under “-Qualified Performance-Based Compensation”).

Qualified Performance-Based Compensation

Section 162(m) of the Internal Revenue Code generally disallows federal income tax deductions for compensation in excess of $1 million per year paid to each of the Company’s Chief Executive Officer and its other three most highly compensated executive officers (other than the Chief Financial Officer).  Compensation that qualifies as “performance-based compensation” under Section 162(m) generally is not subject to the $1 million deduction limit.  Stock options and stock appreciation rights generally automatically qualify as “performance-based compensation,” provided that certain grant procedures are followed and that, like the Omnibus Incentive Plan, the plan places limits on the number of stock options and stock appreciation rights that can be granted to an individual during a specified time period (see annual limits on awards to individuals under “-General.”)  In addition to the limitations on awards to individuals and satisfying grant procedure requirements, one of the conditions necessary to qualify awards other than stock options and stock appreciation rights as “performance-based compensation” is that the material criteria relating to the performance goals under which the award is made must be disclosed to, and approved by, stockholders before the incentive compensation is paid. The material criteria were most recently approved by the stockholders at the 2011 Annual Meeting.

For those awards under the Amended Omnibus Incentive Plan, other than stock options and stock appreciation rights, that are intended to meet the definition of “performance-based compensation” the Committee will subject the vesting and payment of the award to the achievement of one or more pre-established performance goals (referred to as “qualifying performance goals”) based upon one or more of the following performance criteria (referred to as “qualifying performance measures”):  earnings and earnings per share (before or after taxes); net income and net income per share (before or after taxes); pre-tax, pre-provision earnings and pre-tax, pre-provision earnings per share; core pre-tax, pre-provision earnings and core pre-tax, pre-provision earnings per share; pre-tax, pre-provision earnings or core pre-tax, pre-provision earnings to risk-weighted assets; revenues and gross profits (in total or with respect to specific categories or business units, including, without limitation, brokerage, trust and treasury management); operating or cash earnings; operating or cash earnings per share; return measures (including but not limited to total stockholder return, return on average assets, return on average stockholders’ equity and cash return on tangible equity); net interest income; net interest income on a tax equivalent basis; net interest margin; net interest margin on a tax equivalent basis; net non-interest expense to average assets; interest-sensitivity gap levels; expense targets; operating efficiency; market share; assets under management; new or net growth in merchant processing sales; growth in assets, loans (in total or with respect to specific categories of loans) and/or deposits (in total or with respect to specific categories of deposit accounts, and with respect to number of account relationships or account balance amounts); growth in target market relationships; investments; value of assets; asset quality levels; charge-offs; loan-loss reserves; non-performing assets; share price; regulatory compliance; satisfactory internal or external audits; book value and book value per share; tangible stockholders’ equity and tangible book value per share; tangible common equity and tangible common equity per share; tangible common equity to tangible assets; tangible common equity to risk-weighted assets; improvement of financial ratings; and achievement of balance sheet or income statement objectives, or other financial accounting or quantitative objectives established by the Committee.

Any qualifying performance measure(s) may be used to measure the performance of the Company as a whole or any subsidiary or business unit of the Company or any combination of both. Performance may be measured in absolute terms and/or relative to the performance of a group of other companies or a published or special index that the Committee, in its sole discretion, deems appropriate. In the agreement evidencing the award, the Committee may provide for accelerated vesting of any award based on the achievement of qualifying performance goal(s).

The Committee may provide in the agreement evidencing an award that any evaluation of attainment of a qualifying performance goal may include or exclude the effects of any of the following events that occurs during the relevant period: (i) extraordinary, unusual and/or non-recurring items of gain or loss; (ii) asset write-downs; (iii) litigation or claim judgments or settlements; (iv) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (v) any reorganization and restructuring programs; and (vi) acquisitions or divestitures.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing qualifying performance measures without obtaining stockholder approval, the Committee has sole discretion under the Amended Omnibus Incentive Plan to make such changes without obtaining stockholder approval. The Committee is not required to grant awards that will qualify as performance-based awards and, there is no guarantee that if an award is granted with the intention that it qualify as performance-based compensation that it will in fact be so qualified. The Committee has granted and will in the future grant awards under the Omnibus Incentive Plan (such as time-vested restricted stock or restricted stock units) that do not satisfy, or are not intended to satisfy, the requirements of “performance-based compensation”  under Section 162(m) of the Internal Revenue Code.

Non-Employee Director Compensation Elections

Non-employee directors of the Company may elect to take up to 100%, or such lesser percentage as may be determined by the Committee, of their annual retainer and fees for attending board and board committee meetings in the form of non-qualified stock options, shares of restricted stock and/or, if permitted by the Committee, restricted stock units, granted under the Omnibus Incentive Plan.  The exercise price of a non-qualified stock option granted to a director who makes such an election must be equal to at least 100% of the fair market value of a share of Common Stock on the date of grant, and the number of underlying shares will be equal to the amount of the board compensation as to which the election is made divided by the per share value of the option using a Black-Scholes model based on a five-year option (or using such other valuation methodology as may be selected by the Committee prior to the date of grant), rounded to the nearest whole share.  The number of shares of restricted stock or, if permitted by the Committee, shares underlying restricted stock units granted to a director who makes such an election will be equal to the amount of the board compensation as to which the election is made divided by the fair market value of a share of Common Stock on the date of grant, rounded to the nearest whole share. A non-qualified stock option granted to a director who makes such an election will have a five-year term and vest in full immediately upon grant, provided that no shares acquired upon exercise may be sold within six months following the date of grant.  Shares of restricted stock and, if permitted by the Committee, restricted stock units granted to a director who makes such an election will vest, based upon continuing service, in full on the one-year anniversary of the date of grant unless vested earlier upon termination of service as described under “-Restricted Stock and Restricted Stock Units-Termination of Service or Employment.”

Under the Amended Omnibus Incentive Plan, shares subject to awards pursuant to a director’s election and any other awards made to a director in a calendar year are limited to not more than 30,000 shares.

Change in Control

Under the Amended Omnibus Incentive Plan, and as is the case under all outstanding awards, in the event of a change in control, to the extent that outstanding awards under the Plan are assumed or replaced with a replacement award, such awards will not vest automatically (so-called “single-trigger” vesting), but instead remain outstanding and continue to be governed by their terms. However, if within two years following a change in control, a participant is involuntarily terminated other than for cause (voluntary resignation for good reason under an applicable plan or agreement), death or disability, then upon such termination the awards will become fully vested (so-called “double-trigger” vesting). If the Committee determines that existing awards are not appropriately assumed or are not appropriately replaced in connection with a change in control, and unless otherwise provided by the Committee in the agreement applicable to an award, upon a change in control, each option and stock appreciation right then outstanding shall become fully vested and exercisable, all restrictions on restricted stock will lapse and all restricted stock units will become fully-vested. The treatment of performance-based awards, other stock-based awards and cash awards will be reflected in the applicable award grant agreement.

Federal Income Tax Consequences

The following discussion is intended for the information of stockholders considering how to vote on the proposed Amended Omnibus Incentive Plan, and not as tax guidance to plan participants.  Under current U.S. federal income tax laws, awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units under the amended and restated Omnibus Incentive Plan will generally have the following federal income tax consequences:

(1) The grant of a stock option will not, by itself, result in the recognition of taxable income to the participant or entitle the Company to a deduction at the time of grant.

(2) If the participant exercises an incentive stock option, the exercise of the option will generally not, by itself, result in the recognition of taxable income by the participant or entitle the Company to a deduction at the time of exercise. However, the difference between the exercise price and the fair market value of the shares of Common Stock acquired on the date of exercise is an item of adjustment included for purposes of calculating the participant’s alternative minimum tax.

If the participant does not hold the shares of Common Stock acquired upon exercise of an incentive stock option for at least one year after the exercise of the stock option or two years after the grant of the stock option, whichever is later, the participant will recognize ordinary (compensation) income upon disposition of the shares in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the stock option. If this happens, the Company will be entitled to a corresponding deduction in the amount of ordinary income, if any, that the participant recognizes. The participant also will recognize a capital gain (loss) to the extent the sale price exceeds (is less than) the fair market value of the shares of Common Stock on the date of exercise of the stock option. The Company will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be characterized as short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option.

If the participant holds the shares of Common Stock acquired upon exercise of an incentive stock option for one year after the stock option is exercised and two years after the option is granted, the participant will recognize a capital gain (loss) upon disposition of the shares to the extent the sale price exceeds (is less than) the exercise price. This capital gain (loss) will be characterized as short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option. The Company will not be entitled to a corresponding deduction for any such capital gain.

(3) If the participant exercises a non-qualified stock option, the participant will recognize ordinary (compensation) income on the date of exercise in an amount equal to the difference between the fair market value on the date of exercise of the shares of Common Stock acquired pursuant to the exercise and the exercise price of the non-qualified stock option. The Company will be allowed a deduction in the amount of any ordinary income recognized by the participant upon exercise of the non-qualified stock option. When the participant sells the shares acquired upon exercise of a non-qualified stock option, the participant will recognize a capital gain (loss) to the extent of any appreciation (depreciation) in value of the shares from the date of exercise to the date of sale. The Company will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option.

(4) The grant of a stock appreciation right will not, by itself, result in the recognition of taxable income to the participant or entitle the Company to a deduction at the time of grant. If the participant exercises a stock appreciation right, the participant will recognize ordinary (compensation) income on the date of exercise in an amount equal to the difference between the fair market value on the date of exercise of the shares of Common Stock underlying the stock appreciation right being exercised and the grant price of the stock appreciation right. The Company will be entitled to a corresponding tax deduction.  To the extent the stock appreciation right is settled in shares of Common Stock, when the participant sells the shares, the participant will recognize a capital gain (loss) to the extent of any appreciation (depreciation) in value of the shares from the date of exercise. The Company will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be short-term if the participant does not hold the shares for more than one year after the exercise of the stock appreciation right and long-term if the participant does hold the shares for more than one year after the exercise of the stock appreciation right.

(5) The grant of restricted stock will not, by itself, result in the recognition of taxable income to the participant or entitle the Company to a deduction at the time of grant. Holders of shares of restricted stock will recognize ordinary (compensation) income on the date that the shares of restricted stock are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. A holder of restricted stock may generally elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the amount of the fair market value of the shares of restricted stock on the date of grant. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the holder, subject to the deduction limitations under Code Section 162(m). When the participant disposes of shares granted as restricted stock, the difference between the amount received by the participant upon the disposition and the fair market value of the shares on the date the participant recognized ordinary income will be treated as a capital gain or loss.  The capital gain or loss will be short-term if the participant does not hold the shares for more than one year after recognition of ordinary income and long-term if the participant does hold the shares for more than one year after the recognition of ordinary income.  The holding period begins when the restricted stock vests, unless a Section 83(b) election is made, in which case the holding period begins upon the restricted stock grant date.  The Company will not be entitled to a corresponding deduction for any such capital gain. Holders of restricted stock will also recognize ordinary income equal to any dividend when such payments are received, even if the restricted stock remains subject to a substantial risk of forfeiture.

(6)  The grant of restricted stock units will not, by itself, result in the recognition of taxable income to the participant or entitle the Company to a deduction at the time of grant.  Upon settlement of the restricted stock units, the participant will generally recognize ordinary (compensation) income in the amount of the fair market value of the shares of Common Stock and/or the amount of cash paid to the participant. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the holder, subject to the deduction limitations under Code Section 162(m).  When the participant disposes of any shares of Common Stock paid upon settlement of the restricted stock units, the difference between the amount received by the participant upon the disposition and the fair market value of the shares on the date the participant recognized ordinary income with respect to the shares will be treated as a capital gain or loss.  The capital gain or loss will be short-term if the participant does not hold the shares for more than one year after recognition of ordinary income and long-term if the participant does hold the shares for more than one year after the recognition of ordinary income.  The Company will not be entitled to a corresponding deduction for any such capital gain.

(7) The grant of performance shares or performance units will not, by itself, result in the recognition of taxable income to the participant or entitle the Company to a deduction at the time of grant.  The participant will recognize ordinary (compensation) income, and the Company will be entitled to a corresponding deduction, at the time shares of Common Stock are delivered in payment of performance shares or shares of Common Stock and/or cash are delivered in payment of performance units.  The amount of such ordinary income will be the amount of the fair market value of the shares of Common Stock and/or the amount of cash delivered to the participant. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the holder, subject to the deduction limitations under Code Section 162(m).  When the participant disposes of any shares of Common Stock, the difference between the amount received by the participant upon the disposition and the fair market value of the shares on the date the participant recognizes ordinary income will be treated as a capital gain or loss.  The capital gain or loss will be short-term if the participant does not hold the shares for more than one year after recognition of ordinary income and long-term if the participant does hold the shares for more than one year after the recognition of ordinary income.  The Company will not be entitled to a corresponding deduction for any such capital gain.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2013 with respect to compensation plans under which shares of our Common Stock may be issued:

Equity Compensation Plan Information

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column) (2)
Equity compensation plans approved by stockholders	2,615,989	$27.57	1,615,377
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	2,615,989	$27.57	1,615,377

(1)
Includes 2,428,799 shares underlying stock options, 122,085 shares underlying market-based restricted stock units and 43,340 shares underlying restricted stock units. Recipients of market-based restricted stock units will earn shares, totaling between 0% and 175% of the number of units issued, based on the Company's total stockholder return relative to a specified peer group of financial institutions over a three year period. The market-based restricted stock units are included in the preceding table as if the recipients earned shares equal to 100% of the units issued. Additionally, there were 14,953 shares underlying stock options and 6,812 shares underlying director stock units that we assumed in our 2006 acquisition of First Oak Brook Bancshares, Inc. The market-based restricted stock units, restricted stock units and director stock units do not have an exercise price and are not taken into account in the determination of the weighted average exercise price.

(2)
Represents shares remaining available for future awards under the Omnibus Incentive Plan. Awards in the form of restricted stock, restricted stock units, performance shares, performance units and other stock-based awards generally will reduce the shares available under the Omnibus Incentive Plan on a 2-for-1 basis.

N/A - not applicable

Not included in the table are shares of the Company's Common Stock that may be acquired by directors and officers who participate in the MB Financial, Inc. Stock Deferred Compensation Plan.  This plan, along with the MB Financial, Inc. Non-Stock Deferred Compensation Plan, allows directors and eligible officers to defer a portion of their cash compensation.  Neither plan has been approved by the Company’s stockholders.  All distributions under the stock plan are made in shares of the Company's Common Stock purchased by the plan trustee on the open market, except for fractional shares, which are paid in cash.

New Plan Benefits; Outstanding Awards

Awards under the Omnibus Incentive Plan are made at the discretion of the Committee. The Committee has not made any decisions on the amount or type of awards that are to be made to the participants under the Omnibus Incentive Plan, as it has been proposed to be amended, other than awards to Mark A. Hoppe, President and Chief Executive Officer of Taylor Capital, pursuant to his employment agreement with the Company and MB Financial Bank to become effective upon completion of our pending acquisition of Taylor Capital. The employment agreement with Mr. Hoppe provides for, among other things, (i) beginning in 2015, an annual target grant date value for stock based awards under the Omnibus Incentive Plan of 125% of the previous year’s base salary and (ii) an initial restricted stock grant under the Omnibus Incentive Plan on the effective date of the transaction with a value on the effective date of $1,250,000 and vesting in 25% installments on the first four anniversaries of the effective date, representing consideration for foregoing certain rights under his existing employment agreement with Taylor Capital.

The following table sets forth certain information as of March 24, 2014 with respect to outstanding options granted under the Omnibus Incentive Plan.

Name and Position	No. of Shares Underlying Options Under the Omnibus Incentive Plan(1)
Mitchell Feiger	393,572
President and Chief Executive Officer of the Company
and President and Chief Executive Officer of the Bank

Jill E. York	146,262
Vice President and Chief Financial Officer
of the Company and Executive Vice President
and Chief Financial Officer of the Bank

Mark A. Heckler	54,854
Executive Vice President, Wealth Management
and Commercial Services of the Bank

Rosemarie Bouman	55,778
Vice President of the Company and
Executive Vice President, Administration of the Bank

Brian J. Wildman	54,770
Executive Vice President, Risk Management of the Bank

All current executive officers as a group (9 persons)	866,381

All current directors who are not executive officers
as a group (9 persons)	167,050

All employees, including current officers
who are not executive officers, as a group	2,546,431

(1)	Includes options granted under the Omnibus Incentive Plan. Excludes 2,550 options granted under a plan of an acquired business held by a current director.

Vote Requirement; Board Recommendation

The affirmative vote of the holders of a majority of the votes cast on the plan amendment proposal is required to approve the plan amendment proposal.

Our board of directors unanimously recommends that you vote FOR the plan amendment proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our by-laws or otherwise, our Board of Directors has submitted this appointment to our stockholders for their ratification at each of our annual meetings of stockholders since 2008. Our Board is not submitting this matter to a vote of stockholders at the Meeting, however, because the Compliance and Audit Committee of the Board has not yet selected our independent registered public accounting firm for the year ending December 31, 2014.

McGladrey LLP served as our independent registered public accounting firm for the year ended December 31, 2013.  Representatives of McGladrey LLP have been invited to be present at the Meeting, and we expect that they will attend.  If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Set forth below is information regarding fees for the various services provided to the Company by McGladrey LLP during 2013 and 2012.

Audit Fees

2013.  McGladrey LLP billed us $663,420 for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, and for reviews of certain Forms 8-K and Form S-4.

2012.  McGladrey LLP billed us $574,385 for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, and for reviews of certain Forms 8-K.

Audit-Related Fees

2013.  McGladrey LLP billed us $36,400 for professional services rendered by it for the December 31, 2012 audit of our 401(k) profit sharing plan.

2012.  McGladrey LLP billed us $35,150 for professional services rendered by it for the December 31, 2011 audit of our 401(k) profit sharing plan.

Tax Fees

2013 and 2012.  McGladrey LLP did not perform any professional services for us that would be considered in the tax fee category during the fiscal year ended December 31, 2013 or 2012.

All Other Fees

2013 and 2012.  McGladrey LLP did not perform any professional services for us that would be considered in the all other fee category during the fiscal year ended December 31, 2013 or 2012.

Pre-Approval Policy

The Compliance and Audit Committee has a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives detailed guidance regarding the specific services that are eligible for general pre-approval and provides the specific cost limits for each such service.  The policy also provides that specific pre-approval of services to be provided by the independent registered public accounting firm will be required if such services have not been generally pre-approved by the Compliance and Audit Committee or if such services materially exceed specific pre-approved cost limits.  Under the policy, the term of any general pre-approval of services is 12 months from the date of general pre-approval, unless the Compliance and Audit Committee specifically provides for a different period.

In addition, the policy provides that the Compliance and Audit Committee may delegate pre-approval authority to one or more of its members.  Any member or members of the Compliance and Audit Committee to whom such authority is delegated must report any pre-approval decisions to the Compliance and Audit Committee at its next scheduled meeting.  The policy prohibits the Compliance and Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent registered public accounting firm to the Company’s management.

None of the services provided by the independent registered public accounting firm described above in the fiscal years ended December 31, 2012 and 2013 were approved by the Compliance and Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.

REPORT OF THE COMPLIANCE AND AUDIT COMMITTEE

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the financial statements’ conformity with accounting principles generally accepted in the United States of America, and annually attesting to management’s assessment of the effectiveness of the Company’s internal control over financial reporting.  It is the Compliance and Audit Committee's responsibility to monitor and oversee these processes and procedures.

The Compliance and Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2013, with management and with McGladrey LLP, the Company’s independent registered public accounting firm for 2013.  The Compliance and Audit Committee also has discussed with McGladrey LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect.  Finally, the Compliance and Audit Committee has received the written disclosures and the letter from McGladrey LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey LLP’s communications with the Compliance and Audit Committee concerning independence as currently in effect, and discussed with McGladrey LLP their independence.  Based upon the review and discussions described in this report, the Compliance and Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Submitted by the Compliance and Audit Committee of the Company’s Board of Directors:

Charles J. Gries, Chairman
David P. Bolger
Richard J. Holmstrom
Renee Togher

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of our Common Stock to file reports of ownership and changes of beneficial ownership with the Securities and Exchange Commission and to furnish us with copies of the reports they file.  Based solely on a review of the reports we received, or written representations from certain reporting persons, we believe that with respect to 2013 all reports were timely filed, except for the inadvertent failure by Director Robert S. Engleman, Jr. to timely file a single Form 4 to report three transactions.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for the next annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Company’s Corporate Secretary at MB Financial Center, 6111 North River Road, Rosemont, Illinois  60018 by December 12, 2014.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in the Company's proxy materials), our charter and by-laws and Maryland law.

Our by-laws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in our proxy materials.  In order to be considered for presentation at the next annual meeting, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of our by-laws must be received by the Company's Secretary not earlier than the close of business on January 28, 2015 and not later than the close of business on February 27, 2015.  If, however, the date of the next annual meeting is before May 8, 2015 or after July 27, 2015, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by the Company.

FORM 10-K

This Proxy Statement is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (excluding exhibits).  To request a copy of the 10-K with exhibits, or to obtain a copy of our 2013 Summary Annual Report, call or write to: Doria L. Koros, Secretary, MB Financial, Inc., 6111 N. River Road, Rosemont, Illinois 60018; tel. (847) 653-1992.  Alternatively, copies of these documents may be obtained from our website, www.mbfinancial.com, by clicking “Investor Relations.”

OTHER MATTERS

The cost of solicitation of proxies will be borne by the Company.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone, facsimile, letter or electronically without additional compensation.

By Order of the Board of Directors
 Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
April 11, 2014

APPENDIX A

MB FINANCIAL, INC.
THIRD AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

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MB FINANCIAL, INC.
THIRD AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN
ARTICLE 1

ESTABLISHMENT, PURPOSE AND DURATION

1.1    Establishment of the Plan. The Company hereby establishes an incentive compensation plan to be known as the “MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan” (the “Plan”), as set forth in this document. The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Stock-Based Awards and Cash Awards.
The Plan was originally adopted effective as of January 1, 1997 and was most recently amended and restated effective June 13, 2011. This third amendment and restatement of the Plan has been approved by the Board, but it will only become effective (the “Effective Date”) when it is approved by the Company’s stockholders at the annual meeting of the Company’s stockholders on May 28, 2014 or any adjournment or postponement thereof (the “2014 Annual Meeting”). If this third amendment and restatement is not approved by the Company’s stockholders at the 2014 Annual Meeting, then this third amendment and restatement shall be void and the terms of the Plan prior to this third amendment and restatement shall instead govern.
Provided that this Third Amended and Restated Omnibus Incentive Plan is approved by the stockholders as provided for in this Section 1.1, this Plan shall be treated as a new plan for purposes of Section 422 of the Code (as herein defined), so that an Option granted hereunder on a date that is not more than ten years after the Effective Date, and that is intended to qualify as an Incentive Stock Option under Section 422 of the Code, complies with the requirements of Code Section 422(b)(2) and the applicable regulations thereunder.
1.2    Purpose of the Plan. The purpose of the Plan is to promote the long-term success, and enhance the long-term value, of the Company by linking the personal interests of Employees and Directors with those of Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees and Directors upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent, in a manner that does not expose the Company to imprudent risks and that is consistent with the long-term health of the Company.
1.3    Duration of the Plan. Subject to approval by the stockholders of the Company, the Plan shall be effective on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors or the Committee to terminate the Plan at any time pursuant to Article 15 herein. However, in no event may an Award be granted under the Plan on or after the tenth anniversary of the Effective Date.
ARTICLE 2

DEFINITIONS AND CONSTRUCTION

2.1    Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below:
(a)    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Stock-Based Awards or Cash Awards.
(b)    “Beneficiary” has the meaning set forth in Article 12 herein.
(c)    “Board” or “Board of Directors” means the Board of Directors of the Company.
(d)    “Board Compensation” has the meaning set forth in Section 4.3 herein.
(e)    “Cash Award” has the meaning set forth in Section 10.2 herein.
(f)    “Cause” means a Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order. For purposes of this subsection, no act, or failure to act, on Participant’s part shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the financial institutions industry. Notwithstanding the foregoing, if a Participant is a party to an employment, change in control or similar agreement with the Company or any Subsidiary and such agreement defines “Cause” (or a variation of that term) in a manner different than as set forth above, the definition in such agreement shall apply for purposes of the Plan instead of the above definition.
(g)    “Change in Control” means the first to occur of a “change in the ownership of the Company,” a “change in the effective control of the Company” or a “change in the ownership of a substantial portion of the Company’s assets,” as those phrases are determined in Section 409A.
(h)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor code thereto, and the rules and regulations thereunder.
(i)    “Committee” means the Committee, as specified in Section 3.1 herein, appointed by the Board to administer the Plan.
(j)    “Company” means MB Financial, Inc., a Maryland corporation, or any successor thereto.
(k)    “Director” means any individual who is a member of the Board of Directors or the board of directors of a Subsidiary or an advisory director of the Company or a Subsidiary who is not currently an Employee of the Company or a Subsidiary.
(l)    “Disability” means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice.
(m)    “Employee” means a full-time or part-time employee of the Company or any Subsidiary. Directors who are not otherwise employed by the Company or any Subsidiary shall not be considered Employees under the Plan.
(n)    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.
(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the rules and regulations thereunder.
(p)    “Fair Market Value” means the closing market price per share of one Share on the relevant date, as reported by the NASDAQ Stock Market or any other exchange or quotation system on which the Shares are then listed or quoted. If the Shares did not trade on the relevant date, then Fair Market Value shall be the closing market price of one Share on the most recently preceding date on which the Shares traded. If the Shares are not traded on an established exchange, Fair Market Value shall be determined by the Committee in good faith. Notwithstanding anything herein to the contrary, the determination of Fair Market Value shall comply with Section 409A.
(q)    ”Full Value Award” means any Award under the Plan pursuant to when Shares may be issued, other than an Option or Stock Appreciation Right.
(r)    “Grant Price” means the stock price above which a SAR entitles the recipient to any increase in value, as determined by the Committee.
(s)    “Incentive Stock Option” or “ISO” means an option to purchase Shares, granted under Article 6 herein, which is designated as an Incentive Stock Option and meets the requirements of Section 422 of the Code.
(t)    “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares, granted under Section 4.3 herein or Article 6 herein, which is not an Incentive Stock Option.
(u)    “Option” means an Incentive Stock Option or a Nonqualified Stock Option.
(v)    “Other Stock-Based Award” has the meaning set forth in Section 10.1 herein.

(w)    “Participant” means an Employee or Director who has outstanding an Award granted under the Plan.
(x)    “Period of Restriction” means the period during which the entitlement of a Participant under an Award of Restricted Stock or Restricted Stock Units is limited in some way or subject to forfeiture, in whole or in part, based on the passage of time, the achievement of performance goals (which may, but need not, include Qualifying Performance Goals), or upon the occurrence of other events as determined by the Committee, in its discretion.
(y)    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act.
(z)    “Performance-Based Award” means a Performance Shares Award, Performance Units Award, Other Stock-Based Award or Cash Award based on the achievement of performance goals (including, but not limited to, Qualifying Performance Goals) during a Performance Period.
(aa)    “Performance Period” means the period of time as specified by the Committee over which Performance Shares or Performance Units are to be earned.
(bb)    “Performance Shares” means an Award granted pursuant to Article 9 herein which entitles a Participant to receive Shares based on the achievement of performance goals (including, but not limited to, Qualifying Performance Goals) during a Performance Period.
(cc)    “Performance Units” means an Award granted pursuant to Article 9 herein which entitles a Participant to receive cash, Shares or a combination thereof, based on the achievement of performance goals (including, but not limited to, Qualifying Performance Goals) during a Performance Period.
(dd)    “Qualified Domestic Relations Order” means a domestic relations order that satisfies the requirements of Section 414(q) of the Code (or any successor provision) as if such section applied to the applicable Award.
(ee)    “Qualified Performance-Based Compensation” means compensation under an Award that is granted in order to provide remuneration solely on account of the attainment of one or more Qualifying Performance Goals under circumstances that satisfy Section 162(m) of the Code.
(ff)    “Qualifying Performance Goal” means a performance criterion selected by the Committee for a given Award based on one or more Qualifying Performance Measures.
(gg)    “Qualifying Performance Measures” means measures as described in Article 11 herein on which Qualifying Performance Goals may be based.
(hh)    “Related” means (i) in the case of a SAR or other right, a SAR or other right which is granted in connection with, and to the extent exercisable, in whole or in part, in lieu of, an Option or another right and (ii) in the case of an Option, an Option with respect to which and to the extent a SAR or other right is exercisable, in whole or in part, in lieu thereof.
(ii)    “Restricted Stock” means an Award of Shares subject to a Period of Restriction granted pursuant to Section 4.3 herein or Article 8 herein.
(jj)    “Restricted Stock Units” means an Award denominated in units subject to a Period of Restriction granted pursuant to Section 4.3 herein or Article 8 herein.
(kk)    “Retirement” means termination of a Participant’s employment with the Company and its Subsidiaries after the Participant attains age 65.
(ll)    “Section 409A” means Section 409A of the Code and any regulations or guidance of general applicability thereunder.
(mm)    “Shares” means shares of the common stock of the Company.
(nn)    “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, granted pursuant to Article 7 herein.

(oo)    “Subsidiary” means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least 50% of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least 50% of the combined equity thereof.
(pp)    “Taylor Capital Merger” means the merger of Taylor Capital Group, Inc. with and into the Company pursuant to the Agreement and Plan of Merger, dated as of July 14, 2013, by and between Taylor Capital Group, Inc. and the Company.
2.2    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
2.3    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
ARTICLE 3

ADMINISTRATION

3.1    The Committee. The Plan shall be administered by a Committee, consisting of two or more members of the Board of Directors, each of whom (i) shall be an “outside director,” as defined under Section 162(m) of the Code and (ii) shall be a “Non-Employee Director,” as defined in Rule 16b-3 under the Exchange Act. The members of the Committee shall be appointed by the Board of Directors.
3.2    Authority of the Committee. The Committee shall have full power except as limited by law or by the charter or by-laws of the Company or by resolutions adopted by the Board of Directors, and subject to the provisions herein, to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and to determine the terms and provisions of, and interpret, any agreement or instrument evidencing and Award or entered into under the Plan (which agreement or instrument may be in electronic format); to establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 15 herein) to amend or otherwise modify the Plan or the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan and, if the Award is subject to Section 409A, does not cause the Plan or the Award to violate Section 409A. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, rule, or regulation, the Committee may delegate its authorities as identified hereunder.
3.3    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all Persons, including the Company, its stockholders, employees, Participants, and their respective successors.
ARTICLE 4

SHARES SUBJECT TO THE PLAN; AWARDS TO DIRECTORS

4.1    Number of Shares. Subject to adjustment as provided in Section 4.5 herein:
(a)    The total number of Shares available for issuance under the Plan, taking into account Shares issued prior to the Effective Date, shall be 13,800,000 (the “Limit”). These Shares may be either authorized but unissued, or Shares that have been reacquired by the Company. Shares issued after the Effective Date under Full Value Awards will be counted against the Limit on a 2-to-1 basis, subject to adjustment as provided in Section 4.5 herein. To the extent Shares subject to a Full Value Award again become available for issuance for reasons described in Section 4.4 below, such Shares shall be available for issuance under Full Value Awards. Awards that are not settled in Shares shall not be counted against the Limit.
(b)    Shares issued in connection with Awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries shall not reduce the number of Shares available for issuance under this Plan.
(c)    Subject to adjustment as provided in Section 4.5 herein, the following limitations shall apply to Awards under the Plan:

(i)    Unless and until the Taylor Capital Merger occurs, the Limit set forth in Section 4.1(a) shall be 11,400,000 Shares.
(ii)    All of the Shares that may be issued under this Plan may be issued pursuant to SARs or Options granted hereunder, provided that the number of shares of Stock that may be issued under this Plan pursuant to Options which are Incentive Stock Options shall be limited to 5,000,000.
(iii)    Following the Effective Date, no more than 10% of shares of Stock authorized for issuance may be issued with respect to Awards granted after the Effective Date, other than SARs, Options and Performance Based Awards, which at the date of grant are scheduled to fully vest prior to three (3) years from the date of grant (although such Awards may provide scheduled vesting earlier with respect some of such shares and for acceleration of vesting as provided in the Plan).
4.2    Maximum Awards. Participants may receive one or more Awards during a calendar year. Subject to adjustment as provided in Section 4.5, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under the Plan during each calendar year:
(a)    The maximum aggregate number of Shares subject to Options and/or SARs granted in any one calendar year to any one Participant shall be 400,000 Shares.
(b)    The maximum aggregate number of Shares subject to Awards of Restricted Stock and/or Restricted Stock Units granted in any one calendar to any one Participant shall be 200,000.
(c)    The maximum aggregate number of Shares covered by Awards of Performance Shares and/or Performance Units granted in any one calendar year to any one Participant shall be 200,000.
(d)    The maximum aggregate number of Shares subject to Other Stock-Based Awards granted in any one calendar year to any one Participant shall be 200,000 Shares.
(e)    The maximum aggregate amount awarded or credited with respect to Cash Awards to any one Participant with respect to any one calendar year shall not exceed $4,000,000.
(f)    The maximum aggregate number of Shares that may be credited as Board Compensation or covered by Awards granted under Plan to any Director with respect to any one calendar year shall not exceed 30,000 Shares.
4.3    Awards to Directors. Subject to Section 4.1 and 4.2, Directors of the Company are entitled to take up to 100%, or such lesser percentage as may from time to time be determined by the Committee, of their annual retainer and fees for attendance at meetings of the Board of Directors and committees thereof (such annual retainer and fees being referred to below as “Board Compensation”) in the form of Nonqualified Stock Options, Shares of Restricted Stock and/or, if permitted by the Committee in its sole discretion, Restricted Stock Units. These Options, Shares of Restricted Stock and, if permitted by the Committee, Restricted Stock Units, will be granted at such times as shall be determined by the Committee. The election for Options, Shares of Restricted Stock and/or, if permitted by the Committee, Restricted Stock Units shall be made before the annual retainer or fees are earned in accordance with Section 409A, to the extent applicable, and the procedures therefor established by the Committee from time to time. The Exercise Price of an Option granted to a Director of the Company pursuant to this Section 4.3 shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and the number of Shares purchasable under the Option will be equal to the amount of the Board Compensation earned by the Director as to which an election for Options has been made by the Director in accordance with the procedures established by the Committee divided by the per share value of the Option using a Black-Scholes model based on a five-year option (or using such other valuation methodology as may be selected by the Committee prior to the date of grant), rounded to the nearest whole Share. The number of Shares of Restricted Stock or, if permitted by the Committee, Shares underlying Restricted Stock Units granted to a Director of the Company pursuant to this Section 4.3 will be equal to the amount of the Board Compensation earned by the Director as to which an election for Shares of Restricted Stock or Restricted Stock Units has been made by the Director in accordance with the procedures established by the Committee divided by the Fair Market Value of a Share on the date of grant, rounded to the nearest whole Share. An Option granted pursuant to this Section 4.3 will have a five-year term and vest in full immediately upon grant, provided that no Shares acquired upon exercise of the Option may be sold within six months following the date of grant. Shares of Restricted Stock and, if permitted by the Committee, Restricted Stock Units granted pursuant to this Section 4.3 will vest, based upon continuing service, in full on the one-year anniversary of the date of grant unless vested earlier pursuant to Section 8.9 or 8.10 herein.

4.4    Lapsed Awards. If any Award granted under the Plan terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available for the grant of an Award under the Plan. Shares used to pay the Exercise Price of an Option and Shares used to satisfy tax withholding obligations shall not be available for future Awards under the Plan. To the extent that Shares are delivered pursuant to the exercise of a SAR, the number of underlying Shares as to which the exercise related shall be counted against the Limit set forth in Section 4.1, as opposed to only counting the Shares issued.
4.5    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) after the Effective Date, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change-in-capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participant’s rights under the Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Exercise Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.
4.6    Dividends and Dividend Equivalents. The Committee may provide that any Award under the Plan earn dividends or dividend equivalents; provided however, that dividend equivalent rights may not be granted in connection with any Option or SAR granted hereunder. Dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account, provided that as to any dividend equivalent rights granted in connection with a Performance Based Award granted under the Plan, no payment shall be made with respect to such dividend equivalent right (or, in the case of a Restricted Stock or similar Award where the dividend must be paid as a matter of law, the dividend payment shall be subject to forfeiture or repayment, as the case may be) unless the vesting conditions of such Award are satisfied. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.
ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1    Eligibility. Persons eligible to participate in the Plan include all Employees, including Employees who are members of the Board or the board of directors of any Subsidiary, and all Directors, including Directors of the Company and its Subsidiaries.
5.2    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Employees and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award. Subject to Section 4.3 herein, no Employee or Director shall be entitled to be granted an Award under the Plan.
ARTICLE 6

STOCK OPTIONS

6.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees and Directors at any time and from time to time as shall be determined by the Committee. Subject to Sections 4.1, 4.2 and 4.3, the Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant. Options granted to Directors shall consist only of NQSOs and not ISOs.
6.2    Option Agreement. Each Option grant shall be evidenced by an Option agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, the percentage of the Option that becomes exercisable on specified dates, and such other provisions as the Committee shall determine. The Option agreement also shall specify whether the Option is intended to be an ISO or a NQSO.
6.3    Exercise Price. The Exercise Price for each grant of an Option shall be determined by the Committee, provided that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted. In the event any holder of 10% or more of the Shares receives a grant of ISOs, the Exercise Price shall be not less than 110% of the Fair Market Value of a Share on the date of grant. Notwithstanding the authority granted to the Committee pursuant to Section 3.1, and except for adjustments pursuant to Section 4.5, once an Option is granted, the Committee shall have no authority to reduce the Exercise Price, nor may any Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower Exercise Price, or exchanged for cash or another Award, without the approval of the Company’s stockholders.
6.4    Duration of Options. Each Option granted shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth anniversary of the date of its grant, and provided further that no ISO granted to a holder of 10% or more of the Shares shall be exercisable later than the fifth anniversary of the date of its grant.
6.5    Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant.
6.6    Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by payment in full of the Exercise Price.
Upon exercise of any Option, the Exercise Price shall be payable to the Company in full either (a) in cash or its equivalent, (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price, (c) by broker-assisted (cashless) exercise, (d) by withholding of Shares issuable upon exercise (net settlement) or (e) by any combination of (a) through (d).
As soon as practicable after receipt of a notification of exercise and payment in full of the Exercise Price, the Company shall deliver Share certificates, or cause Shares to be issued by book-entry procedures, in an appropriate amount based upon the number of Shares purchased under the Option(s).
6.7    Restrictions on Share Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired upon exercise for a specified period of time, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares. No restriction on Share transferability shall be imposed that causes either the Shares or the Options to which the Shares relate to violate Section 409A.
6.8    Termination of Employment or Service Due to Death, Disability or Retirement.
(a)    Termination by Death. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, in the event the employment or service of a Participant is terminated by reason of death, any outstanding Options granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all Options granted to such Participant shall remain exercisable for one year after the date of the Participant’s death by the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant’s rights under the Option by will or by the laws of descent and distribution.
(b)    Termination by Disability. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, in the event the employment or service of a Participant is terminated by reason of Disability, any outstanding Options granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all Options granted to such Participant shall remain exercisable until their respective expiration dates, or for one year after the date that the Participant’s employment or service is terminated by reason of Disability, whichever period is shorter. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant’s Options by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant’s rights under the Options by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.
(c)    Termination by Retirement. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, in the event the employment of an Employee is terminated by reason of Retirement, or the service of a Director is terminated after age 65, any outstanding Options granted to that Employee or Director that are not exercisable as of the date of termination shall immediately become exercisable, and all Options granted to such Participant shall remain exercisable until their respective expiration dates, or for one year after the date of termination, whichever period is shorter. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant’s Options by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant’s rights under the Options by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.

(d)    Exercise Limitations on ISOs. In the case of ISOs, the tax treatment prescribed under Section 422 of the Code may not be available if the Options are not exercised within the time periods provided by Section 422 for each of the various types of employment termination.
6.9    Termination of Employment for Other Reasons. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, if the employment of an Employee or the service of a Director shall terminate for any reason other than the reasons set forth in Section 6.8 herein, except for Cause, all outstanding Options that are not exercisable as of the date of termination immediately shall expire and terminate (and shall once again become available for grant under the Plan). However, the Committee, in its sole discretion, shall have the right to waive such termination and to immediately make exercisable all or any portion of such Options. Thereafter, unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, all such exercisable Options shall remain exercisable until their respective expiration dates, or for one year after the date of termination, whichever period is shorter. Unless otherwise set forth in the Option agreement provided for in Section 6.2 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant’s Options by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant’s rights under the Options by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.
If the employment or service of a Participant shall terminate for Cause, all outstanding Options immediately shall be forfeited to the Company (and shall once again become available for grant under the Plan) and no additional exercise period shall be allowed, regardless of the exercisability status of the Options.
6.10    Transferability of Options. Except as otherwise permitted by the Code or the regulations thereunder, no ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than, upon the Participant’s death, to the person designated as the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by will or by the laws of descent and distribution. An ISO may be transferred incident to a divorce (within the meaning of Code Section 1041) or pursuant to a Qualified Domestic Relations Order, but such transfer shall cause the ISO to become an NQSO as of the day of the transfer. An ISO may be transferred to a grantor trust if, under Code Section 671 and applicable state law, the Participant is considered the sole beneficial owner of the ISO while it is held by the trust. No NQSO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than (i) upon the Participant’s death, to the person designated as the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by will or by the laws of descent and distribution, (ii) pursuant to a Qualified Domestic Relations Order, (iii) to a grantor trust if, under Code Section 671 and applicable state law, the Participant is considered the sole beneficial owner of the NQSO while it is held by the trust or (iv) if specified by the Committee in the Participant’s Option agreement, by gift to any member of the Participant’s immediate family or to a trust for the benefit of the Participant or one or more of the Participant’s immediate family members. For purposes of this Section 6.10, a Participant’s “immediate family” shall mean the Participant, Participant’s spouse, children and grandchildren. Unless transferred as permitted hereby, an Option shall be exercisable during the Participant’s lifetime only by the Participant.
ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Employees and Directors at any time and from time to time as shall be determined by the Committee. A SAR may be Related to an Option or may be granted independently of any Option as the Committee shall from time to time in each case determine. In the case of a Related Option, such Related Option shall cease to be exercisable to the extent of the Shares with respect to which the Related SAR was exercised. Upon the exercise or termination of a Related Option, any Related SAR shall terminate to the extent of the Shares with respect to which the Related Option was exercised or terminated.
The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Sections 4.1 and 4.2 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. However, the Grant Price of a SAR shall be at least equal to 100% of the Fair Market Value of a Share on the date of grant of the SAR. The Grant Price of a Related SAR shall be equal to the Exercise Price of the Related Option. The terms and conditions of any SAR shall not include provisions that provide for the deferral of compensation other than the recognition of income until the exercise of the SAR (so that the SAR will not be subject to Section 409A). Once an SAR has been granted, the Grant Price with respect thereto may not be changed except for any adjustments pursuant to Section 4.5 herein.
7.2    Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon the SARs. Notwithstanding the authority granted to the Committee pursuant to Section 3.1, and except for any adjustments pursuant to Section 4.5 of the Plan, once a SAR is granted, the Committee shall have no authority to reduce the Grant Price fixed by the Committee at the date of grant pursuant to Section 7.1 above, nor may any SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower price at the date of grant, or exchanged for cash or another Award, without the approval of the Company’s stockholders.
7.3    SAR Agreement. Each SAR grant shall be evidenced by a SAR agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.
7.4    Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; however, such term shall not exceed ten years.
7.5    Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a)    The difference between the Fair Market Value of a Share on the date of exercise over the Grant Price; and
(b)    The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof.
7.6    Restrictions on Share Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an SAR under the Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired upon exercise for a specified period of time, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares. No restriction on Share transferability shall be imposed that causes either the Shares or the SAR to which the Shares relate to violate Section 409A.
7.7    Termination of Employment or Service Due to Death, Disability or Retirement.
(a)    Termination by Death. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, in the event the employment or service of a Participant is terminated by reason of death, any outstanding SARs granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all SARs granted to such Participant shall remain exercisable for one year after the date of the Participant’s death by the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant’s rights under the SARs by will or by the laws of descent and distribution.
(b)    Termination by Disability. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, in the event the employment or service of a Participant is terminated by reason of Disability, any outstanding SARs granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all SARs granted to such Participant shall remain exercisable until their respective expiration dates, or for one year after the date the Participant’s employment or service is terminated by reason of Disability, whichever period is shorter. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant’s SARs by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant’s rights under the SARs by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.
(c)    Termination by Retirement. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, in the event the employment of an Employee is terminated by reason of Retirement, or the service of a Director is terminated after age 65, any outstanding SARs granted to that Participant that are not exercisable as of the date of termination shall immediately become exercisable, and all SARs granted to such Participant shall remain exercisable until their respective expiration dates, or for one year after the date that employment or service was terminated, whichever period is shorter. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant’s SARs by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant’s rights under the SARs by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.
7.8    Termination of Employment for Other Reasons. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, if the employment of an Employee or the service of a Director shall terminate for any reason other than the reasons described in Section 7.7 herein, except for Cause, all outstanding SARs held by the Participant that are not exercisable as of the date of termination immediately shall expire and terminate (and shall once again become available for grant under the Plan). However, the Committee, in its sole discretion, shall have the right to waive such termination and to make exercisable all or any portion of such SARs. Thereafter, unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, all such exercisable SARs shall remain exercisable until their expiration dates, or for one year after the date of termination, whichever period is shorter. Unless otherwise set forth in the SAR agreement provided for in Section 7.3 herein, should the Participant die during the shorter of these two periods, exercisability of the Participant’s SARs by the Participant’s Beneficiary (or, if no Beneficiary has been properly designated by the Participant, by such other Person or Persons as shall have acquired the Participant’s rights under the SARs by will or by the laws of descent and distribution) shall be permitted for one year following the date of the Participant’s death.
If the employment or service of the Participant shall terminate for Cause, all outstanding SARs immediately shall be forfeited to the Company (and shall once again become available for grant under the Plan) and no additional exercise period shall be allowed, regardless of the exercisability status of the SARs.
7.9    Transferability of SARs. An SAR that is Related to an ISO may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than upon the Participant’s death, to the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by will or by the laws of descent and distribution. Any other SAR, whether or not related to an NQSO, may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than (i) upon the Participant’s death, to the Participant’s Beneficiary or, if no Beneficiary has been properly designated by the Participant, by will or by the laws of descent and distribution, (ii) pursuant to a Qualified Domestic Relations Order, (iii) to a grantor trust described in Section 6.10 or (iv) if specified by the Committee in the Participant’s SAR agreement, by gift to any member of the Participant’s immediate family or to a trust for the benefit of the Participant, or one or more of the Participant’s immediate family members. For purposes of this Section 7.9, a Participant’s “immediate family” shall mean the Participant, Participant’s spouse, children and grandchildren. Unless transferred as permitted hereby, an SAR shall be exercisable during the Participant’s lifetime only by the Participant.
ARTICLE 8

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1    Grant of Restricted Stock and Restricted Stock Units. Subject to the limitations set forth in Sections 4.1 and 4.2 herein, the rights of Directors under Section 4.3 herein, and the other terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Employees and Directors in such amounts as the Committee shall determine. Unless vested earlier pursuant to Section 8.9 or 8.10 herein, Shares of Restricted Stock and Restricted Stock Units shall vest (i.e., no longer be subject to a risk of forfeiture under a Period of Restriction), based upon continuing employment or service, over a minimum of three years, with the exception of: (i) Shares of Restricted Stock and Restricted Stock Units awarded based upon past or future performance (whether pursuant to Qualifying Performance Goals or otherwise), which shall vest, based also upon continuing employment or service, over a minimum of one year; (ii) Shares of Restricted Stock and Restricted Stock Units granted to Directors of the Company pursuant to Section 4.3 herein, which shall vest, based upon continuing service, in full on the one-year anniversary of the date of grant; and (iii) Shares of Restricted Stock and Restricted Stock Units granted to a person not previously an Employee or Director, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company or any Subsidiary, which may be subject to a shorter minimum vesting period.
8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and Restricted Stock Unit grant shall be evidenced by a Restricted Stock or Restricted Stock Unit agreement that shall specify the Period of Restriction and any other vesting terms, the number of Shares of Restricted Stock or Restricted Stock Units granted, and such other provisions as the Committee shall determine. Each Restricted Stock Unit agreement shall comply with Section 409A.
8.3    Nontransferability. Except as otherwise provided in this Plan or the Restricted Stock or Restricted Stock Unit agreement, Shares of Restricted Stock and Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Restricted Stock or Restricted Stock Unit agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock or Restricted Stock Unit agreement. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in the Restricted Stock or Restricted Stock Unit agreement.

8.4    Other Restrictions. In addition to the restrictions set forth in Section 8.1 herein, the Committee may impose such restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including restrictions under applicable Federal or state securities laws; and may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions. The Committee may also require that Participants pay a stipulated purchase price for each Share of Restricted Stock or Restricted Stock Unit, or impose holding requirements or sale restrictions upon vesting of Restricted Stock or settlement of Restricted Stock Units in Shares.
8.5    Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:
“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan and in a Restricted Stock agreement dated ____________. A copy of the Plan and such Restricted Stock agreement may be obtained from the Chief Financial Officer of MB Financial, Inc.”
8.6    Removal of Restrictions. Except as otherwise provided in this Section, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 8.5 herein removed from his or her Share certificate.
8.7    Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are issued to the Participant in settlement of the Restricted Stock Units.
8.8    Dividends and Other Distributions. Subject to Section 4.6 herein, during the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those Shares while they are so held. The Committee may provide that payment of such dividends shall not be made until the underlying restricted stock vests. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Participants shall have no rights to dividends or other distributions paid on the Shares underlying Restricted Stock Units other than dividends and distributions with a record date on or after the date on which the Shares are issued to the Participant. Subject to Section 4.6 herein, the Committee may provide for dividend equivalent units in the Participant’s Restricted Stock Unit agreement.
8.9    Termination of Employment or Service Due to Death, Disability or Retirement. Unless otherwise set forth in the Restricted Stock or Restricted Stock Unit agreement, in the event that a Participant’s employment or service is terminated by reason of death, Disability or Retirement, the Period of Restriction with respect to the Participant’s Shares of Restricted Stock or Restricted Stock Units shall lapse as of the date of termination.
8.10    Termination of Employment or Service for Other Reasons. Unless otherwise set forth in the Restricted Stock or Restricted Stock Unit agreement, if the employment or service of the Participant shall terminate for any reason other than those reasons described in Section 8.9 herein, including a termination for Cause, all nonvested Shares of Restricted Stock and Restricted Stock Units held by the Participant at that time immediately shall be forfeited and, in the case of Restricted Stock, the Shares shall be returned to the Company (and shall once again become available for grant under the Plan); provided, however, that with the exception of a termination of employment or service for Cause, the Committee, in its sole discretion, shall have the right to provide for lapsing of the Period of Restriction with respect to Restricted Stock or Restricted Stock Units following termination of employment or service for any reason other than those described in Section 8.9 herein, upon such terms and provisions as it deems proper.
8.11    Settlement of Restricted Stock Units. Restricted Stock Units shall be settled (paid) at such time as is specified in the Restricted Stock Unit agreement. When and if Restricted Stock Units become payable, a Participant having received the grant of such units shall be entitled to receive payment from the Company in cash, Shares or a combination thereof, as determined by the Committee at its sole discretion.

ARTICLE 9

PERFORMANCE SHARES AND PERFORMANCE UNITS

9.1    Grant of Performance Shares and Performance Units. Subject to the limitations set forth in Sections 4.1 and 4.2 herein and the other terms of the Plan, the Committee, at any time and from time to time, may grant Performance Shares, or Performance Units entitling the Participant to future cash payments or Shares or a combination thereof, based upon the level of achievement with respect to one or more pre-established performance goals (which may, but need not, include Qualifying Performance Goals) established for a Performance Period.
9.2    Amount of Award. The Committee shall establish a maximum amount of a Participant’s Award, which amount shall be denominated in Shares in the case of Performance Shares or in units in the case of Performance Units.
9.3    Award Agreement. Each Award of Performance Shares or Performance Units shall be evidenced by a Performance Share or Performance Unit agreement, which shall contain provisions regarding (i) the target and maximum amount payable to the Participant pursuant to the Award, (ii) the performance goals and level of achievement versus these goals that shall determine the amount of such payment, (iii) the Performance Period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) whether and the extent to which Participants holding Performance Shares or Performance Units will receive dividends or dividend equivalents with respect to dividends declared with respect to the Shares, which, if any, shall be subject to Section 4.6 herein, (vi) restrictions on the alienation or transfer of the Award prior to actual payment and restrictions on the sale or transfer of Shares following actual payment of an Award paid in Shares, (vii) forfeiture provisions and (viii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee.
9.4    Performance Goals. Performance goals established by the Committee shall relate to Company or Subsidiary-wide, group or individual performance, and be based upon such measures as are determined by the Committee; provided, however, that the performance measures for any portion of an Award of Performance Shares or Performance Units that is intended by the Committee to satisfy the requirements for Qualified Performance-Based Compensation shall be based on one or more Qualifying Performance Measures selected by the Committee in accordance with Article 11 herein. Multiple performance goals may be used and the components of multiple performance goals may be given the same or different weighting in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, individuals or entities.
9.5    Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Award of Performance Shares or Performance Units on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine, if so provided in the terms of the Award.
9.6    Payment of Awards. Following the conclusion of each Performance Period, the Committee shall determine the extent to which performance goals have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Period. The Committee shall determine what, if any, payment is due with respect to an Award and, in the case of Performance Units, whether such payment shall be made in cash, Shares or a combination thereof. Payment shall be made in a lump sum within 60 days after the Committee determines that a payment is due (or at such other time as provided for in the Performance Share or Performance Unit agreement that either qualifies as a short-term deferral that is exempt from Section 409A, or satisfies Section 409A).
9.7    Termination of Employment or Service Due to Death, Disability or Retirement. Unless provided otherwise in the Participant’s agreement evidencing his or her Performance Shares or Performance Units, if the employment or service of a Participant shall terminate before the end of a Performance Period by reason of death, Disability or Retirement, then to the extent it is determined by the Committee following the end of the Performance Period in accordance with Section 9.6 that the performance goals have been attained, the Participant shall be entitled to a pro rata payment based on the number of months’ service during the Performance Period but based on the achievement of performance goals during the entire Performance Period; payment under these circumstances shall be made at the time payments are made to Participants who did not terminate service during the Performance Period, subject to Section 9.6 herein.
9.8    Termination of Employment or Service for Other Reasons. Unless provided otherwise in the Participant’s agreement evidencing his or her Performance Shares or Performance Units, if the employment or service of a Participant shall terminate before the end of a Performance Period for any other reason, all outstanding Awards of Performance Shares or Performance Units to such Participant shall be cancelled; provided, however, that in the event of a termination of the employment or service of the Participant by the Company other than for Cause, the Committee in its sole discretion may waive the foregoing automatic cancellation provision and pay out on a pro rata basis as set forth in Section 9.7 herein.
9.9    Nontransferability. Except as otherwise provided in the Participant’s agreement evidencing his or her Award of Performance Shares or Performance Units, Performance Shares and Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the Participant’s death, to the Participant’s Beneficiary or, if no Beneficiary has been designated by the Participant, by will or by the laws of descent and distribution. Further, except as otherwise provided in the Participant’s agreement evidencing his or her Award of Performance Shares or Performance Units, a Participant’s rights under the Plan shall inure during his or her lifetime only to such Participant.
ARTICLE 10

OTHER STOCK-BASED AWARDS AND CASH AWARDS
10.1    Other Stock-Based Awards. The Committee may, subject to the limitations of Sections 4.1 and 4.2 herein, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or any Subsidiary, affiliate or business unit thereof, or any other factors designated by the Committee, and awards valued by reference to the book value of Shares or the value of securities of, or the performance of specified Subsidiaries, affiliates or other business units of the Company (“Other Stock-Based Awards”). Committee shall determine the terms and conditions of such Other Stock-Based Awards, including, without limitation, the number of underlying Shares, the purchase price, if any, vesting (which may, but need not, be subject to achievement of Qualifying Performance Goals), if any, forfeiture and transferability.
10.2    Cash Awards. Subject to the limitations of Section 4.2 herein, the Committee may grant cash awards (“Cash Awards”), including, but not limited to, awards under the Company’s short term variable incentive (annual bonus) program, to any Participant. The Committee shall determine the terms and conditions of such Cash Awards, including, without limitation, performance criteria which must be satisfied (which may, but need not, include Qualifying Performance Goals).
10.3    Section 409A Compliance. To the extent any Award is made pursuant to this Article 10 that constitutes “deferred compensation” under Section 409A, the terms of such Award shall be required to comply with Section 409A.
ARTICLE 11
QUALIFIED PERFORMANCE-BASED COMPENSATION
11.1    General. Notwithstanding any other terms of the Plan, the vesting, payability, and value (as determined by the Committee) of each Award other than an Option or SAR that, at the time of grant, the Committee intends to be Qualified Performance-Based Compensation shall be determined by the attainment of one or more Qualifying Performance Goals as determined by the Committee in conformity with Code Section 162(m). The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the Qualifying Performance Goal(s) applicable to such Awards within ninety (90) days after the commencement of the period to which the Qualifying Performance Goal(s) relate(s) or such earlier time as is required to comply with Code Section 162(m) and the regulations thereunder. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the Qualifying Performance Goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an Award of Qualified Performance-Based Compensation above the maximum value determined under the performance formula by the attainment of the applicable Qualifying Performance Goal(s), but the Committee may reduce the value below such maximum if the terms of the Award so provide.
11.2    Qualifying Performance Measures. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Qualifying Performance Measures set forth in this Article 11, the Qualifying Performance Goal(s) upon which the payment or vesting of an Award that is intended to qualify as Qualified Performance-Based Compensation shall be limited to the following measures (referred to as “Qualifying Performance Measures”): earnings and earnings per share (before or after taxes); net income and net income per share (before or after taxes); pre-tax, pre-provision earnings and pre-tax, pre-provision earnings per share; core pre-tax, pre-provision earnings and core pre-tax, pre-provision earnings per share; pre-tax, pre-provision earnings or core pre-tax, pre-provision earnings to risk-weighted assets; revenues and gross profits (in total or with respect to specific categories or business units, including, without limitation, brokerage, trust and treasury management); operating or cash earnings; operating or cash earnings per share; return measures (including but not limited to total stockholder return, return on average assets, return on average stockholders’ equity and cash return on tangible equity); net interest income; net interest income on a tax equivalent basis; net interest margin; net interest margin on a tax equivalent basis; net non-interest expense to average assets; interest-sensitivity gap levels; expense targets; operating efficiency; market share; assets under management; new or net growth in merchant processing sales; growth in assets, loans (in total or with respect to specific categories of loans) and/or deposits (in total or with respect to specific categories of deposit accounts, and with respect to number of account relationships or account balance amounts); growth in target market relationships; investments; value of assets; asset quality levels; charge-offs; loan-loss reserves; non-performing assets; Share price; regulatory compliance; satisfactory internal or external audits; book value and book value per share; tangible stockholders’ equity and tangible book value per share; tangible common equity and tangible common equity per share; tangible common equity to tangible assets; tangible common equity to risk-weighted assets; improvement of financial ratings; and achievement of balance sheet or income statement objectives, or other financial accounting or quantitative objectives established by the Committee.
Any Qualifying Performance Measure(s) may be used to measure the performance of the Company as a whole or any Subsidiary or business unit of the Company or any combination thereof, as the Committee may deem appropriate. Such performance may be measured in absolute terms and/or relative to the performance of a group of other companies or a published or special index that the Committee, in its sole discretion, deems appropriate. In the agreement evidencing the Award, the Committee may provide for accelerated vesting of any Award based on the achievement of Qualifying Performance Goal(s).
The Committee may provide in the agreement evidencing an Award that any evaluation of attainment of a Qualifying Performance Goal may include or exclude the effects of any of the following events that occurs during the relevant period: (i) extraordinary, unusual and/or non-recurring items of gain or loss; (ii) asset write-downs; (iii) litigation or claim judgments or settlements; (iv) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (v) any reorganization and restructuring programs; and (vi) acquisitions or divestitures.
In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Qualifying Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. For purposes of clarification, the Committee may, in its discretion, also grant performance-based Awards under the Plan that are not intended to satisfy, and do not satisfy, the requirements of Qualified Performance-Based Compensation.
ARTICLE 12
BENEFICIARY DESIGNATION
Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit or right under the Plan is to be paid or transferred in case of his or her death before he or she receives any or all of such benefits or rights (a “Beneficiary” or “Beneficiaries”). Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits or rights remaining at the Participant’s death shall be paid or transferred to the Participant’s estate.
ARTICLE 13
RIGHTS OF EMPLOYEES AND DIRECTORS
13.1    Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary. For purposes of the Plan, transfer of employment or service of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment or service.
13.2    Participation. Subject to Section 4.3 herein, no Employee or Director shall be entitled to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 14
CHANGE IN CONTROL
14.1    Effect of Change in Control of the Company. Notwithstanding any other provision of this Plan to the contrary and except as provided by the Committee in the applicable Award Agreement, the provisions of this Article 14 shall apply in the event of a Change in Control. The Board has final authority to determine the exact date on which a Change in Control has been deemed to have occurred.
14.2    Conditional Vesting. Upon a Change in Control, except to the extent that another Award meeting the requirements of Section 14.3 (a "Replacement Award") is provided to the Participant to replace an outstanding Award (the "Replaced Award"):
(a)    Each SAR and Option then outstanding shall become fully vested and exercisable;
(b)    Any remaining Period of Restriction applicable to Restricted Stock or Restricted Stock Units shall automatically terminate and the Shares of Restricted Stock shall thereby be free of restrictions and be fully transferable, and distribution of Shares with respect to Restricted Stock Units shall occur pursuant to Section 8.11 above, provided, however, that with respect to any Restricted Stock or Restricted Stock Unit Award which is also a Performance-Based Award, the effect of Change in Control on such Award shall be determined applying the principles of Section 14.2(c) below as if such Award was a Performance Share Award;
(c)    Each Performance Unit or Performance Share Award held by the Participant shall be deemed earned and shall be paid to the extent of the greater of (i) the extent, as determined by the Committee, to which the Performance Goals applicable to such Performance-Based Award have been met during the applicable Performance Period up through and including the effective date of the Change in Control or (ii) the target number of Performance Units or Performance Shares determined at the date of grant; and
(d)    The treatment of any Other Stock-Based Award or Cash Award shall be as determined by the Committee and reflected in the applicable Award Agreement.
14.3    Replacement Awards. An Award shall meet the conditions of this Section 14.3 (and hence qualify as a Replacement Award) if:
(a)    it has a value at least equal to the value of the Replaced Award;
(b)    it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and
(c)    its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 14.4).
(d)    Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 14.3 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
14.4    Separation from Service. Upon an involuntary separation from service of a Participant (other than for Cause but including voluntary resignation for good reason under an applicable plan or agreement) occurring in connection with or during the period of two (2) years after a Change in Control, all Replacement Awards held by the Participant to the extent not vested as of such separation, shall become fully vested and (if applicable) exercisable and free of restrictions.
ARTICLE 15
AMENDMENT, MODIFICATION AND TERMINATION
15.1    Amendment, Modification and Termination. The Board or the Committee may, at any time and from time to time, terminate, amend, or modify the Plan without the consent of stockholders or Participants, except that any such action will be subject to the approval of the Company’s stockholders if, when and to the extent such stockholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or if the Board, in its discretion, determines to seek such stockholder approval. In addition, Options and SARs issued under the Plan may not be repriced, replaced or regranted through cancellation, exchanged for cash or other Awards or by lowering the Exercise or Grant Price of a previously granted Option or SAR (other than as described in Section 4.5 herein) except with the approval of the Company’s stockholders and in compliance with Section 409A. Neither the Board nor the Committee may materially waive any conditions of, or rights of the Company under, or modify or amend the terms of any outstanding Award, nor may the Board or Committee amend, alter, suspend, discontinue or terminate any outstanding Award without the consent of the Participant or holder thereof, except as otherwise herein provided, including, without limitation as provided in Section 15.2 herein. No Award granted on or before December 31, 2004 that was not as of December 31, 2004 subject to Section 409A may be amended, modified, extended or renewed after December 31, 2004 in a manner that would subject the Award to Section 409A, unless such Award is intended to be subject to Section 409A and such amendment, modification, extension or renewal is made in accordance with Section 409A.
15.2    Awards Previously Granted. No termination, amendment, or modification of the Plan shall in any manner adversely affect any Award previously granted under the Plan, without the written consent of the Participant; provided, however, that the Participant shall be required to consent to any amendment or modification required by law or for the Plan to comply with Section 409A.
ARTICLE 16
WITHHOLDING
The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan. The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold Shares or the Participant making other arrangements acceptable to the Committee.
ARTICLE 17
INDEMNIFICATION
Each Person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s charter or by-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
ARTICLE 18
SUCCESSORS
All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company.
ARTICLE 19
REQUIREMENTS OF LAW
19.1    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.2    Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.
19.3    Regulatory Requirements. Anything in this Plan or an Award to the contrary notwithstanding, it is intended that, to the extent required, that this Plan and Awards granted hereunder comply with the requirements of similar legislative or regulatory limitations or requirements which may become applicable to the Company and the Awards made hereunder, including to the extent applicable, the TARP Capital Purchase Program (and applicable regulations issued thereunder) (collectively, the “Regulatory Requirements”), including, but not limited to, provisions limiting payment of certain bonus, incentive or retention compensation or “golden parachute payments” to certain officers or highly compensated employees, requiring that the Company may recover (claw-back) bonus and incentive compensation in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of Company, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to the Company and a Participant. The application of this Section 19.3 is intended to, and shall be interpreted, administered and construed to, cause the Plan and Awards to comply with the Regulatory Requirements and, to the maximum extent consistent with this Section 19.3 and the Regulatory Requirements, to permit the operation of the Plan and each Award in accordance with the terms and provision thereof before giving effect to the provisions of this Section 19.3 or the Regulatory Requirements.
ARTICLE 20
ADDITIONAL PROVISIONS
20.1    Election to Defer. To the extent provided by the Committee under this Plan or an applicable deferral plan established by the Company or a Subsidiary, the receipt of payment of cash or delivery of Shares that would otherwise be due to a Participant pursuant to an Award hereunder, other than Options and SARs, may be deferred at the election of the Participant. Any such deferral elections and the payment of any amounts so deferred shall be made in accordance with such rules and procedures as the Committee may establish under this Plan or the applicable deferral plan, which rules and procedures shall comply with Section 409A of the Code.
20.2    Other Restrictions, Limitations and Clawback; Compliance with Law, Rules and Regulations. The Committee may provide that a Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment, to delayed or deferred payment or to holding period requirements upon the occurrence of certain specified events or circumstances in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (a) termination of employment for Cause, (b) fraudulent or illegal actions or other misconduct, (c) violation of any Company and/or Subsidiary code of ethics, conflict of interest, insider trading or similar policy or code of conduct applicable to the Participant, (d) failure to enter into, or the breach of, any noncompetition, nonsolicitation, confidentiality, or other restrictive covenant that may apply to the Participant, (e) other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries or (f) requirements of applicable laws, rules or regulations, including the Regulatory Requirements (as described in Section 19.3). If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted), or in other circumstances subjecting Participants to the obligation to repay, and for the Company to recoup (clawback) incentive or other compensation, the Participant shall reimburse the Company with respect to payments received upon exercise or in settlement of an Award earned or accrued, and/or outstanding Awards shall be reduced, surrendered or cancelled, in such amount and with respect to such time period as the Committee shall determine to be required by applicable law, rule or regulation.
20.3    Compliance with Section 409A. This Plan is intended to comply and shall be administered in a manner that is intended to comply Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. In the case of amounts not intended to be deferrals of compensation subject to Section 409A, such as, but not limited to, annual incentive Awards, payment or settlement of amounts under such Awards shall occur not later than March 15 of the year following the year in which the Participant has a legally-binding right to payment or settlement. In the case of amounts intended to be deferrals of compensation subject to Section 409A the initial deferral election shall be made and become irrevocable no later than December 31 of the year immediately preceding the year in which the Participant first performs services related to such compensation, provided that the timing of such initial deferral election may be later as provided in Section 409A with respect to initial participation in the Plan and for “performance-based compensation” as defined under Section 409A. If an amount payable under an Award as a result of the separation from service (other than due to death) occurring while the Participant is a “specified employee” constitutes a deferral of compensation subject to Section 409A, then payment of such amount shall not occur until six (6) months and a day after the date of Participant’s “separation from service” except as permitted under Section 409A.

MB FINANCIAL, INC. 6111 N. RIVER ROAD ROSEMONT, IL 60018
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M72521-P49765	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MB FINANCIAL, INC.
The Board of Directors recommends you vote FOR the following:					The Board of Directors recommends you vote FOR proposals 2 and 3.
		For	Against	Abstain			For	Against	Abstain
1	Election of Directors
	1a. David P. Bolger	☐	☐	☐	2	Advisory (non-binding) vote on executive compensation.	☐	☐	☐
	1b. Mitchell Feiger	☐	☐	☐
	1c. Charles J. Gries	☐	☐	☐	3	Approval of the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan.	☐	☐	☐
	1d. James N. Hallene	☐	☐	☐
	1e. Thomas H. Harvey	☐	☐	☐
	1f. Richard J. Holmstrom	☐	☐	☐
	1g. Karen J. May	☐	☐	☐
	1h. Ronald D. Santo	☐	☐	☐
NOTE:  The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Meeting, a Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  In their discretion, the proxies are authorized to vote on any other business that may come before the Meeting or any adjournment or postponement thereof.

	1i. Renee Togher	☐	☐	☐

	For addresses changes/comments, mark here.			☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [ PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M72522-P49765

MB FINANCIAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - MAY 28, 2014

The undersigned hereby appoints Mitchell Feiger, Charles J. Gries and James N. Hallene, and each of them, with full power of substitution, acting by a majority of those present and voting, or if only one is present and voting then that one, to act as attorneys and proxies for the undersigned to vote all shares of common stock of MB Financial, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the "Meeting"), to be held on Wednesday, May 28, 2014, at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois, at 8:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if present.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AND FOR THE APPROVAL OF THE MB FINANCIAL, INC. THIRD AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  YOU MAY INSTEAD VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side